As filed with the Securities and Exchange Commission on September 19, 2007

File No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Colombia Goldfields Ltd.
(Exact name of Registrant as specified in its charter)

Delaware	1400	76-0730088
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

#208-8 King Street East, Toronto, Ontario, Canada	M5C 1B5
(Name and address of principal executive offices)	(Zip Code)

Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (800) 927-9800
(Name, address and telephone number of agent for service)

Registrant's telephone number, including area code: (416) 203-3856

Approximate date of commencement of proposed sale to the public:	From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock	13,233,480 shares	$1.37	$18,129,867.60	$556.59

(1)
Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low price quoted on the OTC Bulletin Board on September 13, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated September 19, 2007

PROSPECTUS

COLOMBIA GOLDFIELDS LTD.
13,233,480 SHARES OF COMMON STOCK

The selling shareholders named in this prospectus are offering up to 13,233,480 shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of shares in this offering. We have not made any arrangements for the sale of these securities.

Our common stock trades on the Toronto Stock Exchange (the “TSX”) under the symbol “GOL” and is quoted on the over-the-counter bulletin board (the “OTCBB”) administered by the National Association of Securities Dealers (“NASD”) under the symbol “CGDF”. As a result, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. On September 13, 2007 the last sale price of our common stock as reported by the TSX and the OTCBB was Cdn$1.41 per share and US$1.37 per share, respectively.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is:                 , 2007

Summary Information

Colombia Goldfields Ltd.

We were incorporated in the state of Nevada on March 25, 2003 under the name Secure Automated Filing Enterprises Inc. and reincorporated in the state of Delaware on July 31, 2006. From the date of our incorporation until March 2005, we provided electronic filing services to companies that are required to electronically file reports with the Securities and Exchange Commission (“SEC”). After this time, we reorganized our operations and our current focus is on the acquisition and development of our interests in mining properties located in western Colombia. We are an exploration stage company and there is no assurance that commercially exploitable reserves of gold exists on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, we cannot guarantee that we will make a profit. If we cannot acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially and adversely affected. The disclosure that follows is a summary of each of the property interests.

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited ("Investcol"), a corporation organized and existing under the laws of Belize, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Logisticos de Colombia Ltda., a corporation organized and existing under the laws of Colombia. As a result of this Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia. In consideration for the assignment of this interest, we paid to Investcol $500,000 and issued Investcol 1,000,000 shares of our common stock. On September 25, 2006, we entered into a Master Agreement to acquire 94.99% of the issued and outstanding shares of Gavilan Minerales S.A. (“Gavilan”), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of our common stock. Cia Servicios Logisticos de Colombia Ltda. was the primary shareholder of Gavilan. Gavilan holds proper legal title to Concessions 6602, 1343, and 6329. As a result of our acquisition of Gavilan, we became the title holder of these Concessions and no exploratory work obligations on these Concessions.

Also on September 22, 2005, we entered into an agreement with Investcol to manage the exploration operations on these interests. We paid Investcol an office fee of $7,500 on a monthly basis through July 31, 2006.

We acquired an interest in certain mining rights and options to acquire mining rights in the Zona Alta portion of the Marmato deposit located in western Colombia as a result of our acquisition of an equity interest in RNC (Colombia) Limited ("RNC"), a Belize corporation and a wholly-owned subsidiary of Investcol Limited. Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC, we acquired 25% of RNC’s issued and outstanding stock in consideration for the issuance of 1,000,000 shares of our common stock to Investcol and a $1,200,000 non-interest bearing demand loan to RNC. Thereafter on April 28, 2006, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in us owning 50% of RNC’s issued and outstanding common stock, in consideration for the issuance of 2,000,000 shares of our common stock to Investcol and a $4,000,000 non-interest bearing demand loan to RNC. Thereafter, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in our owning 75% of RNC’s issued and outstanding common stock, in consideration for the issuance of 4,200,000 shares of our common stock to Investcol, payment of $200,000 to Investcol, a commitment to provide a $5,000,000 non-interest bearing loan to RNC by December 31, 2006, and commitment to provide sufficient funds to RNC to complete the feasibility study on the Marmato Mountain Project pursuant to the First Amendment to the Stock Purchase Agreement (the “First Amendment”) of the Stock Purchase Agreement executed on August 22, 2006. On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) and acquired an additional 15% interest in RNC, resulting in us owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol. Subject to the revised terms of the Second Amendment, we had the option to acquire the final 10% interest in RNC until May 1, 2009 resulting in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000. This payment could be made in either cash, shares of our common stock, or any combination thereof. Any shares issued shall be valued at 90% of the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option. On August 24, 2007 the parties executed a Third Amendment to the Stock Purchase Agreement (the “Third Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 10% of the issued and outstanding stock of RNC to a cash payment of $300,000 and the issuance of 3,000,000 shares of our common stock. In connection with the execution of the Third Amendment, we exercised our option to acquire the additional and final 10% interest in RNC. As consideration for the acquisition of the final 10% interest in RNC, we paid Investcol $300,000 and issued Investcol 3,000,000 shares of our common stock.

RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera de Caldas S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining rights, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato deposit located in western Colombia. The remaining 5.01% of Caldas is held directly or indirectly by directors, officers, and senior management of the Company.

On April 10, 2006, we acquired from Investcol its rights to acquire certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area referred to as the Caramanta location in western Colombia. In consideration for this acquisition, we issued to Investcol one million restricted shares of our common stock and paid to Investcol $350,000. As a result of our acquisition of Gavilan on September 25, 2006 pursuant to the terms of the Master Agreement described above, we also became the title holder to Concessions 6993, 7039, 6821, 6770, HET-31, 32, 26, 27, and HETG-01 and no longer have to satisfy any minimum exploratory work obligations on these Concessions.

On August 30, 2006, Caldas entered into a Transfer of Properties and Sale Agreement with Sociedad KEDAHDA S.A (“KEDAHDA”), a Colombia corporation, and acquired the Mining Title, Mining Application, and Mining Data for property located in the Marmato Mountain Gold District located in Colombia identified Title 5956, Applications 6455, 6455-B, 6418, 6418-B, 6418-C, 6170, D15-151, 622-17, 623-17, 615-17, 616-17 and 628-17. Pursuant to an Agreement with Caldas, we paid the purchase price of $500,000 for these entire property interests and Caldas agreed to hold the title for these property interests in their name for our benefit. Title to these property interests are being held by Caldas in order to secure the approval for the transfer of title by Colombian mining authorities in accordance with the applicable laws of the Republic of Colombia.

Our principal office is located at #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5.

Our fiscal year end is December 31.

The Offering

Securities Being Offered	Up to 13,233,480 shares of our common stock of which 8,483,000 are currently issued and outstanding and 4,750,480 represent common shares underlying warrants we have issued.

Offering Price and Alternative Plan of Distribution
The offering price of the common stock being registered will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued	77,299,849 shares of our common stock are issued and outstanding as of September 1, 2007. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of June 30, 2007	As of December 31, 2006	As of December 31, 2005
Cash and cash equivalents	$2,461,989	882,913	1,565,640
Total Assets	52,942,482	$45,007,379	$1,765,341
Liabilities	18,880,059	15,797,195	83,004
Total Stockholder’s Equity	34,062,423	29,210,184	1,682,337

Statement of Operations	Six Months Ended June 30, 2007	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Revenue	$0	$0	$0
Net Loss for Reporting Period	$5,722,568	$6,278,684	$1,491,470

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Due to any of these risks, you may lose all or part of your investment.

We need to raise substantial funds in order to acquire additional exploration and mining properties or interests and commence exploration activities.

We have incurred a net loss of $13.6 million for the period from our inception on March 25, 2003 to June 30, 2007. As of June 30, 2007, we had a working capital deficiency of $6.4 million. We presently are not generating any revenue and do not anticipate that we will generate any revenue from operations in the near future. Our estimate of our project cost to feasibility is $35.0 million. We estimate that a minimum of $7.0 million will be required over the next twelve to eighteen months to complete the initial phase of drilling at Marmato (8,000 meters) as well as cover our administration and property purchases costs. Pending the results of our initial drill program, an additional $28 million will be required to complete the Marmato feasibility study, including an additional 22,000 meters of drilling at Marmato, and 12,000 meters of drilling at Caramanta.

Other than the private placement completed subsequent on August 14, 2007, we currently do not have any arrangements for financing and we may not be able to obtain financing. If we are unable to obtain additional financing when sought, we will be required to curtail our business plan. Any additional equity financing may involve substantial dilution to our then existing shareholders. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Because we have only recently commenced our exploration operations, we face a high risk of business failure due to our inability to predict the success of our business.

We have a very limited operating history upon which an evaluation of our future success or failure can be made. It was only recently that we took steps in a plan to engage in the acquisition of interests in exploration and development properties in Western Colombia, and it is too early to determine whether such steps will lead to success. It is premature to evaluate the likelihood that we will be able to operate our business successfully. To date, we have been involved primarily in the acquisition of property interests and mining rights in Western Colombia. We have not earned any revenues from our current operations.

Because we presently do not carry title insurance and do not plan to secure any in the future, we are vulnerable to loss of title.

We do not maintain insurance against title. Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, we are in the process of investigating the title of mineral concessions for which we hold either directly or through our equity interest in RNC. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties. For example, there is a risk that the Colombian government may in the future grant additional titles in excess of our expectations to currently illegal miners. Furthermore, although we believe that mechanisms exist to integrate the titles of mineral properties currently not owned by us, there is a risk that this process could be time consuming and costly. The possibility also exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title. As a result, any claims against us may result in liabilities we will not be able to afford resulting in the failure of our business.

If we are unable to complete our plan to move the town of Marmato, our ability to advance our Marmato project could be impaired and our financial results may suffer.

Our business plan includes the move the town of Marmato from its current location on the Marmato Mountain to a safer location. While we are currently working with city, state, and federal governments to facilitate this move, we are subject to the risk of political, economic, or social circumstances that could delay our ability to complete the town move. If we are unable to complete the town move, our ability to advance our Marmato project could be impaired.

Because our property interest and exploration activities in Colombia are subject to political, economic and other uncertainties, situations may arise that could have a significantly adverse material impact on us.

Our property interests and proposed exploration activities in Western Colombia are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions and fluctuations, changing political conditions and international monetary fluctuations. Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines could have a significant effect on us. Any changes in regulations or shifts in political attitudes are beyond our control and may adversely affect our business. Exploration may be affected in varying degrees by government regulations with respect to restrictions on future exploitation and production, price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation and mine and/or site safety. No assurances can be given that our plans and operations will not be adversely affected by future developments in Colombia. Colombia is home to South America’s largest and longest running insurgency. Any changes in regulations or shifts in political attitudes are beyond the control of the Company and may adversely affect our business.

Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.

Our operations are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any changes in these laws could affect our operations and economics. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. We cannot predict how agencies or courts in Colombia will interpret existing laws and regulations or the effect that these adoptions and interpretations may have on our business or financial condition. We may be required to make significant expenditures to comply with governmental laws and regulations.

Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future. While we believe we do not currently have any material environmental obligations, exploration activities may give rise in the future to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

Additionally, we do not maintain insurance against environmental risks. As a result, any claims against us may result in liabilities we will not be able to afford, resulting in the failure of our business. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in exploration operations may be required to compensate those suffering loss or damage by reason of the exploration activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenditures and costs or require abandonment or delays in developing new mining properties.

Because of the unique difficulties and uncertainties inherent in mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. Only a small proportion of the properties that are explored are ultimately developed into producing mines. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Weather conditions can increase delays resulting in additional costs and expenses. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards for which we cannot insure or for which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of commercially exploitable mineral deposits. We may be forced to revise our exploration program at an increased cost if we encounter unusual or unexpected formations. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

We have and will in the future engage consultants to assist it with respect to our operations in Colombia. We are beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies, in connection with the Marmato and Caramanta transactions. No assurances can be given that it will be successful in our efforts. Further, in order for us to operate and grow our business in Colombia, we need to continually conform to the laws, rules and regulations of such country and local jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business, or prevent us from conducting our business.

Our due diligence activities with respect to our property interests cannot assure that these properties will ultimately prove to be commercially viable.

Our due diligence activities have been limited, and to a great extent, we have relied upon information provided to us by Investcol Limited. Accordingly, no assurances can be given that the properties or mining rights we possess will contain adequate amounts of gold for commercialization. Further, even if we recover gold from such mining properties, we cannot guarantee that we will make a profit. If we cannot acquire or locate commercially exploitable gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected. At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves. The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals. We have relied and may continue to rely, upon consultants and others for operating expertise.

In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities or in the retention of qualified personnel. No assurances can be given that we will be able to compete effectively.

Due to numerous factors beyond our control which could affect the marketability of gold including the market price for gold, we may have difficulty selling any gold if commercially viable deposits are found to exist.

The availability of markets and the volatility of market prices are beyond our control and represent a significant risk. Even if commercially viable deposits of gold are found to exist on our property interests, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell gold in the event that commercial viable deposits are found to exist.

Because of the speculative nature of exploration for gold properties, there is substantial risk that our business will fail.

The search for gold as a business is extremely risky. We cannot provide any assurances that the gold mining interests that we have acquired will contain commercially exploitable reserves of gold. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures made and to be made by us in connection with the our interests in the Marmato Mountain Gold District and Caramanta Municipality, as well as the further exploration of the properties, will be substantial and may not result in the discovery of commercially exploitable reserves of gold.

In the event that commercially viable deposits are found to exist, there is a risk that we may not have to requisite resources and expertise to place the property into commercial production.

We have limited prior experience in placing mineral properties into production and our ability to do so will be dependent upon us using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place our resource properties into production.

Because our operations are located outside of the United States, U.S. investors may face difficulty in effecting service of process against us and our executive officers or directors.

All of our operations are located outside of the United States. As a result, it may not be possible for you to:

•	enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our executive officers and directors; or

•
enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in the courts of foreign jurisdictions against judgments obtained against us or our executive officers and directors.

Because our Chief Executive Officer, J. Randall Martin, is also an officer and director of Investcol Limited, situations may arise that would present a conflict of interests, which may result in decisions disadvantageous to our shareholders.

Mr. Martin, our President and Chief Executive Officer, is also an officer and director of Investcol Limited (“Investcol”), the party from which we acquired our equity interest in RNC (Colombia) Limited and other interests, applications and options in mining rights in western Colombia. Investcol has been retained to direct and supervise our mining operations in Colombia. Although the terms of each of these agreements with Investcol were negotiated and agreed to prior to Mr. Martin's appointment as President and Chief Executive Officer, future situations may develop where Mr. Martin's interest as a principal of Investcol conflicts with his fiduciary duties as an officer and director of our company. Although, we will attempt to minimize or eliminate Mr. Martin's ability to influence any of our decisions affecting Investcol, should a conflict occur it is possible that any such conflict could be resolved in the interests of Investcol instead of our shareholders.  Mr. Martin has indicated his intention to resign his positions with Investcol should conflicts of interest arise in the future.

Because of potential conflicts of interest, our President may not be able or willing to devote a sufficient amount of time to our business operations causing our business to fail.

Our Chief Executive Officer, Mr. Martin, may become affiliated with other mining companies. We do not maintain a key man life insurance policy for Mr. Martin. Our executive officers do not devote their full time to our operations. If the demands of our business require the full business time of Mr. Martin or our other executive officers and directors, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our success is dependent upon a limited number of people, our business may fail if those individuals leave the company.

The ability to identify, negotiate and consummate transactions that will benefit us is dependent upon the efforts of our management team and Investcol. We have engaged Investcol to provide support for our management and supervise exploration and development activities in Colombia. The loss of the services of any member of management or the principals of Investcol could have a material adverse effect on us. Our planned drilling activities may require significant investment in additional personnel and capital equipment. Given the current shortage of equipment and experienced personnel within the mining industry, there can be no assurance that we will be able to acquire the necessary resources.

Because we are currently dependent upon one principal mineral district, should our properties fail to generate sufficient revenue to support future operations, our business may fail.

We are currently dependent upon one principal mineral region, that being the Marmato Mountain Gold District in Colombia. The Marmato Mountain Gold District may never develop into commercially viable ore bodies, which would have a materially adverse affect on our potential mineral resource production, profitability, financial performance, and results of operations.

Because mineral exploration and mining involve a high-degree of physical and financial risk, we may never achieve profitable operations, and our business may fail.

The business of exploring for minerals and mining involves a high degree of risk. Only a small proportion of the properties that are explored are ultimately developed into producing mines. At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves. The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals. Our operations may be disrupted by a variety of risks and hazards which are beyond our control, including fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor and other risks involved in the operation of mines and the conduct of exploration programs. We have relied and may continue to rely upon consultants and others for operating expertise. Should economically recoverable volumes of minerals or metal be found, substantial expenditures will be required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities or having sufficient grade to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing gold and other mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations. There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects. Depending on the price of gold or other minerals produced, which have fluctuated widely in the past, we may determine that it is impractical to commence or continue commercial production.

If we have incorrectly estimated our mineral resources and future production, our future revenues will be materially negatively affected.

The mineral resource estimates included in this document are estimates only and no assurance can be given that any proven or probable reserves will be discovered or that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. In addition, the grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. The estimated resources described in this document should not be interpreted as assurances of commercial viability or potential or of the profitability of any future operations.

Because our directors and officers may serve as directors or officers of other companies, they may have a conflict of interest in making decisions for our business.

Our directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with the laws of the State of Delaware, our directors are required to act honestly, in good faith and in our best interests. In determining whether or not we will participate in a particular program and the interest therein to be acquired by us, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at that time.

If restrictions on repatriation of earnings from Colombia to foreign entities are instituted, our business may be materially negatively affected.

Currently there are no restrictions on the repatriation from Colombia of earnings to foreign entities. However, there can be no assurance that restrictions on repatriations of earnings from Colombia will not be imposed in the future.

Because we conduct operations in Colombia, we are subject to foreign currency fluctuations, which may materially affect our financial results.

Our operations in Colombia make it subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results. We report our financial results in U.S. dollars and incur expenses in U. S. dollars, Canadian dollars, and Colombian pesos. As the exchange rate between the Canadian dollar and Colombian peso fluctuates against the U.S. dollar, we will experience foreign exchange gains and losses. We do not hedge any of our foreign currency exposures.

Because substantially all of our assets are located outside of the United States, it may be difficult or impossible to enforce judgments granted by a court in the United States against our assets, directors, or officers.

Substantially all of our assets are located outside of the United States, and certain of our directors and officers are resident outside of the United States. As a result, it may be difficult or impossible to enforce judgments granted by a court in the United States against our assets or our directors and officers residing outside of the United States.

If we fail to maintain an effective system of internal control, we may be able to accurately report our financial results or prevent fraud resulting in current and potential stockholders losing confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently working towards Sarbanes Oxley 404 compliance, but it is a costly and time-consuming process and there can be no assurance that we will be compliant within the relevant legislation requirements. We have limited internal and external resources and devote to becoming SOX 404 compliant and there can be no assurance we will be compliant. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Because our common stock is quoted and traded on the over-the-counter bulletin board, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because our stock price can be volatile, investors may not be able to recover any of their investment.

Stock prices in general, and stock prices of mineral exploration companies in particular, have experienced extreme volatility that often have been unrelated to the operating performance or any specifics of the company. Factors that may influence the market price of our common stock include:

(i)	actual or anticipated changes or milestones in our operations;

(ii)	our ability or inability to acquire gold mining properties or interests in such properties in Colombia;

(iii)	our ability or inability to generate revenues;

(iv)	increased competition within Colombia and elsewhere;

(v)	government regulations, including mineral exploration regulations that affect our operations;

(vi)	predictions and trends in the gold mining exploration industry;

(vii)	volatility of gold market prices;

(viii)	sales of common stock by "insiders"; and

(ix)	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

Our stock price may also be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuation, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock.

Because our common stock is quoted on the over-the-counter bulletin board administered by the NASD and is subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter bulletin board administered by the NASD). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Because our shares are quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

Our shares are quoted on the over-the-counter bulletin board and we are required to remain current in our filings with the SEC in order for shares of our common stock to remain eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” and “Management Discussion and Analysis.”

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual result may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that would cause actual results to differ before making an investment decision.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

All shares being offered will be sold by existing shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the shares of common stock being registered by this prospectus. The shares include the following:

1.
8,483,000 common shares and 4,241,500 common shares to be issued upon the exercise of warrants that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on August 14, 2007.

2.
508,980 shares of common stock to be issued upon the exercise of warrants issued as a commission in connection with the exempt offering from registration under Regulation S of the Securities Act of 1933 and completed on August 14, 2007.

At the time of the purchase, no selling shareholder had any agreements or understandings to distribute the securities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of August 16, 2007, including:

1.	The number of shares owned by each prior to this offering;

2.	The number of shares to be received upon the exercise of warrants;

3.	The total number of shares that are to be offered by each;

4.	The total number of shares that will be owned by each upon completion of the offering;

5.	The percentage owned by each upon completion of the offering; and

6.	The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 74,299,849 shares of common stock outstanding on September 1, 2007.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Shares to be Received upon the exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering
Absolute East West Master Fund Ltd.(1)	7,000,000	1,000,000	3,000,000	5,000,000	6.7%
The Breithorn Master Fund(2)	1,600,000	800,000	2,400,000	0	0%
Galena Special Situations Master Fund Limited(3)	1,500,000	600,000	1,800,000	300,000	0.4%
Gesico International S.A.(4)	1,335,000	250,000	750,000	835,000	1.1%
Hare & Co.(5)	1,533,000	176,500	529,500	1,180,000	1.6%
Gerlach & Co.(6)	1,427,000	53,500	160,500	1,320,000	1.8%
Goldman Sachs and Company(7)	40,000	20,000	60,000	0	0%
Nesbitt Burns(8)	500,000	250,000	750,000	0	0%
ZKB Pool Precious Metals(9)	300,000	150,000	450,000	0	0%
Banque Cantonale Verdoise(10)	150,000	75,000	225,000	0	0%
Bank Vontobel AG(11)	100,000	50,000	150,000	0	0%
D. Frank Lucas(12)	10,000	5,000	15,000	0	0%
Anima S.G.R.p.A, Rubrica Anima Fondo Trading(13)	730,000	40,000	120,000	650,000	0.9%
Anima S.G.R.p.A, Rubrica Anima Fondattivo(14)	150,000	75,000	225,000	0	0%

Anima S.G.R.p.A, Anima America(15)	350,000	175,000	525,000	0	0%
Grange Nominees Limited(16)	407,000	153,500	460,500	100,000	0.1%
Banque de Luxembourg(17)	350,000	175,000	525,000	0	0%
Samaria Limited(18)	105,000	52,500	157,500	0	0%
Kleio Anstalt(19)	45,000	22,500	67,500	0	0%
Bank Julius Baer & Co. Ltd(20)	502,000	26,000	78,000	450,000	0.6%
Credit Agricole (Suisse) SA(21)	254,000	42,000	126,000	170,000	0.2%
Heinz Hoefliger(22)	100,000	50,000	150,000	0	0%
Evergreen Capital Corporation Sarl(23)	0	411,600	411,600	0	0%
Westmont Capital(24)	0	83,220	83,220	0	0%
Parkdale Investments SA(25)	0	8,160	8,160	0	0%
Global Business Partners AG(26)	0	6,000	6,000	0	0%
Total	18,488,000	4,750,480	13,233,480	10,005,000	13.5%

(1)	We have been informed that the control person of the named selling shareholder is Florian Homm.

(2)	We have been informed that the control person of the named selling shareholder is Paul Bate.

(3)	We have been informed that the control person of the named selling shareholder is Jeremy Weir.

(4)	We have been informed that the control persons of the named selling shareholder are Roberto Rizzo & Tobias Richmann.

(5)	We have been informed that the control persons of the named selling shareholder are Tino Isnardi & Trevor Steel.

(6)	We have been informed that the control persons of the named selling shareholder are Tino Isnardi & Trevor Steel.

(7)	We have been informed that the control persons of the named selling shareholder are Tino Isnardi & Trevor Steel.

(8)	We have been informed that the control person of the named selling shareholder is Paul Taylor.

(9)	We have been informed that the control persons of the named selling shareholder are Matthias Ramses & Eric Meier.

(10)	We have been informed that the control person of the named selling shareholder is Peter Brandle.

(11)	We have been informed that the control person of the named selling shareholder is Oliver Chedel.

(12)	We have been informed that the control person of the named selling shareholder is D. Frank Lucas.

(13)	We have been informed that the control person of the named selling shareholder is Giordano Martinelli.

(14)	We have been informed that the control person of the named selling shareholder is Giordano Martinelli.

(15)	We have been informed that the control person of the named selling shareholder is Giordano Martinelli.

(16)	We have been informed that the control persons of the named selling shareholder are Tom Humphries (160,500 shares) & Henri Shohet (300,000 shares).

(17)	We have been informed that the control persons of the named selling shareholder are M. Rohr & P. Girardet.

(18)	We have been informed that the control person of the named selling shareholder is Jason Bell.

(19)	We have been informed that the control person of the named selling shareholder is Jason Bell.

(20)	We have been informed that the control person of the named selling shareholder is Urs Mettler.

(21)	We have been informed that the control person of the named selling shareholder is Jean-Pascal Rey.

(22)	We have been informed that the control person of the named selling shareholder is Heinz Hoefliger.

(23)	We have been informed that the control person of the named selling shareholder is Brad Bloomer.

(24)	We have been informed that the control person of the named selling shareholder is Robert Seguin.

(25)	We have been informed that the control person of the named selling shareholder is Stephen Moses.

(26)	We have been informed that the control person of the named selling shareholder is Georg Hochwimmer.

Evergreen Capital Corporation Sarl, Westmont Capital, Parkdale Investments SA, and Global Business Partners AG acted as placing agents in connection with our private placement completed on August 14, 2007 and received warrants to purchase a total of 508,980 shares of our common stock and $712,572 CDN as compensation for their services. Certain of these placing agents have assisted us with previous private placements. Except as described in the preceding sentences, none of the selling shareholders has had a material relationship with us other than as a shareholder at any time within the past three years or has been one of our officers or directors.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;

2.	in privately negotiated transactions;

3.	through the writing of options on the common stock;

4.	in short sales,

5.	in any combination of these methods of distribution; or

6	any other method permitted by applicable law.

Our common stock is quoted on the over-the-counter bulletin board administered by the NASD, so the offering price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. The sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;

2.	a price related to such prevailing market price of our common stock, or;

3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In general, under Rule 144 of the Securities Act as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	one percent of the number of shares of common stock then outstanding, or

•
the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. However, pursuant to the rules and regulations promulgated under the Securities Act, the OTC Bulletin Board, where our common stock is quoted, is not an “automated quotation system” referred to in Rule 144(e). As a consequence, this market-based volume limitation allowed for securities listed on an exchange or quoted on NASDAQ is unavailable for our common stock.

Sales under Rule 144 are also subject to requirements with respect to manner-of-sales requirements, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his or her shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. Under such circumstance, all unidentified security holders will be identified in pre-effective or post-effective amendment(s) or prospectus supplement(s), as applicable.

We can provide no assurance that all or any of the common stock offered being registered hereby will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;

3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Delaware is Corporation Service Company, 2711 Centerville Rd., Wilmington, Delaware 19808.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of September 1, 2007 are as follows:

Name	Age	Position(s) and Office(s) Held
J. Randall Martin	50	President, Chief Executive Officer and Director
James Kopperson	40	Chief Financial Officer
Dr. Stewart Redwood	46	Vice President of Exploration
Thomas Ernest McGrail	56	Director
David Bikerman	47	Director
Terry Lyons	57	Director
James Verraster	51	Director
Edward Flood	61	Director
Jonathan Berg	63	Director

Set forth below is a brief description of the background and business experience of executive officers and directors.

J. Randall Martin. On March 1, 2006, our Board of Directors appointed J. Randall Martin to act as our Chief Executive Officer, President, and as a member of our Board. Most recently, Mr. Martin served as Chairman and CEO of RNC Gold from May 13, 2005 to February 28, 2006 and served as CEO from December 2003 to May 13, 2005. Following its inception as a private company in 2000, he proceeded to list RNC Gold on the Toronto TSX in December of 2003. At the end of February 2006, RNC Gold completed a successful amalgamation with Yamana Resources, a Toronto-based intermediate gold producer. RNC Gold operated three gold mines located in Nicaragua and Honduras with combined annual gold production capacity of over 150,000 ounces. RNC Gold also completed a feasibility study on a gold project in Panama and conducted extensive exploration programs in Mexico, Honduras, and Nicaragua. Mr. Martin previously worked with AMAX Inc. (a worldwide base metals mining company), DRX, Inc. (a junior exploration company), Martin Marrietta, Behre Dolbear (an international mining consulting company) and Greenstone Resources Limited (a Central American gold producer). He has a B.Sc. in mining engineering from the Krumb School of Mines at Columbia University where he completed graduate work in mining and mineral economics.  Mr. Martin is Chairman and a principal of RNC (Management) Limited, a privately-held mine management and investment company.

James Kopperson. On December 1, 2006, the Board of Directors appointed Mr. Jim Kopperson to act as our Chief Financial Officer. Mr. Kopperson is a Chartered Accountant and holds a Masters Degree in Accounting from the University of Waterloo. From 1994 to 1997, Mr. Kopperson served in the Office of the Chief Accountant at the Ontario Securities Commission. From 1997 to 1999, he was Senior Manager at KPMG, LLP, an international accounting and consulting firm. From 1999 to 2002 he was an Audit and Securities Reviewing Partner with KPMG, LLP. From 2002 to 2005, he was Chief Financial Officer of RDM Corporation, a publicly traded transaction processing and manufacturing company. In 2006, Mr. Kopperson served as interim Chief Financial Officer for Photowatt Technologies, an alternative energy company.

Dr. Stewart D. Redwood. On December 1, 2006, our Board of Directors appointed Dr. Redwood to act as Vice President of Exploration. Dr. Redwood has accumulated 25 years of mineral exploration experience. He has a degree in geology from Glasgow University and obtained his Ph.D from Aberdeen University for his work on the gold and silver deposits of Bolivia. From 1987 to 1989 he was a Higher Scientific Officer with the British Geological Survey in Scotland. From 1989 to 1994 he was Director of Exploration for Mintec S.A., a Bolivian consulting firm. From 1994 to 1999, Dr. Redwood joined Inmet Mining Corporation as Senior Geologist in South and Central America. In 2000, he worked as Chief Geologist for AngloGold South America Ltd. on the company’s gold exploration in South America. From 2000 to 2004, Dr. Redwood co-founded and served as the COO and director of Exploration & Discovery Latin America (Panama) Inc. to carry out gold exploration in the Dominican Republic, Central America and Peru. From 2002 to 2005, he was the Chief Geologist of Minmet plc, a company conducting exploration and mining in Brazil, Sweden and Spain. From 2004 to 2005, he was President, CEO and director of GoldQuest Mining Corp., a company involved in gold exploration in the Dominican Republic. From 2005 until joining our company, Dr. Redwood provided geological consulting to various firms.

 Thomas Ernest McGrail. On June 14, 2005, our Board of Directors appointed Mr. McGrail to serve as a member of the Board. Mr. McGrail has an extensive background in mining development and operation. From January 2002 to the present, Mr. McGrail has served as construction manager for Minero Cerro Quema. Mr. McGrail’s responsibilities include obtaining all appropriate government approvals prior to commencing mining operations and participating in the feasibility study. Also from January 2002 to the present, Mr. McGrail has acted as a consultant to Minerales de Copan for a project located in Honduras. From April 2001 to July 2002, Mr. McGrail served as general manager for Desarrollo Minera de Nicaragua, S.A. and also acted as the interim general manager for this company on a mining project from August 2004 to October 2004. Mr. McGrail served as president and general manager of HEMCO de Nicaragua, S.A. from June 1999 to April 2001.

David Bikerman. On July 31, 2006, Mr. Bikerman was elected to serve as a member of our Board. Mr. Bikerman has been in the mining field for over twenty years and is experienced in all aspects of mining enterprises from exploration through operations. He is the founder of Bikerman Engineering & Technology Associates, Inc. where he offers expert services to the mining industry in financial modeling, exploration and geologic model preparation, geo-statistical and reserve analyses, environmental plans, project feasibility, and project design and management.

Mr. Bikerman is President, China Operations and advisor to the Board for East Delta Beta Resources Corp. and is President and CEO of Sino Silver Corp. Most recently, Mr. Bikerman served as the Manager of Mining for RNC Resources Ltd. until it was sold in 2006. He was Vice President and Chief Engineer for Greenstone Resources Ltd. from 1993 to 1996 and was responsible for technical analysis, project design, and engineering for a Central American gold project. He was Vice President and Manager of Mining of Minas Santa Rosa, S.A. (Panama) and was a member of the Board of Minera Nicaraguense, S. A. (Nicaragua). He worked for five years as an Associate at Behre Dolbear & Co., an international minerals industry consultant based in New York, N.Y.

Mr. Bikerman holds three degrees in mining engineering. In 1981, he earned his Bachelor of Science in Mining Engineering from the University of Pittsburgh. In 1985, he earned his Master of Science in mining engineering from the Henry Krumb School of Mines at Columbia University in New York. In 1995, he earned his Engineer of Mines, also from the Henry Krumb School of Mines at Columbia University.

Terry Lyons. On March 14, 2007, our Board of Directors appointed Mr. Lyons to serve as a member of the Board. Mr. Lyons is the non-executive Chairman of Northgate Minerals Corporation and a director and officer of several public corporations including Canaccord Capital Inc. (Chairman, Audit Committee), Diamonds North Resources as well as several private corporations. He is a past director of Battle Mountain Gold Company, former Chairman of Westmin Resources Limited and is the past Chairman of the Mining Association of British Columbia. After completing a Bachelor of Science in Civil Engineering, Mr. Lyons attended the University of Western Ontario, graduating with an MBA in 1974.

James Verraster. On March 14, 2007, our Board of Directors appointed Mr. Verraster to serve as a member of the Board. Mr. Verraster is one of the founders and the CEO of Auramet Trading LLC, a global physical precious metals trading, merchant banking and advisory firm. Mr. Verraster has been successful in the Metals Trading and Finance Industry for 30 years. He was a significant contributor to the growth and development of the Rhode Island Hospital Trust National Bank precious metals lease portfolio to industrial end users which, in the mid-1980's, became the largest of any financial institution in the US. In 1996, Standard Bank hired Mr. Verraster to create and head up a comprehensive precious metals financing and physical precious metals trading business. He successfully attracted talented and experienced individuals who assisted in making Standard one of the leading banks dealing in precious metals. Mr. Verraster holds a B.Sc. and is an MBA candidate in Accounting and Finance at Bryant College, Providence Rhode Island.

Edward Flood. On March 14, 2007, our Board of Directors appointed Mr. Flood to serve as a member of the Board. Mr. Flood has recently accepted the position of Managing Director, Investment Banking, Haywood Securities, UK, Limited. He was the founding President and has been a member of the board of directors of Ivanhoe Mines Ltd. since the company was formed in 1994. His 35-plus years of experience in the international mining field has helped guide Ivanhoe's growth and the establishment of the company as a significant presence in Asia's mineral exploration and mining sectors. Before joining Ivanhoe, Mr. Flood was a principal at Robertson Stephens & Co., an investment bank in San Francisco, USA. He was a member of Robertson Stephens' investment team for the Contrarian Fund, a public mutual fund concentrated on natural resources development projects around the world. He holds a bachelor's degree and a master's degree in Geology.

Jonathan Berg. On March 14, 2007, our Board of Directors appointed Mr. Berg to serve as a member of the Board. Mr. Berg is Vice President of Finance and Chief Administrative Officer of Pericor Therapeutics, Inc., a development stage bio-pharmaceutical company. Prior to his present position, he was President of Berg Capital Corporation, a registered investment advisor, focusing on institutional and high net worth individual clients. Mr. Berg has previously acted as a consultant on corporate structure, and raised funds for a number of small companies in the energy, technology, healthcare and consumer electronics fields. He holds a B.Sc. from the University of California, Berkley and an MBA from the University of Pennsylvania.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with any director, person nominated to become a director, executive officer, or control person of our company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 1, 2007, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 74,299,849 shares of common stock issued and outstanding on September 1, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as described in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated, the address of each person named in this table is c/o Colombia Goldfields Ltd., #208-8 King Street East, Toronto, Ontario Canada M5C 1B5.

Title of class Executive Officers and Directors	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Common	J. Randall Martin	1,375,000 shares	1.9	%(2)
Common	Stewart D. Redwood	575,000 shares	0.8	%(3)
Common	Thomas Ernest McGrail	385,000 shares	0.5	%(4)
Common	David Bikerman	135,000 shares	0.2	%(5)
Common	James Kopperson	125,000 shares	0.2	%(6)
Common	Terry Lyons	85,000 shares	0.1	%(7)
Common	James Verraster	85,000 shares	0.1	%(8)
Common	Edward Flood	85,000 shares	0.1	%(9)
Common	Jonathan Berg	85,000 shares	0.1	%(10)
Total of all Directors and Executive Officers		2,935,000 shares	4.0%

More than 5% Beneficial Owners
Common Investcol Limited (11)(12)		13,200,000 shares	17.8%
Absolute East West Master Fund(13)		7,000,000 shares	9.4%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)	Mr. Martin was granted options to purchase 500,000 shares of common stock at an exercise price of $1.65 per share of which 375,000 of these options are exercisable within 60 days.

(3)	Mr. Redwood was granted options to purchase 100,000 shares of common stock at an exercise price of $1.90 per share of which 75,000 of these options are exercisable within 60 days.

(4)
Mr. McGrail was granted options to purchase 200,000 shares of common stock at an exercise price of $0.75 per share of which 150,000 of these options are exercisable within 60 days. Mr. McGrail also holds options to purchase 100,000 shares of common stock at an exercise price of $1.17 and 25,000 of these options have vested and/or are exercisable within 60 days.

(5)
Mr. Bikerman was granted options to purchase 200,000 shares of common stock at an exercise price of $1.35 per share of which 100,000 of these options are exercisable within 60 days. Mr. Bikerman also holds options to purchase 100,000 shares of common stock at an exercise price of $1.17 and 25,000 of these options are exercisable within 60 days.

(6)
Mr. Kopperson was granted options to purchase 100,000 shares of common stock at an exercise price of $1.20 per share of which 50,000 of these options are exercisable within 60 days. Mr. Kopperson also holds options to purchase 300,000 shares of common stock at an exercise price of $1.15 per share and 75,000 of these options are exercisable within 60 days.

(7)	Mr. Lyons was granted options to purchase 300,000 shares of common stock at an exercise price of $1.18 per share of which 75,000 of these options are exercisable within 60 days.

(8)	Mr. Verraster was granted options to purchase 300,000 shares of common stock at an exercise price of $1.18 per share of which 75,000 of these options are exercisable within 60 days.

(9)	Mr. Flood was granted options to purchase 300,000 shares of common stock at an exercise price of $1.18 per share of which 75,000 of these options are exercisable within 60 days.

(10)	Mr. Berg was granted options to purchase 300,000 shares of common stock at an exercise price of $1.18 per share of which 75,000 of these options are exercisable within 60 days.

(11)
Mr. Martin is an officer and director of Investcol Limited. Pursuant to Rule 13d-4 of the Securities and Exchange Act of 1934, Mr. Martin disclaims beneficial ownership of the shares held by Investcol Limited. The shares held by Investcol Limited have not been included in the calculation of beneficial ownership for Mr. Martin.

(12)
Tom Lough and Ian Park each beneficially own 50% of Investcol Limited. In addition to their holdings in Investcol Limited, Mr. Lough and Mr. Park hold 500,000 and 1,000,000 shares of common stock, respectively.

(13)	As disclosed in a listing of all stockholders as of August 16, 2007 provided by the Company’s transfer agent.

Description of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, with a par value of $0.00001 per share. As of September 1, 2007, there were 74,299,849 shares of our common stock and 0 shares of our preferred stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote for each outstanding share held by him, her, or it on each matter voted at a stockholders' meeting, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present, in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing five percent (5%) of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger, or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash) all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized to issue all or any of the shares of the preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations, or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The DGCL provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Delaware Anti-Takeover Laws

Delaware General Corporation Law (“DGCL”) Section 203 provides state regulation over the acquisition of a controlling interest in certain Delaware corporations unless our Articles of Incorporation or Bylaws provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The DGCL creates a number of restrictions on the ability of a person or entity to acquire control of a Delaware corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

 Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were incorporated in the state of Nevada on March 25, 2003 under the name Secure Automated Filing Enterprises Inc. and reincorporated in the state of Delaware on July 31, 2006. From the date of our incorporation until March 2005, we provided electronic filing services to companies that are required to electronically file reports with the Securities and Exchange Commission (‘SEC”). After this time, we reorganized our operations and our current focus is on the acquisition and development of our interests in mining properties located in western Colombia. On May 13, 2005, we changed our name to Colombia Goldfields Ltd.

We are an exploration stage company and there is no assurance that commercially exploitable reserves of gold exists on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, we can not guarantee that we will make a profit. If we can not acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected.

Description of Business

Our Business

We are actively advancing two separate projects known as the Marmato Mountain Development Project and the Caramanta Exploration Project, both of which are located in Colombia’s Marmato Mountain Gold District. These projects are separated by approximately seven kilometers and our focus is on securing the region between Caramanta and Marmato and any other outlying targets that have the potential for mining.

We have been purchasing mineral licenses in the Zona Alta portion of the Marmato project since 2005. Our objective is to purchase all of the mineral licenses and then consolidate them into a single license. As part of our acquisition program at the Marmato and Caramanta projects we have also initiated a review of the available geological data for the projects and are in the process of compiling all information into a comprehensive database. We have identified a number of immediate exploration targets at both the Marmato and Caramanta locations.

With the Marmato and Caramanta projects, we have acquired a portion of a major historical gold producing district in Colombia. At the present time a number of small miners are still working the Zona Alta of the Marmato project and Mineros Nacionales is mining the Zona Baja at a rate of 300t/d. Very little exploration has been conducted in the past within the area of the Marmato and Caramanta projects to adequately determine the true extent of the remaining mineralization. Therefore, the potential economic viability of the project remains unknown, however we are optimistic that we will be successful in identifying a viable bulk tonnage, low grade gold and silver deposit with our Marmato and Caramanta projects. A number of other targets remain on the Marmato and Caramanta projects which we intend to explore further at a later date.

We have advanced our ownership interests in these projects as follows:

(A) Caramanta Project

(i) Caramanta Project - concessions 6602, 1343 and 6329

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”) where Investcol assigned, transferred, and conveyed to us all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As the result of the Assignment Agreement, we acquired an option to purchase certain mining, mineral and exploration rights on property known as Concessions 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 be invested in exploratory work on the property over a three year period. As consideration for these rights, we issued 1,000,000 restricted shares of common stock to Investcol at a deemed fair market value of $ 0.25 per share for total consideration of $ 250,000.

Pursuant to the Assignment Agreement, we also committed to fund the $2,990,000 exploratory work as follows:

(a)	$500,000 upon the closing of the Assignment Agreement;

(b)	$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of our common shares;

(c)	$1,740,000 during the 12-month period commencing June 25, 2007.

In addition, we agreed to pay Investcol $7,500 per month as an office fee through July 31, 2006. On September 25, 2006 the Assignment Agreement was superseded in connection with our agreement to buy the Mining Concessions outright as described in (iii) below.

(ii) Caramanta Project - concessions 6993,7039,6821 and 6770 and HET 31, 32, 26, 27 and, HETG 01

On February 16, 2006 we entered into a Letter of Intent “LOI” with Investcol to acquire Investcol’s rights in a Contract for Purchase entered into with Cia Servicios y Logisticos Ltda. (“Cia Servicios”) The LOI outlined a proposed transaction where we intended to acquire Investcol’s rights in certain mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, we entered into a definitive agreement with Investcol finalizing this transaction (the “Assignment Agreement”). In connection with the Assignment Agreement, we paid Investcol total consideration of $350,000 and issued 1,000,000 restricted shares of our common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles remained in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with our agreement to acquire the Mining Concessions outright as described below.

(iii) Acquisition of 100% of the Caramanta Exploration Properties

On September 25, 2006, we, through the acquisition of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”), acquired full legal title to the Caramanta project concessions described in items 3(i) and 3(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a fair value of $1.41 per share. In addition, a $50,000 finders fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration properties and rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase of mineral and exploration properties and rights was recorded as part of mineral property rights acquisition and exploration expenditures in fiscal 2006. As a result of our acquisition of Gavilan, we no longer have any minimum exploratory work obligations related to the Caramanta concessions.

(B) Marmato Project

On January 12, 2006, we entered into a Stock Purchase Agreement with Investcol and RNC (Colombia) Limited (the "Agreement"), whereby we would (i) acquire twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) hold an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera De Caldas, S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, we had the option to:

a)
Acquire 25% of the total outstanding shares of RNC by the issuance of 1,000,000 of our common shares to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. We completed the acquisition of 25% of RNC by the issuance of 1,000,000 shares of our restricted common stock to Investcol and the advancement of $1,200,000 by way of a non-interest bearing loan to RNC in the second quarter of fiscal 2006;

b)
Acquire an additional 25% of RNC by issuance of 2,000,000 of our common shares to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC. We completed the acquisition of the second 25% of RNC by the issuance to Investcol of 2,000,000 shares of our restricted common stock and the advancement of $4,000,000 by way of a non-interest bearing demand loan to RNC in the second quarter of fiscal 2006;

c)
Acquire an additional 25% of RNC by the issuance of 4,000,000 of our common shares to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006 we amended the January 12, 2006 Stock Purchase Agreement with Investcol and RNC (Colombia) Limited and concurrently exercised our option to increase interest in RNC from 50% to 75% in the third quarter of fiscal 2006. Under the terms of the amended agreement, we issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction we committed to provide an additional $5,000,000 by way of non-interest bearing demand loan to RNC by December 31, 2006 and provide sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project; and

d)
Acquire the final 25% of RNC for a price equal to the 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. We can make payment of the purchase price in either cash or our common shares. The terms of the agreement were amended on August 22, 2006. Under the terms of the amended agreement, we held an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldes, as determined by a forthcoming feasibility study. The purchase price, pursuant to the amended agreement, was limited to a maximum of $15,000,000 plus 4,000,000 of our common shares. Payment of the purchase price could be satisfied in either cash or our common shares, or any combination thereof.

On December 14, 2006, the parties executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, we had the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares to Investcol. In connection with the execution of the Second Amendment, we exercised our option, resulting in us acquiring an additional 15% of RNC in exchange for us issuing 4,000,000 common shares valued at $5,120,000 in the fourth quarter of fiscal 2006, bringing our total ownership to 90%. The revised terms set forth in the Second Amendment provide us with the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of our common stock, or any combination thereof.

On August 24, 2007 the parties executed a Third Amendment to the Stock Purchase Agreement (the “Third Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 10% of the issued and outstanding stock of RNC to a cash payment of $300,000 and the issuance of 3,000,000 shares of our common stock. In connection with the execution of the Third Amendment, we exercised our option to acquire the additional and final 10% interest in RNC. As consideration for the acquisition of the final 10% interest in RNC, we paid Investcol $300,000 and issued Investcol 3,000,000 shares of our common stock.

(C) The Kedahda Properties

On August 30, 2006 we purchased, through certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration.

Competition

The mineral exploration industry, in general, is intensely competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more well-established and have greater resources to engage in the production of mineral claims. We were incorporated on March 25, 2003 and restructured our operations in the first quarter of 2005 to pursue the exploration and development of mining properties located in Colombia. As a result, our operations are not well-established.

Given the scope of our planned exploration activities, our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of any of our property interests. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities. If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and entered into production of the mineral claims if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Gold Mining properties that produce at a cost higher than the prevailing market gold price generally cease operations whereas lower cost producers prosper. In the event a commercially viable deposit is found to exist, our method of competition will be to produce gold at a lower cost than the prevailing gold market price. We may be forced to cease operations if we are unable to produce at a cost lower cost than the prevailing gold market price.

Patents, Licenses, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We do not own, either legally or beneficially, any patent or trademark.

Research and Development

We did not incur any research and development expenditures in the fiscal years ended December 31, 2006 or 2005.

Subsidiaries

We own certain mining rights and options to acquire mining rights in the Zona Alta portion of the Marmato deposit located in western Colombia as a result of our acquisition of a 90% equity interest in RNC (Colombia) Limited ("RNC"), a Belize corporation and a previously a wholly-owned subsidiary of Investcol Limited. We also own 94.99% of Gavilan Minerales S.A., a Colombia corporation.

Existing and Probable Governmental Regulation

We have and will, in the future, engage consultants to assist us with respect to our operations in Colombia. We are beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies, in connection with our property interests in Colombia. No assurances can be given that we will be successful in our efforts. Further, in order for us to operate and grow our business in Colombia, we need to continually conform to the laws, rules and regulations of such country and local jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business, or prevent us from conducting our business.

The Marmato and Caramanta projects are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions, changing political conditions and international monetary fluctuations. Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines could have a significant effect on our business. No assurances can be given that the our plans and operations will not be adversely affected by future developments in Colombia

Title to land (in Western legal terms) is often unclear. Disputes over land ownership are common, especially in the context of resource developments. Identifying all the affected landowners or related stakeholders, and structuring compensation arrangements that are both fair and acceptable to all of them, is often extremely difficult. We believe that the satisfactory resolution of any local landowner or related stakeholder concerns is essential to the eventual development and operation of modern gold mines in the Marmato and Caramanta projects. The failure to adequately address any such landowner or related stakeholder issues will disrupt our plans. Although we will spend considerable time, effort and expense in an attempt to resolve any landowner or related stakeholder issues associated with our planned operations, no assurance can be given that disruptions arising out of landowner or related stakeholder dissatisfaction will not occur.

In Colombia, except for a few exceptions, the subsoils are owned by the State. The State may authorize private parties to explore and develop mineral deposits under concession contracts. Until 2001, they could also be developed under Exploration and Exploitation Contracts executed with specialized agencies of the Colombian State. However, as of 2001, Colombia’s New Mining Code permits only concession contracts, which are awarded by a single entity and are subject to a standard set of conditions.

The concession contract grants to a concessionaire, in an exclusive manner, the faculty to carry out within the given area, the studies, works and installations necessary in order to establish the existence of the minerals, object of this contract, and to exploit them according to the principles, rules and criteria belonging to the accepted techniques of geology and mining engineering. It covers also the faculty to install and build within the mentioned area and outside it, the equipment, services and works necessary for an efficient exercise of the rights set forth in the Colombian Mining Code. The concession contract will be agreed on for a term that the proponent requests, and up to a maximum of thirty (30) years. Such term will start from the date of inscription of the contract at the National Mining Register.

The concession contract has three phases:

1. Exploration Phase.

a.	Starts once the contract is inscribed in the National Mining Registry (Registro Minero Nacional, RMN).

b.	Valid for 3 years plus a 2 year extension.

c.	Annual property tax.

d.	Requires an annual Environmental Mining Insurance Policy for 5% of the value of the planned exploration expenditure for the year.

e.	Present a mine plan (PTO) and an Environmental Impact Study (EIA) for the next phase.

2. Construction Phase.

a.	Valid for 3 years plus a 1 year extension.

b.	Annual property tax payments continue as in Exploration Phase.

c.	Requires an annual Environmental Mining Insurance Policy for 5% of the value of the planned investment as defined in the PTO for the year.

d.	Environmental License issued on approval of Environmental Impact Study.

3. Exploitation Phase.

a.	Valid for 30 years minus the time taken in the exploration and construction phases, which means that it is 21 to 24 years and is renewable for 30 years.

b.	Annual Environmental Mining Insurance Policy required.

c.	No annual property tax.

d.	Pay royalty based on regulations at time of granting of the Contract.

We plan to apply for a master mining license which would include the exploration and mining rights for our Marmato Mountain Development Project.

Compliance with Environmental Laws

The Marmato and Caramanta Projects are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future.

The Colombian Mining Law 685 of 2001 requires an Environmental Mining Insurance Policy for each concession contract. In addition, this provision states that an Environmental Impact Study has to be presented at the end of the Exploration Phase if the concession is to proceed to the Construction Phase, and that this must be approved and an Environmental License issued before the Exploitation Phase can begin.

Exploration activities require an Environmental Management Plan and a Superficial Water Concession.

We have presented an Environmental Management Plan for drilling to the Departmental authority CORPOCALDAS (Corporación Autónoma Regional de Caldas or Caldas Regional Autonomous Corporation). This Plan includes a preliminary phase to close down the small mines and mills in the Zona Alta to stop the source of much of the contamination. We are currently in discussions with the Colombian government regarding the closure in the Zona Alta of the small mines and the related environmental liability.

A suitable water source has been identified for drilling water that will require a 2,000 m pipe, and the application for the Superficial Water Permit is being prepared. Existing water permits in the zone are also being investigated as an alternative.

We have also started an environmental monitoring program to prepare an Environmental Baseline Study and future environmental studies.

Exploitation requires in addition an Environmental License, Permit for Springs, Forest Use Permit, Certificate of Vehicular Emissions, Emissions Permit and River Course Occupation Permit.

The Zona Alta has environmental issues due to past and current mining activities including:

•	Surface disturbance and degradation including deforestation.

•	Ground instability, collapse, landslides affecting mountain slopes and Marmato town.

•	Absence of waste rock dumps and tailings ponds and dumping of waste rock down mountain slopes and into the Cascabel River and of tailings into rivers which drain into the Cauca River.

•
Contamination of water by mercury, cyanide, acid drainage, heavy metals and solids. In addition contamination of water by untreated sewage from Marmato town which has no drainage or treatment system, and by agricultural chemicals and waste from cultivation of coffee, bananas etc.

•	Potential liability of prior operations which had no waste dumps or tailings pond and discharges tailings directly into the Cascabel River which drains into the Cauca River.

The Colombian and/or local government currently does not but could in the future require us to remedy such consequences. The costs of such remediation could be material. Future environmental laws and regulations could impose increased capital or operating costs on us and could restrict the development or operation of any gold mines.

Employees

We have 95 employees, primarily consisting of administrative and technical staff in Colombia. We also retain consultants to assist in operations on an as-needed basis.

Plan of Operation

Introduction

This Mangement’s Discussion and Analysis (“MD&A”), which has been prepared as of July 31, 2007, is intended to supplement and complement our unaudited interim consolidated financial statements and notes thereto for the three and six months ended June 30, 2007 prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP (collectively, our “Financial Statements”). You are encouraged to review our Financial Statements in conjunction with your review of this MD&A. Additional information relating to our Company, is available at www.sec.gov.com. All dollar amounts in our MD&A are expressed in U.S. dollars, unless otherwise specified.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe”, “expect”, “intend”, “estimate”, “project”, “prospects”, or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates and commodity prices, competition, and changes in generally accepted accounting principles, as well as items described under “Risks and Uncertainties” elsewhere in this MD&A. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Second Quarter Fiscal 2007 Overview

During the second quarter of fiscal 2007 progress was made towards our objective of defining and consolidating our ownership of a bulk-mineable ore body in the Marmato region of Colombia. Our objective is to consolidate a new gold district around the Marmato Mountain in Colombia by:

•	Acquiring the rights to an historic prospective gold project in Marmato (the “Marmato Mountain Project”);

•	Acquiring the majority of legally registered mineral titles on the Marmato Mountain;

•	Acquiring certain surrounding properties in the Caramanta region (the “Caramanta Exploration Project”); and

•	Planning for and executing the acquisition of additional ancillary properties.

Our focus in fiscal 2007 is to continue to advance the Marmato Mountain Development Project towards development through:

•	The acquisition of additional Colombian mineral concessions and mineral rights;

•	Commencing the resettlement of the town of Marmato;

•	Commencing drilling and sampling programs;

•	The preparation of revised resource estimates; and

•	Preparing for a feasibility study.

In the second quarter of fiscal 2007 we advanced our business plan by:

•	Increasing our mineral and exploration rights ownership to 97 of 121 legally registered mineral titles from existing Colombian titleholders;

•	Continuing data collection for a baseline study; and

•	Commencing drilling and sampling on the Marmato Mountain.

As at June 30, 2007, the Zona Alta portion of the Marmato project in Colombia hosts approximately 275 total small mines which Compañia Minera de Caldas, S.A. (“Caldas”), a 94.99% owned subsidiary of RNC (Colombia) Limited (“RNC”) which we presently have a 90% interest in, is seeking to purchase individually. We own 94.99% of Caldas, with the remaining 5.01% held directly or indirectly by directors, officers, and senior management of the Company. Eighty-five (85) of these mines have registered titles in the Ministry of Mines in Caldas. We refer to these mines as Category 1. Thirty-six (36) mines are located in an area called CHG-081 in which there is one mining contract and we refer to these mines as Category 2. Once all of these Category 2 mines have been purchased, Caldas will own the entire CHG-081 contract. Our objective is to secure ownership to these one-hundred and twenty-one (121) properties. Approximately ninety (90) of the remaining mines have made applications for legalization under the previous mining law. We refer to these mines as Category 3. Of the applications made, management believes that less than thirty (30) will be approved. Approximately sixty-four (64) are illegal mines.

Certain mining properties have been purchased or optioned and are awaiting final payment once the documentation and registration is complete. The total number of legally registered mineral titles acquired by Caldas at June 30, 2007 is 97, an increase of 4 from March 31, 2007. Caldas is also purchasing the existing mills on the Zona Alta and has so far purchased 11 out of a total of approximately 26, an increase of 1 from March 31, 2007.

Our Business

We were incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003 and changed our name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. At that time, we changed our operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to the acquisition of, exploration for, and development of mineral properties. On July 31, 2006, our jurisdiction of incorporation was changed to the state of Delaware.

We are an exploration stage company engaged in the acquisition and exploration of mineral resource projects. Our main activity is the exploration and development of the Marmato Mountain Gold District in Colombia. The Company’s head office is located in Toronto, Canada and its exploration and administrative office in Colombia is located in the city of Medellin. The Marmato Mountain Gold District is located 80 km south of Medellin. We are actively advancing two areas within the Marmato Mountain Gold District. These are the Marmato Mountain Development Project and the Caramanta Exploration Project. The Caramanta Exploration Project surrounds the Marmato Mountain Development Project and we are actively securing additional exploration concessions between the two in order to consolidate the district.

The disclosure that follows is a discussion of each of the properties that we have an interest in and our results of operations for the three and six months ended June 30, 2007 and June 30, 2006.

Principal factors affecting our results of operations

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, and we maintain our accounts in U.S. Dollars.

We believe that the key determinants of our operating and financial results are the following:

(a)	The state of capital markets, which affects our ability to finance exploration activities;

(b)	The valuation of mineral properties as exploration results provide further information relating to the underlying reserves of such properties; and

(c)	Prices for metals, particularly, gold.

There is no assurance that commercially exploitable reserves of gold exist on any of our property interests. In the event that commercially exploitable reserves of gold exist on any of our property interests, there is no guarantee that we will make a profit. If we cannot acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected.

Revenues

We have not yet completed our economic feasibility studies to establish the existence of proven or probable reserves for our properties and, as a result, to date we have not recognized any revenues from mining activities for the period since incorporation to June 30, 2007.

Expenses

Our primary expenses consist of mineral property exploration expenditures and general and administrative expenses.

Critical accounting policies

The following are the accounting policies that we consider to be Critical Accounting Policies. Critical Accounting Policies are those that are both important to the portrayal of our financial condition and results and those that require the most difficult, subjective, or complex judgments, often as result of the need to make estimates about the effect of matters that are subject to a degree of uncertainty.

Going Concern

We incurred a net loss of $13.6 million for the period from inception on March 23, 2003 to June 30, 2007, and we are not presently generating any revenue. Furthermore, we have used in excess of $23.3 million during this period to fund our operations and mineral acquisitions program. At June 30, 2007, we have a working capital deficiency of $6.4 million. Our future is dependent upon our ability to obtain additional financing and future acquisition, exploration and development of profitable operations from our mineral properties. We plan to continue to seek additional financing in private and/or public equity offerings to secure funding for our operations. Our estimate of our project cost to feasibility is $35.0 million. We estimate that a minimum of $7.0 million will be required over the next twelve to eighteen months to complete the initial phase of drilling at Marmato (8,000 meters) as well as cover our administration and property purchases costs. Pending the results of our initial drill program, an additional $28 million will be required to complete the Marmato feasibility study, including an additional 22,000 meters of drilling at Marmato, and 12,000 meters of drilling at Caramanta. In addition, we may require additional funds of as much as $15 million on or before May 1, 2009 to complete the acquisition of our remaining 10% equity interest in RNC from Investcol. Other than the private placement completed subsequent to June 30, 2007, we currently do not have any arrangements for additional financing. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should we cease to continue as a going concern.

Basis of Presentation

Entities that are controlled by us, either directly or indirectly, are consolidated. Control is established by our ability to determine strategic, operating, investing and financing policies without the co-operation of others. We analyze our level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination, of these factors.

Our consolidated financial statements include the accounts of (i) Colombia Goldfields Ltd., a Delaware Corporation, (ii) our 90% interest in RNC (Colombia) Limited, a Belize corporation and its 94.99% owned subsidiary - Compania Minera de Caldas, S.A., a Colombia corporation, (iii) our 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia Corporation. All significant inter-company transactions and balances are eliminated upon consolidation.

Mineral and Exploration Properties and Rights Acquisition and Exploration Expenditures

Title on mineral properties and mining and exploration rights involve certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. We cannot give any assurance that title to such properties will not be challenged or impugned and we cannot be certain that we will have valid title to our mining properties. We rely on title opinions by legal counsel who base such opinions on the laws of countries in which we operate.

Our mineral property rights acquisition and exploration activities consist of

i)	The acquisition of mineral concessions;

ii)	The acquisition of mineral and exploration rights from existing titleholders;

iii)	The exploration of acquired mineral properties and related activities; and

iv)	The allocation of stock based compensation related to participants in our stock option plan.

Costs of acquiring mining properties, including interest costs attributable to mineral property acquisitions, are capitalized upon acquisition. Pursuant to SFAS No. 34, Capitalization of Interest Costs, interest costs attributable to mineral property acquisitions are also capitalized. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate the carrying value of capitalized mining costs and related property, plant and equipment costs, to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs is based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Asset Retirement Obligations

We apply SFAS No. 143, Accounting for Asset Retirement Obligations that requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires us to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted until it has been fully incurred, and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at June 30, 2007, and December 31, 2006, we do not have any asset retirement obligations.

Stock-Based Compensation

On January 1, 2006, we applied SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted is measured at the fair value at the grant date, using the Black-Scholes option pricing model and the resultant compensation expenses are classified in our consolidated statement of operations based on the classification of the underlying option plan participants’ related compensation expenses. In the event stock options are forfeited, any previously recognized compensation expense related to unvested and expiring awards is recognized in earnings during the period of forfeiture. The majority of our stock based compensation relates to either i) mineral exploration activities associated with our exploration personnel or ii) general and administrative expenses associated with our administrative employees, directors, and consultants.

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of our control. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity.

Selected Financial Information

The following table sets forth selected financial information for the three and six months ended June 30, 2007, and 2006. This summary of selected financial information is derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, our audited financial statements for the fiscal year ended December 31, 2006 and related note disclosures.

Statement of Loss and Deficit	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Cumulative from Inception (March 25, 2003 through June 30, 2007

Total Expenses	$3,760,840	$1,650,498	$6,698,710	$2,987,289	$15,585,168
Net loss	$(3,219,137)	$(1,601,628)	$(5,722,568)	$(2,934,864)	$(13,552,215)
Loss per Share-basic and diluted	$(0.05)	$(0.04)	$(0.09)	$(0.08)	N/A

Balance Sheet Data	As at June 30, 2007	As at June 30, 2006	As at June 30, 2007	As at June 30, 2006	As at June 30, 2007

Total Assets	$52,942,482	$24,042,680	$52,942,482	$24,042,680	$52,942,482
Total Long-Term Debt	$-	$-	$-	$-	$-
Total Liabilities	$18,880,059	$5,396,678	$18,880,059	$5,396,678	$18,880,059
Total Shareholders’ Equity	$34,062,423	$18,646,002	$34,062,423	$18,646,002	$34,062,423

Management’s Discussion and Analysis

The following discussion and analysis should be read in conjunction with our unaudited interim consolidated financial statements for the three and six months ended June 30, 2007 and June 30, 2006 and the accompanying notes thereto.

The Caramanta and Marmato Projects

We are actively advancing the Marmato Mountain Development Project and the Caramanta Exploration Project, both of which are located in Colombia’s Marmato Mountain Gold District. These projects are separated by approximately seven kilometers and our focus is on securing the region between Caramanta and Marmato and any other outlying targets that may contain similar mineralization or that have the potential for mining. We have advanced our ownership interests in these projects in fiscal 2006 and 2007 as follows:

(A) Caramanta Project

(i) Caramanta Project - concessions 6602, 1343 and 6329

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”) where Investcol assigned, transferred, and conveyed to us all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As a result of the Assignment Agreement, we acquired an option to purchase certain mining, mineral and exploration rights on property known as Concessions 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 be invested in exploratory work on the property over a three year period. As additional consideration for these rights, we issued 1,000,000 restricted shares of our common stock to Investcol at a deemed fair market value of $ 0.25 per share for total consideration of $260,000.

Pursuant to the Assignment Agreement, we also committed to fund $2,990,000 of exploratory work as follows:

a)	$500,000 upon the closing of the Assignment Agreement;

b)	$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase; and

c)	$1,740,000 during the 12-month period commencing June 25, 2007.

On September 25, 2006 the Assignment Agreement was superseded in connection with our agreement to buy the Mining Concessions outright as described in (iii) below.

(ii) Caramanta Project - concessions 6993,7039,6821 and 6770 and HET 31, 32, 26, 27 and, HETG 01

On February 16, 2006 we entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in a Contract for Purchase entered into with Cia Servicios Y Logisticos Ltda. (“Cia Servicios”). The LOI outlined a proposed transaction wherein we intended to acquire Investcol’s rights in certain mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol held to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, we entered into a definitive agreement with Investcol finalizing this transaction (the “Assignment Agreement”). In connection with the Assignment Agreement, we paid Investcol total consideration of $350,000 and issued 1,000,000 restricted shares of our common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles remained in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with our agreement to acquire the Mining Concessions outright as described below.

(iii) Acquisition of 100% of the Caramanta Exploration Properties

On September 25, 2006, we, through the acquisition of the outstanding shares of Gavilan Minerales, S.A., (“Gavilan”), acquired full legal title to the Caramanta project concessions described in items A(i) and A(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted shares of our common stock at a value of $1.41 per share. In addition, a $50,000 finder’s fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration properties and rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase of mineral and exploration properties and rights was recorded as part of mineral and exploration properties and rights in fiscal 2006. As a result of our acquisition of Gavilan, we no longer have any minimum exploratory work obligations related to the Caramanta concessions.

(B) Marmato Project

On January 12, 2006, we entered into a Stock Purchase Agreement with Investcol and RNC (Colombia) Limited (the "Agreement"), whereby we would (i) acquire twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) hold an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera De Caldas, S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, we:

a)
Acquired 25% of the total outstanding shares of RNC by the issuance of 1,000,000 of our common shares to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. We completed the acquisition of 25% of RNC by the issuance of 1,000,000 restricted shares of our common stock to Investcol and the advancement of $1,200,000 by way of a non-interest bearing loan to RNC in the second quarter of fiscal 2006;

b)
Acquired an additional 25% of RNC by issuance of 2,000,000 of our common shares to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC. We completed the acquisition of the second 25% of RNC by the issuance to Investcol of 2,000,000 restricted shares of our common stock and the advancement of $4,000,000 by way of a non-interest bearing demand loan to RNC in the second quarter of fiscal 2006;

c)
Held the option to acquire an additional 25% of RNC by the issuance of 4,000,000 of our common shares to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006, we amended the January 12, 2006 Stock Purchase Agreement with Investcol and RNC (Colombia) Limited and concurrently exercised our option to increase interest in RNC from 50% to 75% in the third quarter of fiscal 2006. Under the terms of the amended agreement, we issued 4,200,000 restricted shares of our common stock and paid $200,000 to Investcol. In connection with this transaction we committed to provide an additional $5,000,000 by way of non-interest bearing demand loan to RNC by December 31, 2006 and provide sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project; and

d)
Held the option to acquire the final 25% of RNC for a price equal to 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. The purchase price was payable in either cash or our common shares. The terms of the agreement were amended on August 22, 2006. Under the terms of the amended agreement, we held the option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldes, as determined by a forthcoming feasibility study. The purchase price, pursuant to the amended agreement, was limited to a maximum of $15,000,000 plus 4,000,000 of our common shares. Payment of the purchase price could be satisfied in either cash, shares of our common stock, or any combination thereof.

On December 14, 2006, the parties executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, we had the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares to Investcol. In connection with the execution of the Second Amendment, we exercised our option, resulting in us acquiring an additional 15% of RNC in exchange for us issuing 4,000,000 restricted shares of our common stock valued at $5,120,000 in the fourth quarter of fiscal 2006, bringing our total ownership to 90%. The revised terms set forth in the Second Amendment provide us with the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of our common stock, or any combination thereof.

On August 24, 2007 the parties executed a Third Amendment to the Stock Purchase Agreement (the “Third Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 10% of the issued and outstanding stock of RNC to a cash payment of $300,000 and the issuance of 3,000,000 shares of our common stock. In connection with the execution of the Third Amendment, we exercised our option to acquire the additional and final 10% interest in RNC. As consideration for the acquisition of the final 10% interest in RNC, we paid Investcol $300,000 and issued Investcol 3,000,000 shares of our common stock.

(C) The Kedahda Properties

On August 30, 2006 we purchased, through certain mining exploration properties in the Republic of Colombia, and the related geochemical and other proprietary geological data from a wholly owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration.

Results of Operations - Three and Six Months ended June 30, 2007 Compared With Three and Six Months ended June 30,  2006.

For the three months ended June 30, 2007, we incurred a net loss of $3,219,137 (2006 -$1,601,628). We generated interest income of $3,803 for the three months ended June 30, 2007 (2006-$48,870). The primary contributors to our net loss for the three months ended June 30, 2007 were mineral exploration expenses of $1,560,588 (of which $244,787 relates to non-cash stock-based compensation expenses) and general and administrative expenses of $1,290,079 (of which $615,793 relates to non-cash stock-based compensation expenses), along with a foreign exchange loss of $889,408.

For the comparative period, the primary contributors to our net loss were mineral exploration expenses of $540,434 (of which $71,011 relates to non-cash stock-based compensation expenses) and general and administrative expenses of $1,059,766 (of which $624,655 relates to non-cash of stock-based compensation expenses) along with a foreign exchange loss of $38,107.

Our exploration activities typically involve the following activities and expenditures:

i)
The acquisition of mineral concessions: To June 30, 2007 this has consisted primarily of payments for the assignment contracts and subsequent full legal titles associated with the Caramanta project, the acquisition of the Marmato project via our purchases of RNC (Colombia), and the purchase of the Kedahda properties. The concessions we acquire typically exclusively grant to the concessionaire the faculty to carry out within the given area, the studies, works and installations necessary in order to establish the existence of the minerals, and to exploit them according to the principles, rules and criteria belonging to the accepted techniques of geology and mining engineering. During the three and six months ended June 30, 2007, we did not acquire any additional mineral concessions.

ii)
The acquisition of mineral and exploration rights from existing Colombian titleholders. This typically involves staged payments to affected landholders and related stakeholders. The procedure for payment is normally a payment of 25% of the total negotiated purchase price on signing, 25% of the total negotiated purchase price when all documentation has been submitted to the local mining department, and the final 50% payment when the mining claim has been registered in our name. Satisfactory resolution of local landowner or relative concerns is essential to the eventual development and operation of modern gold mines on the Marmato project. As at June 30, 2007, we have reached agreements with the titleholders to secure 97 titles deemed desirable in our business plan (March 31, 2007 - 93), with 44 titles registered in the Company’s name (March 31, 2007 - 24). During the three months ended June 30, 2007, we expended a total of $1,451,310 on mineral and exploration rights (six months ended June 30, 2007 - $5,191,893) and have obligations at June 30, 2007 to make payments of $5,126,938 pursuant to amounts owing under our purchase agreements; and

iii)
The evaluation of acquired mineral properties and related activities. This typically involves the payment of salaries, wages, and other exploration costs in the host country directly attributable to field activities furthering our mineral concessions and rights. During the three months ended June 30, 2007, we expended a total of $1,315,801 on the exploration of acquired mineral properties (six months ended June 30, 2007 - $2,572,692).

As a result of our fiscal 2007 efforts to explore and evaluate the Marmato Region, our mineral property exploration expenses increased significantly for the three months ended June 30, 2007 to $1,560,588 (including $244,787 in stock-based compensation) from $540,434 (including $71,011 in stock-based compensation ) for the three months ended June 30, 2006. For the six months ended June 30, 2007 our mineral property exploration expenses increased to $3,032,604 (including $459,912 in stock-based compensation) from $1,113,057 (including $136,560 in stock-based compensation) for the six months ended June 30, 2006.

General and administrative expenses also increased in the second quarter of fiscal 2007, to $1,290,079 for the three months ended June 30, 2007 from $1,059,766 for the three months ended June 30, 2006, reflecting our continued transition from a start-up enterprise to a company with an active exploration program and infrastructure sufficient to support field activities. Another significant component of general and administrative expenses in the second quarter of fiscal 2007 was allocated stock-based compensation, which totaled $615,793. The remainder of our second quarter 2007 general and administrative expenses consisted primarily of consulting fees paid to directors, officers, and shareholders, and expenses related to accounting, legal, investor relations, and expenses associated with Sarbanes Oxley and other regulatory compliance. As well, in the second quarter of fiscal 2007, we incurred a $889,408 foreign exchange loss. The majority of our accounts payable and accrued liabilities in Caldas and Gavilan are denominated Colombian pesos and the weakening of the U.S. dollar against many world currencies, including a 12% decline against the Colombian peso during the second quarter of 2007 resulted in the aforementioned foreign exchange loss for the three months then ended.

The increase in our other operating expenses in the second quarter of fiscal 2007, primarily amortization expenses, related to the amortization of office equipment, computers, and vehicles. For the three months ended June 30, 2007, we incurred a net loss of $3,219,137 (2006- $1,601,628), and recorded a deferred income tax recovery of $537,900 related to deductible temporary differences associated with our Colombian subsidiaries.

For the six months ended June 30, 2007 we incurred a net loss of $5,722,568 compared to $2,934,864 for the six months ended June 30, 2006. The primary contributors to our year-to-date fiscal 2007 loss were $3,032,604 in mineral property exploration expenses, $2,691,311 in general and administrative expenses, foreign exchange losses of $935,216 and amortization of $39,579. We generated $13,532 in interest income during the first six months of fiscal 2007 and recorded a deferred income tax recovery of $962,610 related to deductible temporary differences associated with our Colombian subsidiaries.

During the second quarter of fiscal 2007, we used cash of $2,914,474 in operations (2006-$1,556,858). The majority of our operating cash requirements consisted of exploration costs incurred in our Colombian operations, and consulting fees, travel expenses, and audit and legal fees related to regulatory compliance. During the first quarter of fiscal 2007, we issued 50,000 shares of our common stock upon the exercise of 50,000 stock options for proceeds of $37,500. We also issued a total of 60,000 shares of our common stock to non-management directors of the Company in connection with their annual remuneration, however no cash was generated from these issuances. We also raised $3,500,000 by the issuance of short term bridge loans. During the second quarter of fiscal 2007, we expended $8,321 on the purchase of capital assets and $2,094,684 funding the acquisition of mineral exploration rights, resulting in a net cash decrease of $1,479,979 for the three months ended June 30, 2007. Year-to-date, we have used $4,740,029 in operations, raised a net $12,016,300 from debt and equity issuances, and used $5,697,195 in investing activities, resulting in a net increase in cash year-to-date of $1,579,076.

As at June 30, 2007, we held cash and cash equivalents of $2,461,989. Our working capital deficiency of $6,378,172 consisted of i) Cash and cash equivalents of $2,461,989; ii) Prepaid expenses and deposits of $724,984, consisting primarily of advances for mineral and exploration rights and prepaid Marmato exploration expenditures; iii) Prepaid consulting fees of $518,000, reflecting the current portion of unamortized stock-based compensation associated with direct stock awards; iv) Accounts payable and accrued liabilities of $6,583,145, consisting primarily of amounts owing to Marmato titleholders under our mineral and exploration rights purchase agreements (at June 30, 2007 $5,126,938 is owing pursuant to these agreements); and v) The Company’s $3,500,000 short term bridge loan as described elsewhere in this MD&A.

Results of Operations - Three and Six Months ended June 30, 2006 Compared With Three and Six Months ended June 30,  2005

We incurred a net loss of $1,601,628 in the three months ended June 30, 2006, as compared to a net loss of $87,336 in the three months ended June 30, 2005.

We incurred operating expenses of $1,650,498 for the three month period ended June 30, 2006, compared to operating expenses of $87,336 for the same three month period in the prior year. We incurred operating expenses of $2,987,289 for the six month period ended June 30, 2006, compared to operating expenses of $125,523 for the six month period ended June 30, 2005. The increase in our operating expenses for the three and six months ended June 30, 2006, when compared to the same reporting period in the prior year, is attributable to expenditures relating to mineral property exploration operations under our new business plan and stock based compensation. Our expenses for the three months ended June 30, 2006 consisted primarily of mineral property rights and exploration expenses in the amount of $540,434 (including stock-based compensation of $71,011), and general and administrative expenses in the amount of $1,059,766 (including stock-based compensation of $624,655).

We generated interest income of $48,870 for the three months ended June 30, 2006 and $52,425 for the six months ended June 30, 2006, but did not generate any revenue during the reporting period from our current mining operations.

We did not generate any revenue during the three months ended June 30, 2005. During the six months ended June 30, 2005, we generated $763 from our prior business plan which was discontinued in the first quarter of 2005 to pursue the acquisition and development of mining properties. We incurred a loss of $2,934,864 during the six months ended June 30, 2006 compared to a net loss of $124,760 in our comparative fiscal 2005 period. The increased net loss is attributable to increased expenditures related to mineral property exploration operations under our new business plan and stock-based compensation expenses.

Results of operations - fiscal year 2006 compared with fiscal year 2005.

Our current operations are focused on the acquisition and development of the aforementioned interests in mining properties located in the Marmato Mountain Gold District located in Colombia. We do not anticipate earning any revenues from operations until such time that commercial production commences on the mining properties for which we currently hold an interest or may acquire an interest in the future. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property interests, or if such resources are discovered, that we will enter into commercial production. In addition, numerous regulatory, practical, legal and other obstacles could adversely affect our ability to achieve profitable operations.

In the first quarter of fiscal 2005, we discontinued our electronic filing services operations and, as a result, historical income and expenses relating to those discontinued oppositions have been classified as discontinued operations for all comparative periods presented.

For the year ended December 31, 2006, we incurred a net loss of $6,278,684 (2005-$1,491,470). We generated interest income of $118,034 (2005-$NIL). The primary contributors to our net loss were mineral property rights acquisition and exploration expenses of $3,298,438 (of which $213,595 relates to non-cash stock-based compensation charges) and general and administrative expenses of $3,962,960 (of which $1,779,562 relates to non-cash stock based compensation charges).

Our exploration activities typically involve the following activities and expenditures:

i)
The acquisition of mineral concessions: to December 31, 2006 this has consisted primarily of payments for the assignment contracts and subsequent full legal titles associated with the Caramanta project, the acquisition of the Marmato project via our purchases of RNC (Colombia), and the purchase of the Kedahda properties. The concessions we acquire typically exclusively grant to the concessionaire the faculty to carry out within the given area, the studies, works and installations necessary in order to establish the existence of the minerals, and to exploit them according to the principles, rules and criteria belonging to the accepted techniques of geology and mining engineering. In fiscal 2006, we expended a total of $22,200,841 acquiring mineral concessions.

ii)
The acquisition of mineral and exploration rights from existing Colombian titleholders. This typically involves staged payments to affected landholders and related stakeholders. The procedure for payment is normally a payment of 25% of the total negotiated purchase price on signing, 25% of the total negotiated purchase price when all documentation has been submitted to the local mining department, and the final 50% payments when the mining claim has been registered in our name. Satisfactory resolution of local landowner or relative concerns is essential to the eventual development and operation of modern gold mines on the Marmato project. As at December 31, 2006, we reached agreements with the titleholders to secure 90 of 121 titles deemed desirable in our business plan. In fiscal 2006, we expended a total of $10,639,071 acquiring mineral and exploration rights; and

iii)
The evaluation of acquired mineral properties and related activities. This typically involves the payment of salaries, wages, and other exploration costs in the host country directly attributable to field activities furthering our mineral concessions and rights. In fiscal 2006, we expended a total of $3,084,843 on the exploration of acquired mineral properties.

As a result of our fiscal 2006 efforts to explore and evaluate the Marmato Region, our mineral property exploration expenses increased significantly, from $1,179,298 for the year ended December 31, 2005 to $3,298,438 for the year ended December 31, 2006.

General and administrative expenses also increased during fiscal 2006, from $309,100 in fiscal 2005 to $3,962,960 in fiscal 2006 (of which $1,779,562 relates to non-cash stock based compensation charges), reflecting our transition from a start-up enterprise to a Company with an active exploration program and infrastructure sufficient to support field activities. The primary component of general and administrative expenses in fiscal 2006 was allocated stock based compensation, which totaled $1,779,562. The remainder, $2,183,398 consisted primarily of consulting fees paid to directors, officers, and shareholders of $885,130, and balance relating to accounting, legal, investor relations, and travel expenses associated with the ramp up of our exploration activities.

The increase in our other operating expenses in fiscal 2006, primarily amortization expenses, related to the amortization of office equipment, computers, and vehicles. For the year ended December 31, 2006, we incurred a net loss of $6,278,684 (2005- $1,491,470). The primary contributors to our net loss were mineral property exploration expenses of $3,298,438, general and administrative expenses of $3,962,960 (of which $1,779,562 relates to non-cash stock based compensation charges) and a future income tax recovery of $928,950 related to deductable temporary differences associated with our Colombian subsidiaries.

During fiscal 2006, we used cash of $4,800,669 in operations (2005-$1,339,165). The majority of our operating cash requirements consisted of costs incurred to establish our Colombian operations, primarily consulting fees, travel expenses, and audit and legal fees. During fiscal 2006, we issued a total of 13,350,000 common shares as consideration for i) the acquisition of the 90% of RNC and ii) the acquisition of Gavilan. We received no cash from these issuances, but did receive net proceeds of $10,821,874 in connection with the separate issuance of 13,097,749 common shares. In fiscal 2006, we expended $465,058 on the purchase of capital assets and $6,238,874 acquiring mineral exploration rights, resulting in a net cash usage of $682,727 for the year ended December 31, 2006.

As at December 31, 2006, we held cash and cash equivalents of $882,913. Our working capital deficiency of $4,978,411 consisted of i) Cash and cash equivalents of $882,913; ii) Prepaid expenses and deposits of $176,347, consisting primarily of advances for mineral and exploration rights and prepaid Marmato exploration expenditures; and iii) Accounts payable and accrued liabilities of $6,037,671, consisting primarily of amounts owing to Marmato titleholders under our mineral and exploration rights purchase agreements. These amounts relate primarily to staged payments owing under our agreements to acquire exploration rights from existing Colombian titleholders as described earlier in this MD&A.

Results of operations - fiscal year 2005 compared with fiscal year 2004

For the fiscal year ended December 31, 2005, we incurred a net loss of $1,491,470, compared to $23,094 in the fiscal year ended December 31, 2004.

Our general and administrative expenses in fiscal 2005 were $309,100 (2004-$28,258). The primary components of general and administrative expenses were legal and consulting fees in connection with our mineral exploration business.

Mineral property acquisition and exploration expenditures of $1,179,298 (2004-$NIL) were incurred during fiscal 2005. We expended $260,000 towards mineral concessions and $919,298 on exploration activities. Further information with respect to these expenditures is provided in Note 3 to our consolidated financial statements.

Changes in our other operating expenses, primarily amortization, were not significant.

During fiscal 2005, we used $1,339,165 in cash for operations (2004-generated $1,194 from operations). The majority of the fiscal 2005 operating cash requirements consisted of mineral property acquisition and administrative expenditures as described above.

We raised $2,822,900 during fiscal 2005 through the issuance of common stock and share purchase warrants as described in Note 5 to our consolidated financial statements and expended $22,780 on the purchase of capital assets and website development costs (2004-$NIL), resulting in net increase in cash of $1,460,955 (2004-$101,194).

At December 31, 2005, we held cash and cash equivalents of $1,565,640 and our working capital was $1,663,392.

Quarterly Results
	2007		2006				2005
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net Loss	$(3,219,137)	$(2,503,431)	$(1,398,195)	$(1,945,622)	$(1,601,628)	$(1,333,239)	$(1,027,485)	$(339,225)	$(87,336)	$(37,424)
Net loss per share
- basic and diluted	$(0.05)	$(0.04)	$(0.03)	$(0.04)	$(0.04)	$(0.04)	$(0.04)	$(0.01)	$(0.00)	$(0.00)

Liquidity and Capital Resources

Our cash and working capital positions as at the dates indicated were as follows:

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$2,461,989	$882,913
Working capital deficiency	$6,378,172	$4,978,411

We have historically relied on equity capital to fund our operations and mineral property acquisition and exploration activities. For the cumulative period March 25, 2003 to June 30, 2007, we have raised $25.8 million from the issuance of shares of our common stock, share purchase warrants, and short-term bridge loans (net of repayments) and used $23.3 million to fund operations and mineral property acquisition and exploration activities, leaving cash and cash equivalents of $2.5 million at June 30, 2007 and a working capital deficiency of $6.4 million.

In order to continue to advance our operations while we source additional equity financing, on June 12, 2007 we entered into a $3,500,000 promissory note with our President, a shareholder, and a company controlled by these individuals. The short-term bridge loan, secured by our investment in RNC, is due and payable upon closing of a planned equity financing, but in no case later than August 15, 2007. Upon repayment, a $52,500 loan origination fee is payable to the note holders. The note accrues interest at 10% per annum, with monthly interest payments commencing June 30, 2007. The loan was repaid subsequent to the closing of our August 14, 2007 private placement as described below.

Based upon our current financial condition, we anticipate that the current cash on hand is insufficient to operate our business through the end of the current fiscal year. We intend to fund operations through additional debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in private and/or public equity offerings to secure funding for our operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired and we may lose our option to purchase certain mining and mineral rights. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

On August 14, 2007 we completed a private equity offering of 8,483,000 units at $1.40 CDN per unit to a total of 24 investors. Each unit consists of one share of our common stock and one-half Warrant (the “Warrant”) for a total of 8,483,000 common shares and 4,241,500 Warrants issued. The total gross proceeds raised was $11,876,200 CDN. Each Warrant is exercisable for one common share at an exercise price of $1.85 CDN and the Warrants are exercisable for 12 months following the closing of the offering. The Warrant also requires the holder to exercise, upon notice from the Company, in the event that during any fifteen consecutive trading days, the common stock of the Company closes at or above $2.25 CDN on a recognized North American stock exchange. In connection with this private equity offering, we paid as a commission $712,572 CDN and issued additional warrants to our placing agents (the “Agent’s Warrants”) to purchase 508,980 shares of our common stock, with each Warrant exercisable at a price of $1.40 CDN for a period of thirty-six months from the date of issuance.

Pursuant to the terms of the private placement, the Company is obligated to file a Registration Statement with the Securities and Exchange Commission (SEC) to register the common shares and common shares underlying the Warrants. If the SEC has not issued a Notice of Effectiveness regarding the Registration Statement within seven months of the closing date, the we are obligated to pay the subscribers to the offering a cash penalty of 1.5% per month for each month of delay, or portion thereof.

In order to finance continuing operations and make payments related to the acquisition of identified properties and the exercise of our rights to the remaining options we hold, additional funding from external sources will be required.

Off-balance sheet arrangements

We do not enter into off-balance sheet arrangements and have no off-balance sheet obligations at June 30, 2007.

Contractual obligations

We are in the process of finalizing an employment contract with Mr. J. Randall Martin, our President and Chief Executive Officer. Under the contract, Mr. Martin is entitled to receive a monthly compensation of $20,000, and is eligible to participate in our share compensation arrangements. In addition, Mr. Martin is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. If Mr. Martin’s contract is terminated without cause or a change in control of the Company occurs, he is entitled receive a lump sum equal to 12 months monthly compensation and is provided accelerated vesting on any and all outstanding stock options. Under the contract, Mr. Martin has disclaimed any rights to all intellectual property created by him or jointly with others while with us. In addition, following termination of the contract, Mr. Martin will be subject to a one-year non-competition covenant. We expect the contract to be finalized by the fourth quarter of 2007.

We are in the process of finalizing an employment contract with Mr. James Kopperson, our Chief Financial Officer. Under the contract, Mr. Kopperson is entitled to receive a monthly compensation of $17,500, and is eligible to participate in our share compensation arrangements. In addition, Mr. Kopperson is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. If Mr. Kopperson’s contract is terminated without cause or a change in control of the Company occurs, he is entitled receive a lump sum equal to 12 months monthly compensation and is provided accelerated vesting on any and all outstanding stock options. Under the contract, Mr. Kopperson has disclaimed any rights to all intellectual property created by him or jointly with others while with us. In addition, following termination of the contract, Mr. Kopperson will be subject to a one-year non-competition covenant. We expect the contract to be finalized by the fourth quarter of 2007.

We have a two-year consulting contract with Dr. Stewart Redwood, our VP of Exploration. Under the contract, Dr. Redwood is entitled to receive compensation at the rate of $750 per day and is eligible to participate in our share compensation arrangements. In addition, he is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. We also granted Dr. Redwood 500,000 restricted shares in the first quarter fiscal 2007. Should Dr. Redwood’s contract with us be terminated with cause or by his resignation before the period of two years has elapsed, he is required to return pro rata portion of the shares based on the time remaining on the contract.

We have a two-year consulting contract with Mr. Ian Park, the President of Caldas. Under the contract Mr. Park is entitled to receive monthly compensation of USD $800 per day and may be entitled to a bonus (subject to board approval) and is eligible to participate in our share compensation arrangements. In addition, Mr. Park is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Park can terminate his contract with us at any time upon 30 days written notice and upon receipt of such notice; we have the right to accelerate the termination date. Under the contract, Mr. Park has disclaimed any rights to all intellectual property created by him or jointly with others while with us. In addition, following the termination of the contract, Mr. Park will be subject to a one-year non-competition covenant.

We have entered into a two-year contract with Mr. Thomas Lough. Mr. Lough is the President and a director of Investcol Limited. We purchased our 90% interest and have an option to acquire to remaining 10% interest in RNC from Investcol. In exchange for management services provided by Mr. Lough in connection with our Colombian operations, the contract provides for compensation of $800 per day. Mr. Lough is also eligible to participate in our share compensation arrangements. In addition, he is entitled to reimbursement of all reasonable out-of-pocket expenses incurred in the performance of his duties.

Related Party Transactions

Certain transactions described under The Caramanta and Marmato Projects elsewhere in this MD&A are considered related party transactions. During certain periods we also paid management and consulting fees to directors, senior officers and shareholders and for certain prior periods, we paid office rental fees to a company related to a former director. Further information on these transactions is provided in our accompanying consolidated financial statements under Note 8 - “Related Party Transactions”.

Risks and Uncertainties

Going Concern

The Company has incurred a net loss for the period from inception on March 25, 2003 to March 31, 2007 and has no source of operating revenue. The Company’s future is dependent upon its ability to obtain financing and the future exploration and development of profitable operations from its mineral properties. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future. Management intends to continue relying upon the issuance of securities to finance the development of the business. As disclosed in Note 12 to our March 31, 2007 financial statements, subsequent to March 31, 2007 we entered into a $3.5 million bridge loan to continue operations. There can be no assurance that the Company will continue to be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. If the Company is unable to secure additional funding, the implementation of its business plan will be impaired and the Company may lose its option to purchase certain mining and mineral rights. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should the Company cease to continue as a going concern.

Ownership of Mineral Rights

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties.  For example, there is a risk that the Colombian government may in the future grant additional titles in excess of the Company's expectations to currently illegal miners.  Furthermore, although the Company believes that mechanisms exist to integrate the titles of mineral properties currently not owned by the Company, there is a risk that this process could be time consuming and costly.  The Company's plan to move the town of Marmato is subject to the risks inherent in any relocation project involving the movement of an established town and its residents to a new location.

Foreign Exchange Risk

A substantial portion of our operating expenses is denominated in U.S. dollars, with the remainder largely in either Colombian pesos or Canadian dollars. Fluctuations in currency exchange rates have a significant impact on our results from operation and corresponding financial stability. Historically, we have not entered into derivative contracts either to hedge existing risks or for speculative purposes and do not currently foresee doing so in the future. As a result, fluctuations in exchange rates could materially impact reported results in the future.

Environmental Risk

Environmental legislation and regulations affect our operations and exploration projects. Such legislation and regulations apply to us along with other companies in the mining and metals industry. These types of legislation and regulations require us to obtain operating licenses, permits and other approvals and impose standards and controls on activities relating to our mining exploration activities. Environmental assessments are required before undertaking significant changes to existing operations. In addition to current requirements, we expect that additional environmental regulations will likely be implemented to protect the environment and quality of life, given issues of sustainable development and other similar requirements. Although at December 31, 2006 we have no asset retirement or remediation obligations there can be no certainty this situation will continue.

Changes in environmental legislation could have a material adverse effect on our operations and business plan. The complexity and breadth of these issues make it extremely difficult to predict their future impact on us. Compliance with environmental legislation can require significant expenditures and failure to comply with environmental legislation may result in the imposition of fines and penalties, liability to clean up costs, damages, and the loss of important permits.

There can be no assurance that we will at all times be in compliance with all environmental regulations or that steps to bring us into compliance would not materially adversely affect our business, results of operations, financial condition or liquidity. We may also be subject to claims from persons alleging that they have suffered significant damages as a result of the environmental impact of our operations.

Governmental Regulations

The mining and metals industry is subject to regulation and intervention by governments in such matters as control over the development and abandonment of mine sites (including restrictions on production) and possible expropriation or cancellation of contract and mineral rights. Before proceeding with major projects, including significant changes to existing operations, we must obtain certain regulatory approvals. The regulatory approval process can involve stakeholder consultation, environmental impact assessments and public hearings, among other things. In addition, regulatory approvals may be subject to conditions, including the obligation to post security deposits and other financial commitments. Failure to obtain regulatory approvals, or failure to obtain them on a timely basis could result in delays and abandonment or restructuring of projects and increased costs, all of which could negatively affect our profitability and cash flows. In addition, such regulations may be changed from time to time in response to economic or political conditions, and the implementation of new regulations or the modification of existing regulations affecting the mining and metals industry could increase our costs and have a material adverse impact on business, results of operations, financial condition and liquidity.

There can be no assurance that we will be in compliance with all applicable laws or regulations at all times or that steps to bring us into compliance would not materially adversely impact our business, results of operations, liquidity or financial condition.

Recently Issued Accounting Standards

The FASB has issued FIN 48, which prescribes rules on the accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. In order to recognize a tax asset it must be more likely than not a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes will be the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The adoption of FIN 48 did not have a material impact on our financial position, results of the operations, or cash flows for the three and six months ended June 30, 2007.

Share Data

At July 31, 2007, we have 65,819,849 common shares outstanding. In addition, we have outstanding:

i)	3,977,500 stock options, each of which is exercisable into one common share; and

ii)	7,431,906 common share purchase warrants, each of which is exercisable into one common share.

Fiscal 2007 Exploration Activities and Outlook

Marmato Project

We have been working on the Marmato Mountain Development Project since 2005. The main focus of work since then has been to negotiate the purchase of the numerous small mines that compromise the Zona Alta (Upper Zone) portion of the mountain.

Resource Estimates

The Zona Alta has a historical resource estimate made by a previous explorer in 1998 of 5.3 million ounces of gold at a cutoff grade of 0.50 g/t. This comprises 56 million tonnes at an average grade of 1.06 grammes per tonne gold for a total of 1.9 million ounces gold in the “inferred resource” category, and a further 99 million tonnes at an average grade of 1.07 grammes per tonnes gold for a total of 3.4 million ounces in the “mineral potential” category. The historical resource was reviewed by Micon International Limited, a leading international engineering and geological services firm. Micon concluded that because the original database and the report appendices were unable to be reviewed and verified, the 1998 resource estimate should be regarded as a historical resource to be used for information purposes only and only as an indication of the project’s potential.

Drilling and Underground Sampling

Our initial exploration program comprises 8,000 meters of diamond drilling plus a comprehensive program of channel sampling of underground mines.

Diamond drilling started with one drill rig. By the end of the second quarter of fiscal 2007, a total of 1,860 meters of drilling in six holes with depths ranging from 110 to 430 meters had been completed. At the date of this MD&A, the total amount drilled was 2,110 meters in seven holes.

As a result of difficulties in contracting drill rigs due to a global shortage, we ordered three portable diamond drill rigs in the second quarter of 2007. The first of these drill rigs arrived at Marmato in July, subsequent to the second quarter reporting period, and the other two are due in August. The first rig has capability to drill underground as well as on surface. Two additional rigs were also contracted, the first of which arrived in July. As a result, by August we expect to have six diamond drill rigs operating at Marmato.

A comprehensive underground channel sampling program was also started in the first quarter at Marmato. The program comprises continuous saw-cut channel samples from all cross-cuts, mine faces, and at regular intervals along the backs of the numerous artisanal mines in the Zona Alta. This is being carried out in conjunction with detailed surveying of the mine portals by differential global positioning system instrument and detailed surveying of the underground mines by total station survey instruments. This will enable a three-dimensional model of the mines and veins to be constructed. A program of mine maintenance and rehabilitation is also being carried out for access for surveying and sampling.

Metallurgy

SGS Lakefield Research Limited of Lakefield, Ontario has been contracted by us to carry out preliminary scoping metallurgy test work to develop a process flow sheet for our Scoping Study.

Geotechnical Studies

Golder Associates Ltd. of Mississagua, Ontario has been contracted by us to carry out geotechnical data collection and interpretation for open pit design, and to make a preliminary selection and evaluation of sites for waste rock and tailings disposal. This will form part of the Scoping Study. Geotechnical logs are being made of the drill core by our geologists and Micon will use this and other data to carry out data analysis and pit slope determination at a scoping study level.

Environmental Studies

An Environmental Baseline Study was started in October 2006 by LHC Consultores Ambientales of Colombia. The study is expected to give a full year of environmental data for incorporation on the Scoping Study. The study will form the basis for our future environmental permits and our Social and Environmental Impact Statement (EIS). We believe that we have no current environmental liability for past practices of others and we have received approval for drilling from Corpocaldas under an approved Environmental Management Plan. Nevertheless, we intend to meet or exceed modern global standards of environmental stewardship in the preparation of the Baseline study and subsequent EIS.

Knight Piesold and Company of Denver, Colorado has been contracted to carry out validation of environmental data collection and management and a social impact study, including independent supervision of the baseline study being carried out by LHC.

Caramanta Project

We currently control 32,000 hectares of exploration licenses in the Caramanta project through ownership, options and applications. These surround the Marmato Mountain Development Project and our objective is to acquire additional licenses to consolidate the district. There are numerous gold showings and artisanal mines in the district and we believe that there is good potential for discovery of additional gold deposits in the Marmato District. We discovered a new gold target at El Salto, 3.5 kilometers north of the Zona Alta of Marmato, in 2006. Detailed channel sampling of the main area exposed in shallow artisanal open pit mine workings was carried out in 2006 and we plan to carry out a program of diamond drilling in this area in the fourth quarter of 2007. Compilation of data for drill planning was carried out in the second quarter of 2007 and further planning will be carried out in the third quarter. In addition a field program of soil and rock sampling will be carried out in the third quarter in the surrounding areas to define the extent of gold mineralization and additional drill targets.

Description of Property

Our principal offices are located at #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5.

Our office in Medellin is located at Carrera 34 No. 5G 86, Medellin, Poblado, Colombia.

Marmato Mountain Development Project

Location & Access

The Marmato project is located in the Departments of Caldas and Antioquia, Colombia and is approximately 80 km due south of the city of Medellín, which is the capital of Antioquia. The latitude and longitude for the Marmato project is approximately 5°28’24” N, 75°35’57”W.

The Zona Alta of the Marmato project is located on Cerro El Burro, which is also known unofficially as Alto del Burro, on the west side of urban centre of Marmato at Universal Transverse Mercator (UTM) coordinates, Zone 18N 433,493E - 605,232N. The datum used for the UTM coordinates was WGS84 Zone 18N.

The Marmato mining property is divided into two levels vertically comprising the Zona Alta and the Zona Baja. This division was made in 1954 and allowed concession contracts to be defined by horizontal levels. The Zona Alta is mined by numerous small miners and we are in the process of purchasing the individual mineral licenses which comprise the Zona Alta. We hold our interest in the Marmato project through our wholly-owned Colombian subsidiary Minera de Caldas. Minera de Caldas holds a number of mineral licenses in the Marmato Zona Alta (Upper Zone) which has an area of 178.9489 ha.

The properties are a three-hour drive from Medellín, via the Medellín to Cali highway (the highways do not have route numbers) which is part of the Pan American Highway. The route from Medellín is via Itaguí (7 km), Caldas (12 km), Alto de Minas (13 km), Santa Barbara (27 km), La Pintada (26 km), La Guaracha del Rayo (32 km) and turn onto a secondary road to Marmato (8 km, the road is asphalted in the initial part and unsurfaced for the rest).

The topography in the Marmato area is abrupt with a relief of about 1,600 m between the Cauca River at 600 m altitude on the east side of the project and the peaks of the nearby mountains of up to 2,200 m altitude. There is craggy outcrop in the upper parts of the mountain, and large landslides and talus slopes have formed as a result of mining activities. The Marmato veins outcrop on an east-facing mountain slope called Cerro El Burro with the mineralized area bounded by the El Pantano stream on the north side and the Cascabel stream on the south. The Cauca is a major north-flowing river in a deep valley that separates the Western and Central Cordilleras.

Description of Our Interest in Property

We acquired an interest in certain mining rights and options to acquire mining rights in the Zona Alta portion of the Marmato deposit located in western Colombia as a result of our acquisition of an equity interest in RNC (Colombia) Limited ("RNC"), a Belize corporation and a wholly-owned subsidiary of Investcol Limited. Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC, we acquired 25% of RNC’s issued and outstanding stock. Thereafter on April 28, 2006, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in our owning 50% of RNC’s issued and outstanding common stock. Thereafter, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in our owning 75% of RNC’s issued and outstanding common stock, in consideration for the issuance of 4,200,000 shares of our common stock to Investcol, payment of $200,000 to Investcol, a commitment to provide a $5,000,000 non-interest bearing loan to RNC by December 31, 2006, and commitment to provide sufficient funds to RNC to complete the feasibility study on Marmato Mountain Project pursuant to the First Amendment to the Stock Purchase Agreement (the “First Amendment”) to the Stock Purchase Agreement executed on August 22, 2006.

On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) and concurrently acquired an additional 15% interest in RNC, resulting in our owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol. Subject to the revised terms of the Second Amendment, we have the option to acquire the final 10% interest in RNC until May 1, 2009 which would result in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000. This payment can be made in either cash, shares of our common stock, or any combination thereof. Any shares issued shall be valued at 90% of the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Caldas, a Colombia corporation that (i) owns certain mining rights, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

As at June 30, 2007, the Zona Alta portion of the Marmato project in Colombia hosts approximately 275 total small mines which Compañia Minera de Caldas, S.A. (“Caldas”), a 94.99% owned subsidiary of RNC (Colombia) Limited (“RNC”) which we presently have a 90% interest in, is seeking to purchase individually. We own 94.99% of Caldas, with the remaining 5.01% held directly or indirectly by directors, officers, and senior management of the Company. Eighty-five (85) of these mines have registered titles in the Ministry of Mines in Caldas. We refer to these mines as Category 1. Thirty-six (36) mines are located in an area called CHG-081 in which there is one mining contract and we refer to these mines as Category 2. Once all of these Category 2 mines have been purchased, Caldas will own the entire CHG-081 contract. Our objective is to secure ownership to these one-hundred and twenty-one (121) properties. Approximately ninety (90) of the remaining mines have made applications for legalization under the previous mining law. We refer to these mines as Category 3. Of the applications made, management believes that less than thirty (30) will be approved. Approximately sixty-four (64) are illegal mines.

Certain mining properties have been purchased or optioned and are awaiting final payment once the documentation and registration is complete. The total number of legally registered mineral titles acquired by Caldas at June 30, 2007 is 97, an increase of 4 from March 31, 2007. Caldas is also purchasing the existing mills on the Zona Alta and has so far purchased 11 out of a total of approximately 26, an increase of 1 from March 31, 2007.

The procedure for purchase is normally a payment of 25% of the total negotiated purchase price down on signing, 25% of the total negotiated purchase price when all documentation has been submitted to the local mining department and the final 50% payment is when the mining claim has been registered in the company’s name.

Certain mining properties have been purchased or optioned and are awaiting final payment once the documentation and registration is complete. The total number of legal mines acquired by Caldas at March 20, 2007 is 95. Minera de Caldas is also purchasing the existing mills on the Zona Alta and has so far purchased ten of the out of a total of approximately 25. Once the purchases have been completed the mills will be shut down and dismantled. The mines will also be closed except for maintenance to keep the tunnels open for future sampling and drilling.

The locations of those mines purchased or optioned by Caldas are disclosed in the map below in red. The locations of those mines which remain to be purchased are shown in black.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties.  For example, there is a risk that the Colombian government may in the future grant additional titles in excess of the Company's expectations to currently illegal miners.  Furthermore, although the Company believes that mechanisms exist to integrate the titles of mineral properties currently not owned by the Company, there is a risk that this process could be time consuming and costly.  The Company's plan to move the town of Marmato is subject to the risks inherent in any relocation project involving the movement of an established town and its residents to a new location.

Over the past 12 months, Cia Minera de Caldas has begun work by conducting a social evaluation of the district including a mining census to determine the social viability of constructing an open-pit gold mine. The mines operating at Marmato Mountain are currently operated underground by small scale miners using primitive mining methods.

On August 30, 2006, Caldas entered into a Transfer of Properties and Sale Agreement with Sociedad KEDAHDA S.A (“KEDAHDA”), a Colombia corporation, and acquired the Mining Title, Mining Application, and Mining Data for property located in the Marmato Mountain Gold District located in Colombia identified Title 5956, Applications 6455, 6455-B, 6418, 6418-B, 6418-C, 6170, D15-151, 622-17, 623-17, 615-17, 616-17 and 628-17.

Pursuant to an Agreement with Caldas, we paid the purchase price of $500,000 for these entire property interests and Caldas agreed to hold the title for these property interests in their name for our benefit. Title to these property interests are being held by Caldas in order to secure the approval for the transfer of title by Colombian mining authorities in accordance with the applicable laws of the Republic of Colombia.

History of Previous Operations

The Marmato deposit has been mined since pre-Colombian times. In the late 1800s to early 1900s, Western Andes Mining Company Ltd., an English company, mined at Marmato. Subsequently Marmato was mined by the Colombian Mining and Exploitation Company which made significant improvements and installed a new beneficiation plant at La Palma (now the site of Mineros Nacionales plant in the Zona Baja). The mine was expropriated in 1925 (Law 87) and the company received £3 million in compensation (Municipio de Marmato, 2004).

From 1925, the mines were owned by the government and leased to contractors. For the first six years the mines remained closed, then were leased from 1931-1934 to Roberto Luis Restrepo and Alfredo Londoño, and from 1935-1938 to Uribe Afanador. From 1938 the National Government administered the mines directly. They were contracted to José Miguel Lizarralde in 1938-1940, and to Gustavo White from 1940.

Marmato was divided into two zones, Alta (Upper) and Baja (Lower), in 1954 (Decree 2223). The following year the government signed a contract with a North American, Julio E. Hurtado, who transferred them to the Mining Enterprises Corporation. The contract covered mining in both the Zona Alta and the Zona Baja. This venture failed and the mines were returned to the government. As a result of conflicts between this company and the contractors in the Zona Alta, the government decided to exploit the Zona Alta and the Zona Baja separately. The Zona Alta would continue to be exploited by contractors.

Gulf Resources Exploration Co. (Gulf Resources) explored Marmato in 1978 but the results of this program are not known.

In 1981, Marmato became part of the Aporte Minero scheme and was managed by a succession of state mining companies ECOMINAS (1981 to 1992), MINERALCO (1992 to 1997) and MINECOL (1997 to 2004), and since then by the Unidad de Delegación Minera de Caldas (Caldas Mining Delegation Unit) (Municipio de Marmato, 2004). The “Exclusion Zone of the Marmato Mining District” (Zona de Exclusion del Distrito Minero de Marmato), was created in the Zona Alta in 1998.

A subsidiary of the Phelps Dodge Corporation (Phelps Dodge) called Minera Phelps Dodge de Colombia S.A. (Minera Phelps Dodge) explored the Zone Baja of Marmato in 1984 and 1985. It carried out surface and underground sampling and drilled 7 underground core holes, and defined a proven reserve of 102,900 t @ 7.83 g/t Au and 24 g/t Ag, and a total reserve (proven, probable and possible) of 754,600 t at the same grade (historical reserves which predate NI-43-101; Conquistador, 1998).

Electrical and EM surveys at Marmato were described in a paper by Calvache et al (1985) but no data are available for this program.

In 1988, William Hill Mining Consultants reviewed the Marmato project for Greenstone Resources Limited, Canada, as part of a bid process.

In 1993, Mineros Nacionales S.A. (Mineros Nacionales) started mining the Zona Baja with a 300 tpd underground mine under contract No. 041-89M. This is an Aporte Minero contract which is still valid and is now administered by the Delegada Minera de Caldas. The contractor pays the state a royalty of 4% plus an additional sliding royalty based on the gold price, currently above 6%. The following year Mineros de Antioquia S.A. (renamed Mineros S.A. in 2004) acquired 51.75% of Mineros Nacionales and upgraded the mine and mill. The plant has a flotation circuit to make a sulphide concentrate, gravimetric separation by cyclones, and agitated cyanide leach with gold precipitation by zinc (Merrill Crowe process) and smelting. In the late 1990s, 24 underground core holes and 3 reverse circulation holes were drilled in the 1160 (Maruja) and 1210 (Zancudero) levels. Also by the late 1990s the mine and mill were operating at 300 t/d with grades ranging between 5 g/t and 12 g/t gold. By 2005, Mineros Nacionales was owned 94.5% by Mineros S.A.

Conquistador Mines Ltd. (Conquistador) a Vancouver-listed junior company which later changed its name to Western Platinum Holdings and is now called Orsa Ventures Corp. (Orsa) explored Marmato between 1996 and 2000 through its Colombian subsidiary Corona Goldfields S.A. (Corona Goldfields). Orsa had an option to explore the Zona Baja over 4 years and to acquire 50.1% of Mineros Nacionales (bought 13.15% which was later sold in 2001), and acquired several mines in the Zona Alta. Conquistador drilled 44 holes (14,678 m), and commissioned Mineral Resources Development Inc. (MRDI) to complete a resource estimate and scoping study in 1998. Conquistador carried out no further work on the project due to the expiration of the option contract.

Conquistador carried out surface mapping of fracture systems, veins and alteration, and detailed mapping of underground cross-cuts. It took 1,147 channel samples totalling 2,847 m from surface trenches and underground cross-cuts. Samples were cut by hand chisel from channels 2.0 m long x 5 cm wide x 3 cm deep. It also drilled 30 surface diamond drill holes totalling 11,146 m and 14 underground diamond holes totalling 3,375 m for a total of 30 diamond drill holes totalling 14,678 m. Diamond core was sawn in half with one half sampled in 2.0 m intervals for assay and the other half retained. The location and existence of the drill core is not certain: it was originally stored at the Barringer Lab in Medellín (according to MRDI, 1998) but this is now closed and it is presently believed to be stored at the Mina Baja of Mineros Nacionales in Marmato and access is not available to the Company. Conquistador reported that the results of preliminary metallurgical tests showed ready leachability of gold but the appendix of the MRDI report with the results is not available.

At the same time, between 1995 and 1997, another junior Canadian mining company called Gran Colombia Resource Inc. (Gran Colombia), now called Wavve Telecommunications Inc. carried out exploration of the Echandia and Chaburquia properties on the northern portion of the Marmato system. Gran Colombia drilled 75 diamond drill holes for 15,000 m. A scoping study was made by Geosystems International, Denver, in 1997 which concluded that there was not sufficient grade continuity for a bulk-tonnage resource and mining operation, and no further work was carried out. In 1996, Gran Colombia purchased 48.25% of Mineros Nacionales which it then sold in 1997.

We and our subsidiary Minera de Caldas began exploration of Marmato and surrounding areas in 2005. The objective is to identify a potentially bulk mineable, low grade gold and silver resource. We have carried out property acquisition in the Zona Alta of Marmato, along with underground sampling, surveying and mapping, and preliminary metallurgical testwork. We plan to conduct further exploration and a drilling program to define a mineral resource and carry out a scoping study for the Marmato project. This work is continuing and the company plans to carry out exploration drilling on one or more gold-silver targets in future programs.

Mineralization

Mineralization at Marmato is hosted by a steeply-dipping sheeted vein system of sulphide veinlets with dominant northwest to west-northwest trend. The width of individual veinlets varies from <1 mm to 10s of cm and in places they can form a veinlet stockwork.

The known vertical extent of mineralization is greater than 600 m, from Cerro El Burro (1,705 m altitude) to the lowest level of Mineros Nacionales at 1,110 m. The vertical extent of mineralization within the Upper Zone is between 406 m and 498 m.

The wider veinlets are mined in numerous small mines accessed by horizontal adits. The mapped distribution of mine workings is over a width across strike of about 1,300 m (of which 1,000 m are within the Marmato concession), with the main concentration of mine workings occurring in a zone about 800 m wide, and along a strike length of 880 m. The mine entrances are on the southeast end on the mountain-side and the veins trend northwest into the mountain. The mineralization is open along strike to the northwest and the strike length may be longer than the 880 m indicated above.

The veins and mines are distributed in two zones, a north zone and a south zone which are separated by a lower grade zone with fewer mines. The veins show a tendency to converge to the northwest under Cerro El Burro suggesting that this may be a focus for the vein system.

Gold mineralization at Marmato is hosted by massive sulphide veinlets which vary from <1 mm to some 10s of cm in width. The veinlets are formed predominantly of coarse pyrite (5 mm to 10 mm) and coarse, black, iron-rich sphalerite (marmatite) is common along with galena and chalcopyrite. The veinlets have minor gangue which is comprised of quartz, calcite, sericite and, in places, chlorite. Vein textures include massive sulphide, coarsely banded, and open space filling. Cross-cutting vein textures are very rare. Disseminated pyrite and sphalerite occur in the phyllic altered wall rock. Fault breccias are common along with ground sulphides; however, no hydrothermal breccias are known.

The sulphides described in a petrographic study (Cuellar & Mora, 1985) are:

•
Pyrite. The predominant sulphide. Early euhedral to massive pyrite has inclusions of arsenopyrite and pyrrhotite and often has a cataclastic texture with sphalerite, galena and chalcopyrite in fractures.

•	Sphalerite. The second most abundant sulphide. Has exsolution of chalcopyrite. Mostly formed in second stage. Early sphalerite has cataclastic texture.

•	Galena. Is formed in the second stage of mineralization.

•	Chalcopyrite. Infills fractures in pyrite and exsolutions in pyrite and sphalerite.

•	Pyrrhotite. Minor and only observed as exsolution lamellae in sphalerite and with pyrite.

•	Bornite. Minor and is associated with chalcopyrite in granular aggregates.

•	Arsenopyrite. Minor and occurs with early pyrite.

•	Chalcocite. Minor supergene mineral coating chalcopyrite, bornite and galena.

•	Covellite. Minor supergene mineral coating and in fractures in chalcopyrite.

Unconfirmed minerals include marcasite, pyrargyrite, gold tellurides, tetrahedrite, fluorite, adularia, barite, rhodonite and rhochrosite (Rossetti & Colombo, 1999; Warden & Colley, 1990; Escuela de Minas de Marmato, 2004).

Gold occurs as free grains between 9 microns and 600 microns in size associated with sulphide grain aggregates, gangue minerals, iron oxides and as small grains encapsulated in pyrite (Escuela de Minas de Marmato, 2004). This study calculated that 99% of gold grains would be liberated by a 75 micron grind. The gold was described as electrum although no silver percentages were given. The majority of the gold associated with sulphides is non-refractory as shown by high recoveries from preliminary cyanide bottle roll tests.

Two phases of primary mineralization plus a supergene stage are described (Cuellar & Mora, 1985; Rubiano, 1986):

1.
Pyrite (with pyrrhotite exsolution laminae), iron-rich sphalerite (marmatite, with exsolutions of mackinawite ((iron, nickel, cobalt) S1-x), chalcopyrite, pyrrhotite), chalcopyrite (with exsolutions of mackinawite, cubanite-II (CuFe2S3) and starsphalerite) with rare bornite, arsenopyrite and pyrrhotite. The inclusions in pyrite, sphalerite and chalcopyrite formed by exsolution of iron, copper and sulphur on cooling of minerals formed at high temperature. The presence of cubanite-II and iron-rich sphalerite indicates a high temperature of formation.

2.
Fe-poor sphalerite replaced the pyrite and chalcopyrite of Stage 1; chalcopyrite in fractures in other minerals; galena replaces all other minerals; arsenopyrite; melnicovite (FeS2 gel)-pyrite; melnicovite-marcasite; rare inclusions in galena of sulphosalts of silver (acanthite, Ag2S; polybasite, (Ag, Cu)16Sb2S11; freibergite (Ag, Cu, Fe)12Sb4S13 (Rossetti & Colombo, 1999) and gold. These minerals have a lower temperature of formation.

3.	Supergene minerals are covellite, chalcocite, iron oxides and hydroxides, and minor malachite.

The pyrite has oxidized to jarosite to form a jarositic cap on the Marmato deposit. This is accompanied by supergene argillic alteration (white clay). The depth of oxidation is shallow and most or all of the small mines work sulphides, although oxidation may be much deeper along highly fractured zones. MRDI (1998) reports partial oxidation of sulphide veinlets to an elevation of 900 m in drill hole MU-002. MRDI also reports that veins are greater than 50% oxidized above an elevation of 1,300 m (Zona Alta), however observations by us do not support this and unoxidized sulphide veins are dominant in all of the mines sampled.

Exploration, Drilling, & Sampling

Topography

A detailed topographic map with 2 m contour intervals derived from Ikonos satellite imagery was commissioned and has been received. The new topographic provides a detailed base map for improved accuracy when plotting the results of the exploration programs. In addition, it will be utilized for engineering studies for planning for a potential open pit mining operation, waste rock and tailings location sites, and town relocation planning.

Geological Mapping

We conducted detailed surveying and mapping of the accessible underground workings within the Zona Alta to which we had access, between December, 2005 and May, 2006. A number of mines remain to be surveyed once agreements are reached with the owners. The initial detailed surveying of the underground mines was conducted using a compass and tape, with the entrances surveyed by differential GPS. A more detailed survey of all mines was started in December 2006 and is currently in progress using a total station and theodolite which will define the true extent and volume of the various mine openings underground. Detailed geological mapping on surface has been carried out.

Geophysics

No ground geophysical surveys have been carried out by us. Ikonos satellite imagery was commissioned and received and the products include satellite images, detailed topographic maps with 2 meter contour interval, digital terrain model (DTM), and spectral interpretation.

Drilling

A diamond drilling commenced on the Marmato project in February 2007. Currently one drill rig is operating and two more drill rigs are planned to be added shortly, including a drill rig to drill from within the underground mines. The plan is to complete an initial drilling program of 8,000 meters by September 2007 in order to carry out a preliminary mineral resource estimate. It is estimated that a total of 60,000 meters of drilling will require to be carried out during 2007 and 2008 in order to define mineral resources and reserves.

Sampling

We sampled all accessible mine faces in the Zona Alta in December, 2005 and January, 2006. This sampling program was conducted primarily as a tool to value the mines prior to purchasing them. During the sampling of the accessible mine faces, 283 samples were taken from 50 mines with samples taken from faces (vein, footwall, hangingwall, stockwork) and backs, as well as samples of muck, mill products and concentrates. Samples were taken using hand chisels and sampling channels up to 2.0 m long by 5 cm wide and 1 cm deep. The samples were analyzed for gold and silver by the Inspectorate America Corporation (Inspectorate). The weighted average grade of all vein samples taken (total number 114, excluding other samples) was 8.77 g/t gold and 48.78 g/t silver over 0.32 m. The gold grades range from 0.17 g/t to 172.87 g/t, with silver ranging from 0.6 g/t to 676.6 g/t, and vein widths ranging from 0.01 m to 2.00 m.

We took continuous channel samples of all accessible cross-cuts from February, 2006 to May, 2006. The objective of this program was to check the grade of disseminated mineralization between the veins for evaluation of the bulk tonnage potential. A total of 303 samples were taken from cross-cuts in 14 mines with a total sampled length of 1.74 m. After cleaning the mine wall the samples were taken using hand chisels to sample intervals of 2.0 m (vary from 0.01 m to 1.74 m) lengths by 5 cm wide by 1 cm deep. Veins over 0.15 m wide were sampled separately.

In December 2006 a new program of taking continuous channel samples of additional cross-cuts and underground mines was started and this program is currently still underway. Samples are taken in the same form as the previous program and in April 2007 sampling started using an electric rock hammer and a rock saw.

Caramanta Exploration Projects

Location & Access

The Caramanta project is located in the Departments of Caldas and Antioquia, Colombia and is approximately 80 km due south of the city of Medellín, which is the capital of Antioquia. The El Salto prospect in the Caramanta project, is 4.5 km north of Marmato at UTM coordinates Zone 18N 433,934E - 609,670N. The datum used for the UTM coordinates was WGS84 Zone 18N.

We hold our interest in the Caramanta project through our wholly-owned Colombian subsidiary Minera de Caldas. Minera de Caldas holds a number of mineral licenses in the Marmato Zona Alta (Upper Zone) which has an area of 178.9489 ha, and several exploration licenses in the area surrounding the Marmato Zona Alta totalling 32,063.6813 ha which are referred to as the Caramanta project.

Marmato is about a three-hour drive from Medellin on the paved Pan American Highway. Access to El Salto is by continuation of the road north from Marmato to the end of La Loma at about 1,350 m altitude, where we have refurbished a small house as a base camp. This road is in poor condition. From La Loma a steep path descends some 300 m into the Quebrada San Francisco and the mine workings on the north side.

The El Salto prospect lies on a steep ridge between Rio Arquia on the north side, which marks the limit between Caldas and Antioquia Departments, and its tributary Quebrada San Francisco, on the south side. These flow into the Cauca River 2 km to the east.

The topography of the area is steep with a relief of over 1,800 m from the River Cauca at about 600 m altitude. The climate is sub-tropical humid and the area is heavily wooded with clearings for grazing. The known mineralization lies at an altitude of about 1,050 m to above 1,100 m.

Description of Our Interest in Property

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”), a corporation organized and existing under the laws of Belize, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Y Logisticos Ltda., a corporation organized and existing under the laws of Colombia. As a result of the Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia (the “Property”).

On April 10, 2006, we entered into an Assignment Agreement with Investcol where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase (“Purchase Contract”) entered into with CIA Servicios Logisticos de Colombia Ltda. As a result of the Assignment Agreement with Investcol, we acquired Investcol’s rights to acquire certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

On September 25, 2006, we entered into a Master Agreement to acquire all of the issued and outstanding shares of Gavilan Minerales S.A. (“Gavilan”), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of our common stock. Cia Servicios Logisticos de Colombia Ltda. (“Cia Servicios Logisticos”), a Colombian corporation, is the primary shareholder of Gavilan. Gavilan holds proper legal title to several properties located in western Colombia known as Concessions 6602, 1343, 6329, 6993, 7039, 6821, 6770, HET-31, 32, 26, 27, and HETG-01 (the “Properties”) which we held an option to acquire. As a result of our acquisition of Gavilan, we will become the title holder of these Properties and no longer have to satisfy any minimum exploratory work obligations on these Properties. We own, have optioned or have made applications for 32,063.6813 ha of exploration licenses in the Caramanta project area.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising for the frequently ambiguous conveyance history characteristic of many mining properties. Currently, we are in the process of investigating the title of the Property for which we hold the option to acquire certain mining and mineral rights. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or acquire valid title to these mining properties.

History of Previous Operations

The Caramanta project surrounding the Marmato project has also experienced small scale mining since the pre-colonial times, however, we are unaware of any modern systematic exploration program has been conducted on large portions of the project area. At the present time, both underground and surface artisanal mining is being conducted on a number of mineral showings in the area of the Caramanta project.

El Salto Prospect

Artisanal miners have been working a number of small pits at the El Salto prospect within the Caramanta project. At the present time there are eleven small pits which have been worked in the past or are still in the process of being worked. The eleven pits are listed under the following names; Martin D, Humberto A, Humberto B, Fortunato, El Armario, El Tierrero, Martin, La Ventana, La Cueva, Mateo, and Machongai.

There is no recorded historical mining, although the artisanal mining has been carried out at El Salto for approximately the past two decades. At present, there are about a dozen artisanal miners working in three groups. The artisanal mines comprise a series of coalescing open pits of about 5 m to 30 m diameter and up to 20 m to 30 m deep. These pits have been dug by hand with dynamite used to break-up the rock for easier extraction. A small compressor for drilling was installed about three years ago. The coarse broken rock (0.5 m to 1 m in size) is rolled into a water channel draining each pit. Water is accumulated in small reservoirs above each pit and periodically released into the pit. The water flow carries and rolls the broken rock down the channel causing some crushing and further breaking down the rock into smaller pieces. Downstream the water cascades the broken rock over a series of wooden grizzlies, made of logs with the undersize material passing into sluices. The sluices are then cleaned up using pans to recover the free gold. The mining method is primitive and the percentage of gold recovered by this mining method is believed to be low.

Most of the artisanal miners are mining the oxide zone of the mineral deposit in the pits, but some are now mining the sulphide zone.

The creeks in the El Salto area have also experienced alluvial mining along their extent and few areas have been untouched.

However, no large scale exploration appears to have been conducted in the Caramanta area and to our knowledge there is no record of any exploration diamond drilling having been conducted on the mineral showings in this area.

Mineralization

Mineralization at the El Salto prospect and on other areas within the Caramanta project is very similar in style to the Marmato project. The veins and veinlets are massive sulphide formed by pyrite with minor black sphalerite and galena, and a low percentage of quartz and calcite gangue. Visible native gold occurs with both the sulphides and oxides.

The mineralization occurs in quartz veins (up to 1.0 m wide) and veinlets with multiple directions. The quartz veins and veinlets are massive with crude banding of the sulphides at some margins. Multiple veins locally form a hydrothermal breccia texture and the phyllites have ribbon textured quartz veins.

The sulphide content of the veins is usually low and in the order of zero up to a few percent, but can be as much as 50% in some. The main sulphide is coarse grained, cubic, striated pyrite; however, small amounts of black and brown sphalerite, galena and sulphosalts also occur. Minor copper mineralization was observed in one locality as sooty chalcocite coating pyrite in a quartz vein, with surficial oxidation to chalcanthite.

Most of the gold recovered by the miners is very fine grained and pale colored. Coarse gold was observed, associated with sulphides, in one location in quartz veinlets within phyllites. The miners report coarse gold (to 1 cm) in places which is likely supergene.

Some veins were sheared by later faulting which resulted in the development of soft white clays and the grinding of pyrite to a fine grain size.

Exploration, Drilling, & Sampling

Topography

A detailed topographic map with 2 m contour intervals derived from Ikonos satellite imagery was commissioned and this map provides a detailed base map for improved accuracy when plotting the results of the exploration programs.

Geological Mapping

Geological mapping and surveying has been carried out at the El Salto prospect (1:600 scale) and on License 1343 (1:6,000 scale). This work is continuing and a detailed geological map of the property is in progress.

Geophysics

No ground geophysical surveys have been carried out by us. Ikonos satellite imagery was commissioned and received and the products include satellite images, detailed topographic maps with 2 meter contour interval, digital terrain model (DTM), and spectral interpretation.

Drilling

We have not conducted any drilling on the Caramanta project as of September 1, 2007.

Sampling

Since March, 2006, we have carried out surface channel sampling on the outcrops and open pit mine workings within the El Salto prospect, on License 1343 and in other areas of the Caramanta project. This sampling program is on-going and results from some of the later sampling remain outstanding. The samples were taken using hand chisel and sampling lengths of up to 2.0 m by 10 cm wide and 5 cm deep. In addition, we are taking samples of soils in areas of no rock outcrop. The samples are analyzed for gold and 35 elements.

We purchased a database of geochemical sample results as part of the August 30, 2006, Transfer of Properties and Sale Agreement between Caldas and Sociedad KEDAHDA S.A. (“KEDAHDA”), a Colombia corporation. This database includes the results of stream sediment sampling conducted by KEDAHDA over the whole of the Caramanta project and the results of soil sampling and rock sampling carried out in selected areas by KEDHADA. We have reinterpreted this data and have identified several areas with anomalies of gold which we are currently following up by geological mapping, rock and channel sampling and soil sampling.

Proposed Program of Exploration and/or Development for the Marmato and Caramanta Projects

Our 2006 exploration program consisted of two parts. The first part consisted of evaluating the underground mineralization on the Marmato project by channel sampling all of the cross-cuts underground to which we had access. The second part of the program consisted of channel sampling within the various pits located at the El Salto prospect and chip sampling outcrops located along the creek beds within the Caramanta project.

Our 2006 exploration program was successful in confirming the nature of the mineralization which previous operators encountered during their exploration programs at Marmato. We can now combine the historical exploration work conducted by the various operators with the results of our 2006 exploration program to determine further exploration targets in the immediate area.

As a result of the 2006 exploration program, we have planned a more comprehensive exploration program on the Marmato and Caramanta projects and have started to carry out these programs. The next phase of the exploration program will consist of further chip and channel sampling, detailed geological mapping, as well as conducting diamond drilling on a number of the mineral showings, metallurgical testing, environmental studies, a scoping study and resource estimation in addition to further mineral property and infrastructure acquisitions.

In order to reduce risk, we have decided to divide Phase 1 into two sections (stage A and stage B). At Marmato, stage A will include 10,000 samples from the chip and channel sampling program, detailed geologic mapping as well as conducting 8,000 m of diamond drilling. The information gathered will be used to estimate an inferred resource by the end of the third quarter of 2007. At Caramanta, the stage A program will include an initial 2,000 m of drilling on the El salto project.

With successful indications from stage A activities, we would seek an additional $16.0 million in financing in order to complete Phase 1 and prepare for Phase 2. At Marmato, stage B of Phase 1 would include a further 22,000 m of drilling, metallurgical testing, and completion of an environmental report and scoping study. It is also anticipated that a futher 8,000 m of exploration drilling at Caramanta would occur.

To successfully achieve the total Phase 1 drilling program of 30,000 m at Marmato and 10,000 m at Caramanta numerous drills will be required. At Marmato, we assume that a surface drill could average 750 m of drilling per month while the underground drill could average 600 m per month. With these productivity rates a surface drill began operation at Marmato in February, 2007, and shortly we will add a second surface drill along with an underground drill.

A third surface drill would be added in May, 2007 while a fourth surface drill would be required by September. At Caramanta one surface drill is schedule to commence in June, 2007 with a second added by September. No underground drilling is anticipated at Caramanta.

Other property acquisitions and acquisition of additional surface rights would occur only upon completion of the phase 1 stage A and stage B programs.

Assuming successful completion of Phase 1, we will immediately commence with Phase 2 of the exploration program. Phase 2 includes an additional 30,000 m of drilling at Marmato and 10,000 m of drilling at Caramanta. Also, we would complete the geology and mapping, metallurgical testing, geotechnical testing and apply for the required permits. During Phase 2, we would complete the reserve estimate and complete a feasibility study. Acquisition of new properties and surface rights in other areas around the mountain would continue.

As with the end of the previous phase, during Phase 2 we would have 4 surface drills and one underground drill operating at Marmato and 2 surface drills operating at Caramanta.

Phase 1 of exploration will see expenditures of approximately US $23,700,000 over two stages. If the first phase is successful then we will spend a further US $11,400,000 during the second phase which will include further drilling, increased regional exploration, further metallurgical testwork, mining and environmental permitting, and possibly prefeasibility and feasibility studies. If both phases of the exploration and acquisition programs are completed we will spend an estimated US $35,100,000.

Certain Relationships and Related Transactions

Except as disclosed below, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the beginning of our last fiscal year on January 1, 2006.

Pursuant to a Stock Purchase Agreement (“Agreement”) we entered into on January 12, 2006 with Investcol Limited and RNC (Colombia) Limited, a Belize corporation and a wholly-owned subsidiary of Investcol ("RNC"), the exercise of an option pursuant to the Stock Purchase Agreement on April 28, 2006, First Amendment to the Agreement executed on August 22, 2006, and the Second Amendment to the Agreement executed on December 14, 2006, and the Third Amendment to the Agreement executed on August 24, 2007, we acquired 100% of the issued and outstanding stock of RNC. In consideration for this acquisition, we issued a total of 14,200,000 shares of our common stock to Investcol, paid $500,000 to Investcol, and provided non-interest bearing demand loans totaling to RNC in the amount of $10,200,000.

On April 10, 2006, we acquired Investcol’s rights in certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location. In consideration for this acquisition, we issued to Investcol one million restricted shares of our common stock and paid to Investcol $350,000.

Mr. Martin, our Chief Executive Officer and member of our board of directors, was appointed as an officer and director of Investcol on February 23, 2006 and continues to serve in this capacity. Mr. Martin was also appointed as an officer and director of RNC (Colombia) Limited, a subsidiary of Investcol, on February 23, 2006 and continues to serve in this capacity.

Luis Gabriel Correa Ocampo, who served as our Vice President of Exploration from June 2005 to December 2006, was employed also by Cia Servicios Logísticos de Colombia Ltda. as its Chief Geologist until August 2006.

We retained Dr. Stewart D. Redwood to prepare a report in December 2005 entitled “The Geological Model of the Marmato Gold Deposit, Colombia” and in February 2006 to prepare a report entitled “The Exploration Potential of the El Salto Gold Prospect, Caldas, Colombia.” Subsequent to preparing these reports, our board of directors appointed Dr. Redwood to serve as our Vice President of Exploration on December 1, 2006.

On August 15, 2006, we entered into a consulting agreement with James Kopperson where Mr. Kopperson provided services to us at the rate of Cdn $200.00 / hr. Mr. Kopperson was later appointed to act as our Chief Financial Officer on December 1, 2006.

On February 27, 2007, we entered into promissory notes (the “Notes”) with our Chief Executive Officer, J.R. Martin, T.W. Lough, and RNC (Management) Limited (the “Lenders”) for the purpose of providing us with short-term financing to sustain our operations and to continue our acquisition of property interests in the Zona Alta portion of the Marmato project in Colombia. These Notes are for a total of $3,700,000 and are payable upon the completion of an ongoing private equity offering or April 15, 2007, whichever is first. Mr. Martin provided $2,000,000 of the total financing, Mr. Lough provided $1,000,000 of the total financing, and RNC (Management) Limited provided the remaining $700,000. Mr. Lough is the President and a director of Investcol Limited. We purchased our 100% interest in RNC (Colombia) Limited from Investcol Limited. The outstanding principal amount of the Notes bears interest at a rate of ten percent (10%) per annum. In consideration of the Notes, we agreed to pay each Lender a fee equal to five percent (5%) of the initial loan amount provided by the Lender.  On March 26, 2007, the Notes were repaid.

On June 12, 2007, we entered into promissory notes (the “Notes”) with our Chief Executive Officer, J.R. Martin, T.W. Lough, and RNC (Management) Limited (the “Lenders”) for the purpose of providing us with short-term financing to sustain our operations and to continue our acquisition of property interests in the Zona Alta portion of the Marmato project in Colombia. These Notes are for a total of $3,500,000 and are payable upon the completion of our next private equity offering or August 15, 2007, whichever is first. Mr. Martin provided $2,000,000 of the total financing, Mr. Lough provided $1,000,000 of the total financing, and RNC (Management) Limited provided the remaining $500,000. Mr. Lough is the President and a director of Investcol Limited. We purchased our 100% interest in RNC (Colombia) Limited from Investcol Limited.

The outstanding principal amount of these Notes bears interest at a rate of ten percent (10%) per annum. In consideration of these Notes, we agreed to pay each Lender a fee equal to one and one-half percent (1.5%) of the initial loan amount provided by the Lenders. Each of the Notes is secured by our equity ownership in RNC, our wholly-owned subsidiary. We had the option at any time to prepay all or part of the principal balance without any associated bonus or penalty being paid to the Lender. Subsequent to the Company’s August 14, 2007 private placement, the Notes were repaid.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “CGDF.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2006
Quarter Ended	High $	Low $
March 31, 2006	2.29	1.33
June 30, 2006	2.83	1.20
September 30, 2006	1.83	0.9
December 31, 2006	1.74	1.07

Fiscal Year Ended December 31, 2005
Quarter Ended	High $	Low $
March 31, 2005	10.05	0.25
June 30, 2005	1.05	0.5
September 30, 2005	0.9	0.7
December 31, 2005	1.55	0.65

On August 27, 2007, our common stock began trading on the Toronto Stock Exchange, or the TSX. On September 13, 2007 the last sale price of our common stock as reported by the TSX and the OTCBB was Cdn$1.41 per share and US$1.37 per share, respectively.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of August 16, 2007, we had approximately 79 holders of record of our common stock and several other stockholders hold shares in street name.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

The DGCL provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Securities Authorized for Issuance Under Equity Compensation Plans

In January 2006, we adopted the Colombia Goldfields Ltd. 2006 Stock Incentive Plan, which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards our officers, directors or employees of, as well as advisers and consultants. This plan was confirmed by the stockholders of our Company on July 31, 2006 at the annual shareholders meeting.

Under the 2006 Colombia Goldfields Ltd. Stock Incentive Plan, we initially reserved 3,500,000 shares of common stock for the granting of options and rights. In June 2006, our Board of Directors approved an amendment to the Colombia Goldfields Ltd. 2006 Stock Incentive Plan for the purpose of increasing the total number of shares of common stock that may be issued pursuant to Awards granted under the 2006 Plan to five million (5,000,000) shares. Such options and rights are to be granted at or above the fair market value of our common stock on the date of grant. All stock options and rights are to vest over a period as determined by the board of directors and expire not more than ten years from the date of granted.

Sunbsequently, the Board of Directors has approved additional amendments to the Colombia Goldfields Ltd. 2006 Stock Incentive Plan to: (i) increase the number of shares of common stock authorized to be issued under the Plan by 1,500,000 shares to a total of 6,500,000 shares; (ii) provide that the Board may not amend the Plan without the approval of the Stockholders if the amendment reduces the exercise price of or extends the term of an option held by a director, officer or person who owns more than 10% of the Shares; and (iii) provide that, except if not permitted by applicable regulatory authorities, if any Award may not be exercised due to a black-out period self-imposed by the Company or if after a black-out period the Optionee has fewer than 10 business days until the expiry date of any vested Option, the term of such Award may be extended to a date which expires 10 business days following the end of such black-out period; (iv) provide that (a) the number of Shares issuable to directors, officers or persons who own more than 10% of the Shares, at any time, under all security-based compensation arrangements including the Plan, cannot exceed 10% of the number of issued and outstanding Shares; and (b) the number of Shares issued to directors, officers or persons who own more than 10% of the Shares, within any one year period, under all security-based compensation arrangements including the 2006 Plan, cannot exceed 10% of issued and outstanding Shares; and (v) expand the definition of "Eligible Individual" under the 2006 Plan to include bona fide consultants to the Company.

These additional amendments to the Colombia Goldfields Ltd. 2006 Stock Incentive Plan were approved by shareholders at the annual meeting of shareholders of Colombia Goldfields Ltd., which was held on August 17, 2007.

The following table provides information about our compensation plans under which shares of common stock may be issued upon the exercise of options as of December 31, 2006.

Equity Compensation Plans as of December 31, 2006

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and right	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	2,787,500	$1.16	2,212,500
Equity compensation plans not approved by security holders	-	-	-
Total	2,787,500	$1.16	2,212,500

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended 2006 and 2005.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Hunter (1) Former CEO & COO	2006 2005	- -	- -	- -	492,606 -	- -	- -	90,870 22,500	583,476 22,500
J. Randall Martin CEO	2006 2005	- -	- -	- -	619,905 -	- -	- -	90,000 -	709,905 -
Kenneth Phillippe (2) Former CFO	2006 2005	- -	- -	- -	164,202 -	- -	- -	36,200 -	200,402 -
Luis Gabriel Correa Ocampo (3) Former VP of Exploration	2006 2005	- -	- -	- -	54,734 -	- -	- -	28,009 11,617	82,743 11,617
Stewart Redwood (4) VP of Exploration	2006 2005	- -	- -	- -	145,438	- -	- -	61,875 -	207,313 -
James Kopperson (5) CFO	2006 2005	- -	- -	- -	421,837 -	- -	- -	49,214 -	471,051 -

(1)	Mr. Hunter resigned as our Chief Operating Officer and as a member of our board of directors on December 31, 2006.

(2)
Mr. Phillippe resigned as our Chief Financial Officer on December 1, 2006, but has agreed to continue to serve as a consultant. The information provided in the summary compensation table includes all compensation paid to Mr. Phillippe for the full fiscal year of the reported periods.

(3)
Luis Gabriel Correa Ocampo resigned as our Vice President of Exploration on December 1, 2006, but continues to serve as an employee of our subsidiary, Caldas. The information provided in the summary compensation table includes all compensation paid to Mr. Ocampo for the full fiscal year of the reported periods.

(4)
Stewart Redwood was appointed Vice President of Exploration on December 1, 2006. Prior to his appointment as Vice President of Exploration, Dr. Redwood was retained as a consultant to prepare geological reports. The information provided in the summary compensation table includes all compensation paid to Dr. Redwood for the full fiscal year of the reported periods. On March 22, 2007, we issued 500,000 restricted shares of the Company’s common stock to Dr. Redwood. The aggregate value of this issuance was $915,000.

(5)
James Kopperson was appointed Chief Financial Officer on December 1, 2006. Prior to his appointment as Chief Financial Officer, Mr. Kopperson rendered services to us as a consultant. The information provided in the summary compensation table includes all compensation paid to Mr. Kopperson and entities for which Mr. Kopperson is a principal for the full fiscal year of the reported periods.

Narrative Disclosure to the Summary Compensation Table

In fiscal 2006 and 2005 we did not compensate our executive officers by the payment of salaries or bonus compensation.

Consulting Agreements

The amounts disclosed as “All Other Compensation” relate to consulting fees earned by our executive officers for the periods indicated.

On August 1, 2006, we entered into Consulting Services Agreements (the “Agreements”) with our President and Chief Executive Officer, J. Randall Martin, our Chief Operating Officer, Daniel Hunter, and our Chief Financial Officer, Kenneth Phillippe. The Agreements are effective for a period of two (2) years commencing May 1, 2006 and may be terminated by mutual consent, for cause (as defined in the Agreements), or without cause. In the event of termination without cause, the Agreements provide that the officer will receive a lump sum payment equal to twelve (12) months of consulting fees and that any stock options granted to the officer shall vest immediately. Following termination the Agreements, each of the individuals is subject to a one-year covenant not to compete within the Republic of Colombia and a one-year covenant not to solicit any of our consultants or employees. Under the Agreements, which are effective as of May 1, 2006, these individuals have agreed to devote their best efforts, skill, and sufficient time to carrying out their responsibilities under the Agreements. The Agreements also require that each of these individuals act in substantial accordance with all reasonable instructions of our board of directors and that they provide all management and operation services as may be requested by the board.

Under the terms of the Consulting Services Agreement, J. Randall Martin receives monthly compensation of $10,000 commencing May 1, 2006 and has received $90,000 in consulting fees for the fiscal year ended December 31, 2006 which is recorded in the summary compensation table above in “All Other Compensation.”

Under the terms of the Consulting Services Agreement, Daniel Hunter received monthly compensation of $9,000 plus applicable Canadian Good and Services Tax commencing May 1, 2006 totaling $90,870 in consulting fees for the fiscal year ended December 31, 2006 which is recorded in the summary compensation table above in “All Other Compensation.” The Consulting Services Agreement with Mr. Hunter was terminated on December 31, 2006, the date of his resignation. From March 2005 to December 2005, we paid Mr. Hunter a monthly consulting fee of $2,500 and a total of $22,500 which is recorded in the summary compensation table above in “All Other Compensation.”

Under the terms of the Consulting Services Agreement, Kenneth Phillippe receives monthly compensation of $3,000 plus applicable Canadian Good and Services Tax commencing May 1, 2006 and received $36,200 in consulting fees for the fiscal year ended December 31, 2006 which is recorded in the summary compensation table above in “All Other Compensation.” Subsequent to the fiscal year ended December 31, 2006, the Consulting Services Agreement with Kenneth Phillippe was terminated.

On October 1, 2006, we entered into a Consulting Agreement with Dr. Stewart Redwood. Under the terms of the Consulting Agreement, Dr. Redwood is paid a daily fee of $750 for each day of service inclusive of travel days and days required to write and complete reports and has received $61,875 in consulting fees for the fiscal year ended December 31, 2006 which is recorded in the summary compensation table above in “All Other Compensation.” This Consulting Agreement is automatically renewable for successive one-year periods in the absence of notice terminating this Agreement and this Agreement can be terminated immediately for cause or upon one month notice at any time in all other circumstances. Pursuant to the Consulting Agreement, on March 22, 2007, we issued of 500,000 shares of our common stock to Dr. Redwood as a stock award. In the event that Dr. Redwood is terminated for cause or he should submit his resignation prior to October 1, 2008, Dr. Redwood will be obligated to return a pro-rata portion of the 500,000 shares issued based upon a period of two years.

On August 15, 2006, we entered into a consulting agreement with James Kopperson where Mr. Kopperson provided services to us at the rate of Cdn $200.00/hr. Mr. Kopperson was later appointed to act as our Chief Financial Officer on December 1, 2006. We do not currently have any consulting agreement with Mr. Kopperson.

Stock Option Grants

We grant stock options to our executive officers based on their level of experience and contributions to the company.

All options granted to our executive officers have the following attributes: i) two year vesting period, 25% every six months from the date of grant ii) ten year life. The aggregate fair value of these options was computed in accordance with FAS 123R and is reported in the summary compensation table above in the column titled “Option Awards.” Further information regarding our Equity Compensation Plans and Awards, including valuation assumptions used in the preparation of these tables, is included in note 5 to our September 30, 2006 interim financial statements included in this prospectus.

We did not grant any stock options to our executive officers during the fiscal year ended December 31, 2005. During the fiscal year ended 2006, we granted our executive officers stock options as follows:

•
On January 6, 2006, we granted Daniel Hunter options to purchase 450,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. At the time of Mr. Hunter’s resignation on December 31, 2006, 112,500 options had vested and are exercisable until December 31, 2007. The remaining 337,500 stock options were forfeited.

•
On January 6, 2006, we granted Kenneth Phillippe options to purchase 150,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. 50,000 of these options were exercised on May 3, 2007 and the remaining 100,000 options were forfeited.

•	On March 17, 2006, we granted J. Randall Martin options to purchase 500,000 shares of our common stock at the exercise price of $1.65 per share with an expiration date of March 17, 2016.

•	On March 24, 2006, we granted Stewart Redwood options to purchase 100,000 shares of our common stock at the exercise price of $1.90 per share with an expiration date of March 24, 2016.

•
On September 22, 2006, we granted James Kopperson options to purchase 100,000 shares of our common stock at the exercise price of $1.20 per share with an expiration date of September 22, 2016. On November 24, 2006, we granted James Kopperson options to purchase 300,000 shares of our common stock at the exercise price of $1.15 per share with an expiration date of November 24, 2016.

At no time during the last fiscal year was any outstanding option repriced or otherwise modified. There was no tandem feature, reload feature, or tax-reimbursement feature associated with any of the stock options we granted to our executive officers or otherwise.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Daniel Hunter	112,500	0	(1)	-	0.75	01/06/2016	-	-	-	-
J. Randall Martin	125,000	375,000	(2)	-	1.65	03/17/2016	-	-	-	-
Kenneth Phillippe	37,500	112,500	(3)	-	0.75	01/06/2016	-	-	-	-
Luis Gabriel Correa Ocampo	12,500	37,500	(4)	-	0.75	01/16/2016	-	-	-	-
James Kopperson	-	100,000	(5)	-	1.20	09/22/2016	-	-	-	-
	-	300,000	(6)	-	1.15	11/24/2016	-	-	-	-
Stewart Redwood	25,000	75,000	(7)	-	1.90	03/24/2016	-	-	-	-

(1)	At the time of Mr. Hunter’s resignation on December 31, 2006, 112,500 options had vested and are exercisable until December 31, 2007. The remaining 337,500 stock options were forfeited.

(2)	125,000 become vested and exercisable on March 17, 2007, 125,000 become vested and exercisable on September 17, 2007, and the remaining 125,000 become vested and exercisable on March 17, 2008.

(3)	37,500 became vested and exercisable on January 6, 2007, 37,500 become vested and exercisable on July 6, 2007, and the remaining 37,500 become vested and exercisable on January 6, 2008.

(4)	12,500 became vested and exercisable on January 6, 2007, 12,500 become vested and exercisable on July 6, 2007, and the remaining 12,500 become vested and exercisable on January 6, 2008.

(5)
25,000 become vested and exercisable on March 22, 2007, 25,000 become vested and exercisable on September 22, 2007, 25,000 become vested and exercisable on March 22, 2008, and the remaining 25,000 become vested and exercisable on September 22, 2008.

(6)
75,000 become vested and exercisable on May 24, 2007, 75,000 become vested and exercisable on November 24, 2007, 75,000 become vested and exercisable on May 24, 2008, and the remaining 75,000 become vested and exercisable on November 24, 2008.

(7)	25,000 become vested and exercisable on March 24, 2007, 25,000 become vested and exercisable on September 24, 2007, and the remaining 25,000 become vested and exercisable on March 24, 2008.

Compensation of Directors

The table below summarizes all compensation of our directors as of December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Hunter	-	-	492,606	-	-	90,870	583,476
J. Randall Martin	-	-	619,905	-	-	90,000	709,905
Harry Hopmeyer (1)	-	-	547,340	-	-	57,500	604,840
Thomas Ernst McGrail	-	-	218,936	-	-	81,200	300,136
Hernando Molina Velez (2)	-	-	218,936	-	-	47,606	266,542
Robert E. Van Tassell (2)	-	-	218,936	-	-	-	218,936
David Bikernan	-	-	255,380	-	-	-	255,380

(1)	On November 14, 2006, Mr. Hopmeyer passed away. 125,000 vested options are exercisable by Mr. Hopmeyer's heirs until November 18, 2007 and 375,000 unvested options expired.

(2)	On August 31, 2006, Hernando Molina Velez resigned as a member of our board of directors. All of Mr. Molina’s 200,000 vested and unvested options have expired.

(3)	On March 15, 2007, Mr. Van Tassell resigned as a member of our board of directors. 100,000 vested options are exercisable until March 15, 2008 and 100,000 unvested options have expired.

Narrative Disclosure to the Director Compensation Table

We did not pay any cash compensation to our directors during the fiscal year ended December 31, 2006.

Commencing in June 2007, each member of the board of directors is entitled to receive $500 for attendance at a board meeting whether in-person or telephonically.

Consulting Fees

The amounts disclosed as “All Other Compensation” in the Director Compensation table above relate to consulting fees earned by directors for consulting services performed during the fiscal year ended December 31, 2006.

The consulting fees received by J. Randall Martin and Daniel Hunter were earned in connection with the Consulting Services Agreement each entered into on August 1, 2006 which is described in the narrative disclosure to the summary compensation table above. These consulting fees have been included in the column titled “All Other Compensation” in both the summary compensation able for our executive officers and the director compensation table above.

On August 1, 2006, we entered into Consulting Services Agreement (the “Agreement”) with Harry Hopmeyer, the Chairman of our board of directors. The Agreement is effective for a period of two (2) years commencing May 1, 2006 and may be terminated by mutual consent, for cause (as defined in the Agreement), or without cause. In the event of termination without cause, the Agreement provides that Mr. Hopmeyer will receive a lump sum payment equal to twelve (12) months of consulting fees and that any stock options granted to the officer shall vest immediately. Following termination the Agreement, Mr. Hopmeyer is subject to a one-year covenant not to compete within the Republic of Colombia and a one-year covenant not to solicit any of our consultants or employees. Under the Agreement, which was effective as of May 1, 2006, Mr. Hopmeyer agreed to devote his best efforts, skill, and sufficient time to carrying out his responsibilities under the Agreement. The Agreement also required that each Mr. Hopmeyer act in substantial accordance with all reasonable instructions of our board of directors and that he provide all management and operation services as may be requested by the board.

Under the terms of the Agreement, Mr. Hopmeyer received monthly compensation of $5,000 plus applicable Canadian Good and Services Tax commencing May 1, 2006 totaling $57,500 in consulting fees for the fiscal year ended December 31, 2006 which is recorded in the director compensation table above in “All Other Compensation.” The Consulting Services Agreement with Mr. Hopmeyer was terminated on November 14, 2006 following his passing.

During the fiscal year ended December 31, 2006, we retained Thomas Ernst McGrail to provide consulting services to us on an as-needed basis at the rate of $600 per day. During the fiscal year ended December 31, 2006, we paid Mr. McGrail a total of $81,200 in consulting fees which is included in the column titled “All Other Compensation” in the director compensation table above.

During the fiscal year ended December 31, 2006, we retained Hernando Molina Velez to provide legal services to us relating the local legal issues in Colombia. We paid Mr. Velez an average monthly fee of approximately $4,000 for the fiscal year ended December 31, 2006. During the fiscal year ended December 31, 2006, we paid Mr. Velez a total of $47,606 in legal fees which is included in the column titled “All Other Compensation” in the director compensation table above.

Stock Awards

No stock awards were issued to members of our board of directors during the fiscal year ended December 31, 2006. In June 2007, our board of directors approved the issuance of a stock award of 10,000 shares to each outside member in consideration for services rendered as a member of the board for the current fiscal year.

Stock Option Grants

Directors receive stock option awards annually as follows: Chairman of the Board receives options to purchase 400,000 to 500,000 shares of our common stock and all other members of the board who do not also serve as executive officers receive options to purchase 200,000 to 300,000 shares of our common stock.

All options granted to our directors have the following attributes: i) two year vesting period, 25% every six months from the date of grant ii) ten year life. The aggregate fair value of these options was computed in accordance with FAS 123R and is reported in the director compensation table above in the column titled “Option Awards.” Further information regarding our Equity Compensation Plans and Awards, including valuation assumptions used in the preparation of these tables, is included in note 5 to our December 31, 2006 audited consolidated financial statements.

During the fiscal year ended 2006, we granted our directors stock options as follows:

•
On March 17, 2006, we granted J. Randall Martin options to purchase 500,000 shares of our common stock at the exercise price of $1.65 per share with an expiration date of March 17, 2016. 125,000 of these stock options have vested and are exercisable, 125,000 become vested and exercisable on March 17, 2007, 125,000 become vested and exercisable on September 17, 2007, and the remaining 125,000 become vested and exercisable on March 17, 2008.

•
On January 6, 2006, we granted Daniel Hunter options to purchase 450,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. At the time of Mr. Hunter’s resignation on December 31, 2006, 112,500 options had vested and are exercisable until March 31, 2007. The remaining 337,500 stock options with an associated compensation expense of $369,454 were forfeited.

•
On January 6, 2006, we granted Harry Hopmeyer options to purchase 500,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. At the time of Mr. Hopmeyer passing, options to purchase 125,000 shares of our common stock had vested and are exercisable until November 14, 2007 and the remaining 375,000 unexercised options, with an associated compensation expense of $410,505, were forfeited.

•
On January 6, 2006, we granted Thomas Ernst McGrail options to purchase 200,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. 100,000 of these stock options have vested and are exercisable, 50,000 become vested and exercisable on July 6, 2007, and the remaining 50,000 become vested and exercisable on January 6, 2008.

•
On January 6, 2006, we granted Hernando Molina Velez options to purchase 200,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. 100,000 of these stock options have vested and are exercisable, 50,000 become vested and exercisable on July 6, 2007, and the remaining 50,000 become vested and exercisable on January 6, 2008.

•
On January 6, 2006, we granted Robert E. Van Tassell options to purchase 200,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 6, 2016. 100,000 of these stock options have vested and are exercisable, 50,000 become vested and exercisable on July 6, 2007, and the remaining 50,000 become vested and exercisable on January 6, 2008.

•
On July 31, 2006, we granted David Bikerman options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share with an expiration date of July 31, 2016. 50,000 of these stock options become vested and are exercisable on January 31, 2007, 50,000 become vested and exercisable on July 31, 2007, 50,000 become vested and exercisable on January 31, 2008, and the remaining 50,000 become vested and exercisable on July 31, 2008.

Financial Statements

Index to Financial Statements:

Audited Financial Statements for the fiscal year ended December 31, 2006

F-1	Report of Independent Registered Auditors

F-2	Report of Independent Registered Public Accounting Firm

F-3	Consolidated Balance Sheets as of December 31, 2006 and 2005

F-4	Consolidated Statements of Operations - Years Ended December 31, 2006 and 2005

F-5	Consolidated Statements of Stockholders’ Equity (Deficiency) for the period from inception (March 25, 2003) through December 31, 2006

F-7	Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2005;

F-8	Notes to Consolidated Financial Statements

Unaudited Financial Statements for the fiscal quarter ended June 30, 2007

F-24	Interim Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006 (unaudited)

F-25	Interim Consolidated Statements of Operations for the three and six months ended June 30, 2007 and 2006 and from inception (March 25, 2003) through June 30, 2007 (unaudited)

F-26	Interim Consolidated Statements of Stockholders’ Equity (Deficiency) for the period from inception (March 25, 2003) through June 30, 2007 (unaudited)

F-29	Interim Consolidated Statements of Cash Flows for the three and six months ended June 30, 2007 and 2006 and from inception (March 25, 2003) through June 30, 2007 (unaudited)

F-30	Notes to Interim Consolidated Financial Statements (unaudited)

Report of Independent Auditors

To the stockholders of Colombia Goldfields Ltd.:

We have audited the accompanying consolidated balance sheet of Colombia Goldfields Ltd. (the “Company”) as of December 31, 2006, and the related consolidated statement of operations, of stockholders’ equity (deficiency) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2005 and for the year, and cumulative period since inception, then ended, were audited by other auditors whose report dated April 10, 2006 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no source of operating revenue, and is dependent on its ability to obtain financing and upon the future exploration and development of profitable operations from its mineral properties. These factors together raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pricewaterhouse Coopers LLP

Pricewaterhouse Coopers LLP

Chartered Accountants
Toronto, Canada
March 21, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Vellmer & Chang
Chartered Accountants *

505 - 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Colombia Goldfields Ltd.
(formerly Secure Automated Filing Enterprises Inc.)
(An Exploration stage company)

We have audited the balance sheet of Colombia Goldfields Ltd. (formerly Secure Automated Filing Enterprises Inc.) (“the Company”) as at December 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for the year then ended and for the period cumulative from inception on March 25, 2003 to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and the results of its operations and it’s cash flows for the year then ended and for the period cumulative from inception on March 25, 2003 to December 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business is in the exploration stage and has no source of revenue. As at December 31, 2005, the Company has recurring loss and requires financing, either through issuing shares or debt, to fund its mineral exploration commitments. These factors together raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver,	“VELLMER & CHANG”
Canada
April 10, 2006	Chartered Accountants

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

US Dollars	December 31, 2006	December 31, 2005
ASSETS

Current

Cash and cash equivalents	$882,913	$1,565,640
Prepaid expenses and deposits	176,347	22,554
Exploration expenditure advances (Note 6)	-	158,202
	1,059,260	1,746,396

Mineral and exploration properties and rights (Note 3)	43,528,386	-
Property and equipment, net of accumulated amortization (Note 4)	419,733	1,445
Website Development Cost, net of accumulated amortization (Note 4)	-	17,500
	$45,007,379	$1,765,341

LIABILITIES

Current

Accounts payable and accrued liabilities	$6,037,671	$83,004

Non Current
Deferred income tax liability (Notes 3 and 7)	9,759,524	-
	15,797,195	83,004

STOCKHOLDERS’ EQUITY
(DEFICIENCY)

Common stock (Notes 5 & 11)	565	296
Authorized:
200,000,000 common shares, $0.00001
par value
Issued and Outstanding:
56,036,849 common shares (December 31,
2005, 29,589,100 common shares)

Additional paid-in capital (Note 5)	37,039,266	1,465,354

Share subscriptions (Note 5)	-	1,767,650
	37,039,831	3,233,300
Deficit accumulated during the
exploration stage	(7,829,647)	(1,550,963)
	29,210,184	1,682,337

	$45,007,379	$1,765,341

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

US Dollars	Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative from inception (March 25, 2003) through December 31, 2006 (unaudited)

REVENUES	$-	$-	$-

OPERATING EXPENSES

Mineral property exploration expenses (Notes 3 and 5)	3,298,438	1,179,298	4,477,736
General and administrative (Note 5)	3,962,960	309,100	4,340,617
Amortization	64,270	3,835	68,105
Total operating expenses	7,325,668	1,492,233	8,886,458

Other income	(118,034)	-	(118,034)
Loss from continuing operations	(7,207,634)	(1,492,233)	(8,768,424)

Income from discontinued operations (Note 1)	-	763	9,827
Loss before future income taxes	(7,207,634)	(1,491,470)	(8,758,597)
Deferred income tax recovery (Note 7)	(928,950)	-	(928,950)
NET LOSS	$(6,278,684)	$(1,491,470)	$(7,829,647)
LOSS PER SHARE - BASIC DILUTED
Earnings (loss) from continuing operations	$(0.15)	$(0.06)
Earnings (loss) from discontinued operations	-	0.00
Net loss per share - basic & diluted	$(0.15)	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	42,677,419	25,260,136

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)

Period Ended December 31, 2003 (see Note 1):

Issue of common stock for cash at $0.000125 per share on March 25, 2003	8	$-	$1	$-	$-	$1

Issue of common stock for cash at $0.000125 per share on May 5, 2003	16,000,000	160	1,840	-	-	2,000

Repurchase of common stock for cash at $0.000125 per share on October 31, 2003	(8,000,008)	(80)	(920)	-	-	(1,000)

Donated Capital	-	-	35,200	-	-	35,200

Net loss for the twelve months ended December 31, 2003	-	-	-	-	(36,399)	(36,399)
Balance, December 31, 2003	8,000,000	80	36,121	-	(36,399)	(198)

Year Ended December 31, 2004:

Issue of common stock for cash at $0.00625 per share on December 20, 2004	16,000,000	160	99,840	-	-	100,000

Donated Capital	-	-	19,200	-	-	19,200

Net loss for the twelve months ended December 31, 2004	-	-	-	-	(23,094)	(23,094)
Balance December 31, 2004	24,000,000	240	155,161	-	(59,493)	95,908

Year Ended December 31, 2005:
Issue of common stock for mineral concession at $0.25 per share on September 22, 2005	1,000,000	10	249,990	-	-	250,000

Issue of 4,221,000 common stock for cash at $0.25 per share and 368,100 common stock for finder fee on October 14, 2005	4,589,100	46	1,055,204	-	-	1,055,250

Forgiveness of advances from a related party			4,999	-	-	4,999

Share Subscriptions Received	-	-	-	1,767,650	-	1,767,650

Net loss for the twelve months ended December 31, 2005	-	-	-	-	(1,491,470)	(1,491,470)
Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337

See accompanying Notes to Consolidated Financial Statements

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)

Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337

Year Ended December 31, 2006:	3,126,083	31	1,688,054	(1,767,650)	-	(79,565)

Issue of common stock for cash at $0.60 per share on January 24, 2006, net of $187,565 finders fee

Issue of common stock for Mineral concessions at $1.90 per share on February 14, 2006	1,000,000	10	1,899,990	-	-	1,900,000

Issue of common stock For Mineral concession at $2.25 per share on April 10, 2006	1,000,000	10	2,249,990	-	-	2,250,000

Issue of common stock for cash at $1.50 per unit
(common shares & warrants less finders fee of $585,060 on April 26, 2006	6,500,666	65	6,416,112	-	-	6,416,177

Issue of share purchase warrants with April 26, 2006 common stock issuance	-	-	2,749,762	-	-	2,749,762

Issue of common stock for Mineral concessions of $2.74 per share on April 28, 2006	2,000,000	20	5,479,980	-	-	5,480,000

Issue of common stock for Mineral concessions at $1.10 per share on August 22, 2006	4,200,000	42	4,619,958	-	-	4,620,000

Issue of common stock for Mineral concessions at $1.41 per share on September 25, 2006	1,150,000	16	1,621,484	-	-	1,621,500

Issue of common shares per exercise of 3,471,000 warrants on October 14, 2006.	3,471,000	35	1,735,465	-	-	1,735,500

Issue of common stock for Mineral concessions at $1.28 per share on December 14, 2006.	4,000,000	40	5,119,960	-	-	5,120,000

Stock based compensation	-	-	1,993,157	-	-	1,993,157

Net loss for the twelve months ended December 31, 2006	-	-	-	-	(6,278,684)	(6,278,684)

Balance December 31, 2006	56,036,849	$565	$37,039,266	$-	$(7,829,647)	$29,210,184

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative Inception (March 25, 2003) through December 31, 2006 (unaudited)
OPERATING ACTIVITIES:

Net loss	$(6,278,684)	$(1,491,470)	$(7,829,647)
Items not requiring cash outlay:
- Consulting fees	-	-	52,400
- Website design and software development	-	-	2,000
- Amortization	64,270	3,835	68,105
- Mineral property exploration	-	250,000	250,000
- Stock based compensation	1,993,157	-	1,993,157
- Deferred income taxes	(928,950)	-	(928,950)
Changes in non-cash working capital items
- Accounts receivable	-	910	-
- Prepaid expenses and deposits	(153,793)	(22,554)	(176,347)
- Exploration expenditure advances	158,202	(158,202)	-
- Accounts payable and accrued liabilities	345,129	79,317	428,133
- Due to/from related parties	-	(1,001)	4,999
Net cash provided by (used in) operating activities	(4,800,669)	(1,339,165)	(6,136,150)

FINANCING ACTIVITIES:
Issuance of securities, net of finder fees	10,821,874	1,055,250	11,978,125
Proceeds of share subscription	-	1,767,650	1,767,650
Net cash provided by financing activities	10,821,874	2,822,900	13,745,775

INVESTING ACTIVITIES:
Purchase of mineral exploration rights	(6,238,874)	-	(6,238,874)
Purchase of equipment	(465,058)	(1,780)	(466,838)
Website development costs	-	(21,000)	(21,000)
Net cash used in investing activities	(6,703,932)	(22,780)	(6,726,712)

INCREASE (DECREASE) IN CASH	$(682,727)	$1,460,955	$882,913

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,565,640	104,685	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$882,913	$1,565,640	$882,913

SUPPLEMENTAL CASH FLOW INFORMATION
Interest expense	$-	$-	$-
Taxes	$-	$-	$-

See accompanying Notes to Consolidated Financial Statements

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GOING CONCERN AND NATURE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003. The Company changed its name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. The Company changed its operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to acquisition of, exploration for, and development of mineral properties. The Company is currently in the exploration stage. On July 31, 2006 the Company’s jurisdiction of incorporation was changed to the state of Delaware.

In the first quarter of 2005, the Company discontinued its electronic filings services operations and historical income and expenses relating to these discontinued operations have been classified as discontinued operations in the Statements of Operations for all comparative periods presented.

As at December 31, 2006, the Company has incurred a cumulative net loss since inception on March 25, 2003 of $7,829,647 and has no source of operating revenue. The Company’s ability to meet its obligations and continue as a going concern is dependent on the ability to identify and complete future funding. While the Company has been successful in raising financing to date, there can be no assurance that it will be able to do so in the future.

These consolidated financial statements have been prepared using U.S. generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. In addition to the Company’s working capital requirements and its cumulative losses during the year ended December 31, 2006 and since inception, the Company must also secure sufficient funding to meet its spending and purchase option obligations with respect to its mineral properties in order to maintain its option to purchase certain mining and mineral rights. These circumstances lend substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, as to the appropriateness of the use of accounting principles applicable to a going concern. As disclosed in Note 11, subsequent to December 31, 2006 and in recognition of these circumstances, the Company raised funding of $9,020,000 through a private placement of additional share capital in March 2007 and intends to continue relying upon the issuance of securities to finance exploration, meet contractual obligations and continue as a going concern. As of the date of the approval of the consolidated financial statements, there is no assurance that these initiatives will be sufficient or successful.

The Company’s ability to continue as a going concern is dependent upon its ability to fund its working capital and exploration requirements and, eventually, upon the future exploration and development of profitable operations from its mineral properties. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the going concern assumption were not appropriate, and these adjustments could be material.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Consolidation

Entities which are controlled by the Company, either directly or indirectly, are consolidated. Control is established by the Company’s ability to determine strategic, operating, investing and financing policies without the co-operation of others. The Company analyzes its level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination of these factors.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These consolidated financial statements include the accounts of (i) Colombia Goldfields Ltd., formerly a Nevada corporation, (ii) the Company’s 90% interest in RNC (Colombia) Limited (“RNC”), a Belize corporation and its 94.99% owned subsidiary - Compania Minera De Caldas, S.A. (“Caldas”), a Colombia corporation, (iii) the Company’s 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia corporation. All significant inter-company transactions and balances have been eliminated upon consolidation.

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

At January 12, 2006 and in connection with the adoption of FIN 46R, the Company concluded that RNC and its 94.99% owned subsidiary, Caldas, S.A., were VIEs since the Company provided the principal financial support to these entities and the Company was their primary beneficiary. Under FIN 46R transition rules, the financial statements of RNC and Caldas, S.A. were considered VIEs and the Company’s 25% interest has been included within the Company’s consolidated financial statements for the period January 12, 2006 to April 28, 2006.

In connection with the Company’s April 28, 2006 acquisition of an additional 25% of RNC, the Company also received rights to nominate three of the four members of RNC’s board of directors. As such, the Company determined that control over RNC existed as of April 28, 2006, and these financial statements reflect the consolidation of the Company’s 50% interest in RNC, for the period April 29, 2006 to August 22, 2006.

On August 22, 2006 the Company acquired an additional 25% of RNC, bringing the Company’s total ownership to 75% at August 22, 2006. These financial statements reflect the consolidation of the Company’s 75% interest in RNC for the period August 23, 2006 to December 14, 2006.

On September 25, 2006 the Company acquired 94.99% of the outstanding shares of Gavilan. These financial statements reflect the consolidation of Gavilan for the period of September 25, 2006 to December 31, 2006.

On December 14, 2006 the Company acquired a further 15% of RNC, bringing the Company’s total to December 31, 2006 ownership to 90%. These financial statements reflect the consolidation of the Company’s 90% interest in RNC for the period December 15, 2006 to December 31, 2006.

Since the non-controlling shareholder of RNC and Gavilan has no obligation to contribute any additional capital and the Company was the primary entity obligated to fund future exploratory work, no non-controlling interest related to RNC or Gavilan has been recognized in the consolidated statement of operations for the period January 1, 2006 to December 31, 2006 and in the consolidated balance sheet at December 31, 2006.

Mineral Property Rights Acquisition and Exploration Expenditures

Costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates the carrying value of capitalized mining costs and related property, plant and equipment costs, to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset Retirement Obligations

The Company applies SFAS No. 143, Accounting for Assets Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires the Company to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted until it has been fully incurred and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at December 31, 2006 and December 31, 2005 the Company does not have any asset retirement obligations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2006 the Company has cash and cash equivalents in the amount of $782,913 (2005-$1,476,361) in excess of federally insured limits.

Property and Equipment

Property and equipment are carried at cost. For the significant components of property and equipment, depreciation is provided for using the following method and time periods:

Asset	Basis	Period

Vehicles	Straight line	5 years
Buildings	Straight line	20 years
Office equipment & furniture	Straight line	3 to 10 years

The Company regularly reviews the carrying values of property and equipment based on expected future cash flows whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If this carrying value exceeds the recoverable amount, a write-down is charged to the statement of operations.

Environmental Costs

Environmental expenditures that related to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the company’s commitment to plan of action based on the then known facts.

Comprehensive Income

In accordance with SFAS 130, Reporting Comprehensive Income (“SFAS 130”), comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses when the Company has a functional currency other than US dollars, and minimum pension liabilities. For all periods presented the Company’s financial statements include do not include any of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Stock-Based Compensation

On January 1, 2006, the Company applied SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date and recognized over the expected vesting period. For all stock option awards granted on or after January 1, 2006, the Company recognizes compensation using the fair value method of accounting for stock-based compensation. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model. In the event stock options are forfeited, any previously recognized compensation expense related to unvested and expiring awards is recognized in earnings during the period of forfeiture.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of the control of the Company. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity. The adoption of SFAS No. 123(R) did not have an impact on the Company’s historical financial statements as the Company had no stock options outstanding prior to adoption.

The Company provides direct stock awards to certain directors, officers, and consultants. Direct stock awards are typically subject to a two year vesting period. Direct stock awards are recorded at fair value on the grant date, with compensation expense recognized on a straight-line basis over the vesting period.

Foreign Currency Translation

The Company’s functional currency is US dollars. Accordingly, foreign currency balances are translated into US dollars as follows:

i) Monetary assets and liabilities are translated at the period-end exchange rate;

ii) Non-monetary assets are translated at the rate of exchange in effect at their acquisition date; and

iii) Revenue and expense items are translated at the average exchange rate for the respective period.

Foreign exchange gains and losses are recognized as period expenses.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive. For the years ended December 31, 2006 and 2005, outstanding share purchase warrants and options to purchase common shares were excluded from the computation of diluted earnings per share as the impact of these instruments was antidilutive as a result of losses incurred in these years.

Income taxes

The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

Long-Lived assets

Long-lived assets of the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and EITF 04-3, Mining Assets: Impairment and Business Combinations.

Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a discounted cash flow analysis.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and amounts due to and from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature. The Company is not exposed to significant interest, credit or currency risk arising from these financial instruments.

NOTE 3 - MINERAL PROPERTIES AND EXPLORATION RIGHTS

Title to mineral properties and mining and exploration rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, the Company is in the process of investigating the title of mineral concessions for which it holds the options to acquire. Therefore, the Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that the Company will have valid title to its mining properties. The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.

A) Caramanta Project

(i) Caramanta Project - Concessions 6602, 1343 and 6329

On September 22, 2005, the Company entered into an Assignment Agreement with Investcol Limited (“Investcol”), a related party, where Investcol assigned, transferred, and conveyed to the Company all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As the result of the Assignment Agreement, the Company acquired an option to purchase certain mining, mineral and exploration rights on property known as Concessions 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 is invested in exploratory work on the property over a three year period. The Company issued 1,000,000 common stock to Investcol at a deemed fair market value $0.25 per share for total consideration of $250,000. At the date of acquisition of these mineral rights the Company had not yet incorporated a Company in Colombia and had not gained the support of the Colombian federal or local governments. Due to these uncertainties, the initial $260,000 was considered mineral property exploration and was recorded as part of mineral property exploration expenses in the consolidated statement of operations in fiscal 2005.

Pursuant to the Assignment Agreement, the Company was committed to fund $2,990,000 exploratory work as follows:

(a)	$500,000 upon the closing of the Assignment Agreement;

(b)
$750,000 during the 12 month period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase, one million restricted shares of the Company’s common shares; and

(c)	$1,740,000 during the 12-month period commencing June 25, 2007.

In addition, the Company agreed to pay Investcol $7,500 per month as an office fee through July 31, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the Company’s agreement to acquire the Mining Concessions. (See note 3(A)(iii) below for further details)

(ii) Caramanta Project - Concessions 6993, 7039, 6821 and 6770 and HET 31, 32, 26, 27 and HETG 01

On February 16, 2006 the Company entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in a Contract for Purchase (“Purchase Contract”) entered into with Cia Servicios y Logisticos Ltda. The LOI outlined a proposed transaction where the Company intended to acquire Investcol’s rights to acquire mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, the Company entered into a definitive agreement with Investcol finalizing this transaction (“Assignment Agreement”). In consideration for this Assignment Agreement, the Company paid Investcol total consideration in the amount of $350,000 and issued 1,000,000 restricted shares of common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles will remain in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the company’s agreement to acquire the Mining Concessions. (See note 3(A)(iii) below for further details)

(iii) Caramanta Project - Acquisition of the Caramanta Exploration Properties

On September 25, 2006 the Company, through the acquisition of the outstanding shares of Gavilan, acquired full legal title to the Caramanta project concessions described in Notes 3A(i) and 3A(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a fair value of $1.41 per share. In addition, a $50,000 finder’s fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration and properties rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase was recorded as part of i) acquired mineral and exploration properties and rights and ii) property, plant and equipment in fiscal 2006. As a result of the acquisition of Gavilan, the Company no longer has any minimum exploratory work obligations related to the Caramanta concessions.

B) Marmato Project

On January 12, 2006, the Company entered into a Stock Purchase Agreement with Investcol and RNC (the “Agreement”), whereby the Company (i) acquired twenty-five percent (25%) of the issued and outstanding stock of RNC, a Belize corporation (“RNC”) and (ii) held an option to acquire the remaining seventy five percent (75%) of RNC’s issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Caldas, a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, the Company:

a) Acquired 25% of the outstanding shares of RNC (total 25% of RNC) by the issuance of 1,000,000 common shares of the Company to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. Total consideration of $1,900,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

b) Acquired an additional 25% of RNC (total 50% of RNC) by the issuance of 2,000,000 shares of the Company to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC in two instalments of $1,000,000 and $3,000,000 on or before March 15, 2006 and April 30, 2006, respectively. On March 10, 2006, the Company entered an extension agreement with Investcol to extend the terms to April 30, 2006, and completed the transaction on April 28, 2006. Total consideration of $5,480,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c) Held the option to acquire an additional 25% of RNC (total 75% of RNC) by the issuance of 4,000,000 common shares of the Company to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006, the Company amended its January 12, 2006 Stock Purchase Agreement with Investcol and RNC and concurrently exercised its option to increase the Company’s interest in RNC from 50% to 75%. Under the terms of the amended agreement, the Company issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction, the Company committed to providing an additional $5,000,000 by way of non-interest bearing demand loan to RNC by December 31, 2006 and providing sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project. Total consideration of $ 4,820,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

d) Has the option to acquire an additional 25% of RNC (total 100% of RNC) until May 1, 2009 for a price equal to the 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. Payment of the purchase price can be made by the Company in either cash or the Company’s common shares. Under the terms of the August 22, 2006 amended agreement, the Company continues to hold an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldas determined by a feasibility study. The purchase price, pursuant to the amended agreement, is limited to a maximum of $15,000,000 plus 4,000,000 shares of the Company. Payment of the purchase price can be satisfied in either cash or common shares of the Company, or any combination thereof. On December 14, 2006 the parties executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise the Company’s option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, the Company has the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares of the Company to Investcol. In connection with the execution of the Second Amendment, the Company exercised its option, resulting in the Company acquiring an additional 15% of RNC, bringing the Company’s total ownership to 90%. The revised terms set forth in the Second Amendment provide that the Company has the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of our common stock, or any combination thereof. Total consideration of $5,120,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

C) Kedahda Properties

On August 30, 2006 the Company, purchased certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly-owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration. The purchase was recorded as part of acquired mineral and exploration properties and right in fiscal 2006.

Mineral Property Rights Acquisition and Exploration Expenditures

The Company’s mineral property acquisition and exploration expenditures consist of

I) The acquisition of mineral concessions;

II) The acquisition of mineral and exploration rights from existing titleholders;

III) The exploration of acquired mineral properties and related activities; and

IV) Stock-based compensation allocated pursuant to FAS 123(R).

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s mineral concession acquisitions, mineral rights acquisitions, and mineral exploration expenses as recorded in the Company’s Consolidated financial statements for the period March 25, 2003 to December 31, 2006:

		Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative From Inception (March 25, 2003) Through December 31, 2006 (unaudited)

I)	Acquisition of mineral concessions	$22,200,841	$-	$22,200,841
II)	Acquisition of mineral and exploration rights	10,639,071	-	10,639,071
	Total acquired mineral and exploration properties and rights	32,839,912	-	32,839,912
III)	Exploration of acquired mineral properties	3,084,843	1,179,298	4,264,141
IV)	Stock based Compensation	213,595	-	213,595
	Total mineral property exploration expenses	3,298,438	1,179,298	4,477,736
	Total mineral property rights acquisition and exploration expenditures	$36,138,350	$1,179,298	$37,317,648

Capitalized Mineral and Exploration Properties and Rights

Acquired mineral and exploration properties and exploration rights at December 31, 2006 of $32,839,912 have been recorded at amounts necessary to reflect temporary differences associated with the differences between their accounting and tax bases. As a result, these properties are recorded in the consolidated balance sheet at December 31, 2006 at $43,528,386.

NOTE 4 - PROPERTY AND EQUIPMENT

As at December 31, 2006	Cost	Accumulated Amortization	Net Book Value
Furniture and office equipment	$171,656	$(11,292)	$160,364
Building	87,033	(1,451)	85,582
Vehicles	193,149	(19,362)	173,787

Total	$451,838	$(32,105)	$419,733

Website Development Cost	$36,000	$(36,000)	-

As at December 31, 2005	Cost	Accumulated Amortization	Net book Value
Furniture and Office equipment	$1,780	$(335)	$1,445
Website Development Cost	$21,000	$(3,500)	$17,500

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - STOCKHOLDERS’ EQUITY

Common Stock

	December 31, 2006	December 31, 2005
Authorized:
200,000,000 common shares,
$0.00001 par value
Issued and Outstanding:
56,036,849 common shares (December 31, 2005: 29,589,100 shares)	$565	$296

i) During the year ended December 31, 2006, the Company completed the following transactions:

a)
On January 10, 2006, the Company issued 3,126,083 common shares at $0.60 per share for gross proceeds of $1,875,650. The Company paid finders fees in the amount of $187,565, for net proceeds of $1,688,085.

b)	On February 14, 2006, the Company issued 1,000,000 common shares at fair value of $1.90 per share to Investcol in connection with the acquisition of 25% ownership of RNC. (See Note 3).

c)	On April 10, 2006, the Company issued 1,000,000 common shares at fair value of $2.25 per share to Investcol to acquire rights in certain properties in the Caramanta area of Colombia. (See Note 3).

d)
On April 26, 2006 the Company completed a private equity offering of 6,500,666 Units at $1.50 per Unit to a total of 26 investors. Each Unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “Warrant”) to purchase one (1) share of common stock, exercisable for twenty-four (24) months from the closing of the offering. The exercise price for the Warrant is priced at $2.50. The gross proceeds received from this offering were $9,751,000. Assuming that the investors exercise all of the Warrants, the gross proceeds received from the exercise of the Warrants will equal $16,251,665.

In connection with this private equity offering, the Company paid as a commission $585,060 and issued warrants to purchase 390,040 shares of the Company’s common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share. Assuming that all of these warrants are exercised, the Company will receive gross proceeds of $780,080.

The Company has allocated the total net proceeds from the offering of $9,165,939 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

Common shares	$65

Additional paid in capital - common shares	6,416,112

Additional paid in capital - share purchase warrants	2,749,762

Total gross proceeds from private equity offering	$9,165,939

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e) On April 28, 2006, in connection with the acquisition of the second 25% of RNC, the Company issued 2,000,000 common shares at a fair values of $2.74 to Investcol. (See Note 3).

f) On August 22, 2006 in connection with the acquisition of the third 25% of RNC, the Company issued 4,200,000 common shares at a value of $1.10 per share to Investcol. (See Note 3).

g) On September 25, 2006 in connection with the Company’s acquisition of 100% of the Caramanta Exploration Properties, the Company issued 1,150,000 restricted common shares at a value of $1.41. (See Note 3).

h) On October 14, 2006 3,471,000 share purchase warrants were exercised for net proceeds to the Company of $1,735,500 and 3,471,000 common shares were issued upon exercise.

i) On December 14, 2006 in connection with the acquisition of the forth 15% of RNC, the Company issued 4,000,000 common shares at a value of $1.28 per share to Investcol.

ii) During the fiscal year ended December 31, 2005, the Company:

a) Issued 1,000,000 restricted common shares valued at an estimated market price of $0.25 per share, pursuant to an option to acquire a 100% interest in certain mining and mineral and exploration rights on three gold properties known as the Caramanta concessions in the Marmato Mountain mining district, Colombia.

b) Completed a private placement and issued 4,221,000 units at a price of $0.25 per share for net proceeds of $1,055,250. Each unit consisted of one common share and one non-transferable warrant, entitling the holder to acquire one additional common share at a price of $0.50, exercisable on or before October 14, 2006. The Company also issued 368,100 shares as a finders’ fee relating to this private offering. The Company has allocated the total gross proceeds from the offering of $1,055,250 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

Common shares	$46

Additional paid in capital - common shares	712,204

Additional paid in capital - share purchase warrants	343,000

Total gross proceeds from private equity offering	$1,055,250

iii) During the fiscal year ended December 31, 2004, the Company:

a) Completed an initial public offering and issued 16,000,000 common shares at a price of $0.00625 per share for total proceeds of $100,000.

Warrants

As at December 31, 2006, the following warrants were issued and outstanding:

# Warrants	Exercise Price	Expiry Date
6,500,666	$2.50 per share	April 25, 2008
390,040	$2.00 per share	April 25, 2009
6,890,706	$2.47 per share

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assuming all warrants are exercised, the Company would potentially receive $17,031,745.

Stock Options and Other Stock-Based Compensation

In fiscal 2006, the Company adopted the 2006 Stock Incentive Plan, (the “Plan”) which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards to officers, directors or employees of, as well as advisers and consultants to, the Company.

All stock options and rights are to vest over a period determined by the Board of Directors and expire not more than ten years from the date granted. On July 31, 2006 the Company received shareholder approval for an amended Stock Incentive Plan. Pursuant to the amended Plan, the number of shares that may be issued for awards granted under the 2006 plan was increased from 3,500,000 to 5,000,000.

Pursuant to the Plan, during fiscal 2006 the Company granted 3,500,000 stock options to employees, directors, officers and consultants of the Company. These stock options vest at a rate of 25% every six months over a period of two years, and expire over a life of 10 years. For the year ended December 31, 2006, the Company recorded a total of $1,878,782 in stock based compensation expense related to these grants in the consolidation statement of operations.

On October 1, 2006 the Company agreed to grant 500,000 common shares to a consultant providing services to the Company. Pursuant to the terms of the Consulting Agreement, should the Consultant’s employment terminate by the Consultant’s resignation before the period of two years has elapsed, the Consultant is required to return a pro rata portion of the shares based on the time remaining in the contract. In the case of a change in control of the Company by merger or sale of a majority stake or otherwise, the shares held by the Consultant will immediately vest. The fair value of the common stock award, based on the market price of the Company’s common shares at the agreement date, was $915,000. The Company accounts for this award by recognizing compensation expense ratably over twenty-four months, commencing on the agreement date. For the year ended December 31, 2006, the Company recorded a total of $114,375 in stock based compensation expense related to this award in the fiscal 2006 consolidated statement of operations.

The following table summarizes stock-based compensation recorded in the consolidated statements of operations:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative from Inception (March 25, 2003) through December 31, 2006 (unaudited)
Mineral property rights acquisition and exploration expenditures	$213,595	$-	$213,595
General and administrative	1,779,562	-	1,779,562
Total stock-based compensation	$1,993,157	$-	$1,993,157

As at December 31, 2006 there was $1,361,810 of unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized as follows: Fiscal 2007 - $1,176,296; Fiscal 2008 - $185,514; Fiscal 2009 - $NIL. At December 31, 2006 there was $800,625 unrecognized compensation cost related unvested direct stock awards. The cost is expected to be recognized as follows: Fiscal 2007 - $457,500; Fiscal 2008 - $343,125.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock options granted and exercised is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2005	-	$-
Granted in fiscal 2006	3,500,000	1.08
Exercised in fiscal 2006	-	-
Forfeited and expired in fiscal 2006	(712,500)	0.75
Options outstanding at December 31, 2006	2,787,500	$1.16

	Year Ended December 31, 2006	Year Ended December 31, 2005
Weighted average grant date fair value of options granted during the period	$1.08	$-

Weighted average fair value of options vested during the period	$0.99	$-

A summary of stock options outstanding and exercisable at December 31, 2006 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (yrs)	Number Exercisable	Weighted Average Exercise Price
$0.75 - $1.00	1,037,500	$0.75	9.02	437,500	$0.75
$1.01 - $2.00	1,750,000	1.41	9.54	150,000	1.69
$0.75 - $2.00	2,787,500	$1.16	9.35	587,500	$0.99

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.45%, dividend yield 0%, a historic volatility of 92%, and expected term of 10 years, equal to the full life of the options as the Company does not expect any options to be exercised early.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company, during the normal course of operations, engages in transactions with certain directors, senior officers, and shareholders of the Company.

Significant related party transactions reflected within the Company’s consolidated financial statements include:

i)	The acquisition of the Company’s interest in the Caramanta and Marmato projects as described in notes 3(A) and 3(B) from Investcol, a company controlled by certain shareholders of the Company;

ii)	Management and consulting fees paid to certain directors, senior officers, and shareholders of the Company; and

iii)	Office rent paid to a Company related to a former director of the Company.

i) During the year ended December 31, 2006 the Company:

a) Paid $186,306 for management and consulting fees to directors of the Company.

b) Paid $356,168 for management and consulting fees to senior officers of the Company.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c) Paid $332,400 for management and consulting fees to shareholders of the Company.

d) Paid $10,256 for office rent to a company related to a former director of the Company.

Included in prepaid expenses at December 31, 2006 is $30,000 related to a company controlled by shareholders of the Company. Included in accounts payable and accrued liabilities at December 31, 2006 is $49,213 owing to a company controlled by shareholders of the Company.

ii) During the year ended December 31, 2005 the Company:

a) Paid $29,875 for management fees to directors and former senior officers of the Company.

b) Paid $37,500 for administration of exploration activities to a shareholder of the Company.

c) Paid $2,122 for consulting to a director of the Company.

d) Paid $11,250 for office rent to a company related to a director of the Company.

Included in prepaid expenses at December 31, 2005 is $9,585 pertaining to office rent paid to a company related to a former director of the Company. Included in accounts payable and accrued liabilities at December 31, 2005 is $19,883 payable to directors of the Company and to a company related to a director.

NOTE 7 - INCOME TAXES

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements. Since the Company has no source of operating revenue, it cannot be assured that it is more likely than not that such benefit will be realized in future years. The components of the net deferred tax asset, net deferred tax liability, differences between the statutory rate and the effective rate, and the valuation allowance are as follows:

a) Components of income tax provision:

The components of the Company’s provision for (recovery of) income taxes consists of the following:

	Year ended December 31, 2006	Year ended December 31, 2005
Domestic	$-	$-
Foreign	(928,950)	-
	$(928,950)	$-

For the year ended December 31, 2006 the Company’s loss before provision for income taxes was generated in the following jurisdictions: Domestic $3,732,634; Foreign $3,475,000.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b) Income tax rate reconciliation:

The effective income tax rate differs from the statutory rate that would be obtained by applying the U.S. Federal income tax rate to net income (loss) before income taxes. These differences result from the following items:

	Year ended December 31, 2006	Year ended December 31, 2005
US federal income tax rate	34%	15%

Increase (decrease) in
Income tax rate resulting
From:
Losses not recognized for tax purposes	(8.2%)	(15%)
Tax rate differences in
foreign subsidiaries	(3.5%)	-
Other permanent
Differences	(9.4%)	-
Effective income tax rate	12.9%	-%

c) Component of future income tax provision:

The components of the temporary differences, which created the future income tax provision, are as follows:

	Year ended December 31, 2006	Year ended December 31, 2005
Losses carried
Forward	$(528,223)	$(224,100)
Tax depreciation
less than (greater than)
accounting depreciation	(402,039)	-
Foreign exploration costs	(928,950)	-
	$(1,859,212)	$(224,100)
Change in valuation
Allowance	930,262	224,100
Deferred income tax provision	$(928,950)	$-

d) Components of deferred tax asset and liability:

The components of the temporary differences which have created the deferred tax assets are:

	December 31, 2006	December 31, 2005
Tax depreciation less than
(greater than) depreciation	$402,039	$-
Losses carried
Forward	752,323	224,100
	1,154,362	224,100
Valuation allowance	(1,154,362)	(224,100)
Deferred tax asset	$-	$-

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the temporary differences, which have created the deferred tax liability, are:

	December 31, 2006	December 31, 2005
Tax depreciation less than
(greater than) accounting depreciation	$-	$-
Tax basis less than accounting
basis for mineral concessions	(10,688,474)	-
Foreign exploration costs	928,950	-
Deferred tax liability	$(9,759,524)	$-

e) The Company has income tax losses available for carry forward of $2,210,000 which expire as follows:

Expiry Year	Domestic	Foreign	Total

2023	$36,500	$-	$36,500
2024	23,000	-	23,000
2025	310,500	-	310,500
2026	1,840,000	-	1,840,000
Indefinite	-	-	-
	$2,210,000	$-	$2,210,000

NOTE 8 - NON-CASH ACTIVITIES

The Company has issued common shares as consideration for the acquisition of certain mineral rights as disclosed in Notes 3 and 5. During the fiscal year ended December 31, 2005, a related party forgave $4,999 and the amount was credited to additional paid-in capital.

NOTE 9 - SEGMENTED INFORMATION

The Company has determined that it operates in a single reportable segment, being the acquisition of, exploration for, and development of mineral properties.

NOTE 10 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The FASB has issued FIN 48, which prescribes rules for the financial statements accounting for uncertainty in income tax positions.

FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. For a tax benefit to be recognized it must be more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes will be the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for the Company’s fiscal 2007 year. The Company does not anticipate the adoption of FIN 48 will have a material impact on the Company’s financial position, results of the operations, or cash flows.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - SUBSEQUENT EVENTS

(a)
On February 27, 2007 the Company entered into a $3,700,000 promissory note between the Company and the Company’s President, a shareholder, and a Company controlled by these individuals. The loan, collateralized by the Company’s investment in RNC, was due and payable upon closing a planned equity financing, but in no case later than April 15, 2007. Upon repayment, an $185,000 fee was payable to the note holders. The note bears interest at 10% per annum, with monthly interest payments commencing February 28, 2007.

(b)	On March 21, 2007 the Company completed a private equity offering of 9,020,000 common shares at $1.00 per common share. The gross proceeds received from the offering were $9,020,000.

In connection with this private equity offering, the Company is obligated to pay a commission of $541,200 and is obligated to issue agents’ warrants to purchase 541,200 shares of the Company’s common stock with each warrant exercisable for a period of 36 months from the closing of the offering at an exercise price of $1.00 per share.

(c)	Subsequent to year-end, in March, 2007 the Company issued to certain directors and consultants 1,640,000 options to purchase common shares of the Company.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
(unaudited)

US Dollars	June 30, 2007	December 31, 2006
ASSETS

Current

Cash and cash equivalents	$2,461,989	$882,913
Prepaid expenses and deposits	724,984	176,347
Prepaid consulting fees (Note 5)	518,000	-
	3,704,973	1,059,260

Mineral and exploration properties and rights (Note 3)	48,720,279	43,528,386
Property and equipment, net ofaccumulated amortization (Note 4)	402,855	419,733
Prepaid consulting fees (Note 5)	114,375	-
	$52,942,482	$45,007,379

LIABILITIES

Current

Accounts payable and accrued liabilities (Note 6)	$6,583,145	$6,037,671
Promissory note payable to related parties (Note 8)	3,500,000	-
	10,083,145	6,037,671

Non-Current
Deferred income tax liability (Notes 3 and 7)	8,796,914	9,759,524
	18,880,059	15,797,195

STOCKHOLDERS’ EQUITY

Common stock (Notes 5 & 12)
Authorized:
200,000,000 common shares, $0.00001 par value	658	565
Issued and Outstanding:
65,816,849 common shares (December 31, 2006, 56,039,849 common shares)

Additional paid-in capital (Note 5)	47,613,980	37,039,266
	47,614,638	37,039,831
Deficit accumulated during the exploration stage	(13,552,215)	(7,829,647)
	34,062,423	29,210,184
	$52,942,482	$45,007,379

See accompanying Notes to Interim Consolidated Financial Statements

* Going Concern (Note 1)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OPERATIONS
(unaudited)

US Dollars	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Cumulative From Inception (March 25, 2003) through June 30, 2007

REVENUES	$-	$-	$-	$-	$-
OPERATING EXPENSES

Mineral property exploration expenses (Notes 3 and 5)	1,560,588	540,434	3,032,604	1,113,057	7,510,340
General and administrative (Note 5)	1,290,079	1,059,766	2,691,311	1,817,880	7,042,616
Foreign exchange loss	889,408	38,107	935,216	38,717	924,528
Amortization	20,765	12,191	39,579	17,635	107,684
Total operating expenses	3,760,840	1,650,498	6,698,710	2,987,289	15,585,168
Other income	(3,803)	(48,870)	(13,532)	(52,425)	(131,566)
Loss from continuing operations before deferred income taxes	(3,757,037)	(1,601,628)	(6,685,178)	(2,934,864)	(15,453,602)
Deferred income tax recovery (Note 7)	(537,900)	-	(962,610)	-	(1,891,560)
Net loss from continuing operations	(3,219,137)	(1,601,628)	(5,722,568)	(2,934,864)	(13,562,042)
Income from discontinued operations (Note 1)	-	-	-	-	9,827
Net loss	$(3,219,137)	$(1,601,628)	$(5,722,568)	$(2,934,864)	$(13,552,215)

LOSS PER SHARE - BASIC AND DILUTED	$(0.05)	$(0.04)	$(0.09)	$(0.08)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	65,755,750	39,258,915	61,507,236	36,581,942

See accompanying Notes to Interim Consolidated Financial Statements

* Going Concern (Note 1)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
(unaudited)

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)

Period Ended December 31, 2003 (see Note 1):
Issue of common stock for cash at $0.000125 per share on March 25, 2003	8	$-	$1	$-	$-	$1
Issue of common stock for cash at $0.000125 per share on May 5, 2003	16,000,000	160	1,840	-	-	2,000
Repurchase of common stock for cash at $0.000125 per share on October 31, 2003	(8,000,008)	(80)	(920)	-	-	(1,000)
Donated Capital	-	-	35,200	-	-	35,200
Net loss for the twelve months ended December 31, 2003	-	-	-	-	(36,399)	(36,399)

Balance, December 31, 2003	8,000,000	80	36,121	-	(36,399)	(198)

Year Ended December 31, 2004:
Issue of common stock for cash at $0.00625 per share on December 20, 2004	16,000,000	160	99,840	-	-	100,000
Donated Capital	-	-	19,200	-	-	19,200
Net loss for the twelve months ended December 31, 2004	-	-	-	-	(23,094)	(23,094)
Balance December 31, 2004	24,000,000	240	155,161	-	(59,493)	95,908

Year Ended December 31, 2005:
Issue of common stock for mineral concession at $0.25 per share on September 22, 2005	1,000,000	10	249,990	-	-	250,000
Issue of 4,221,000 common stock for cash at $0.25 per share, and 368,100 common stock for finder fee on October 14, 2005	4,589,100	46	1,055,204	-	-	1,055,250
Forgiveness of advances from a related party			4,999	-	-	4,999
Share Subscriptions Received	-	-	-	1,767,650	-	1,767,650
Net loss for the twelve months ended December 31, 2005	-	-	-	-	(1,491,470)	(1,491,470)
Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337

See accompanying Notes to Interim Consolidated Financial Statements

* Going Concern (Note 1)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
(unaudited)

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)
Balance, December 31, 2005	29,589,100	$296	$1,465,354	$1,767,650	$(1,550,963)	$1,682,337
Year Ended December 31,2006:
Issue of common stock for cash at $0.60 per share on January 24, 2006, net of $187,565 finders fee	3,126,083	31	1,688,054	(1,767,650)	-	(79,565)
Issue of common stock for Mineral concessions at $1.90 per share on February 14, 2006	1,000,000	10	1,899,990	-	-	1,900,000
Issue of common stock For Mineral concession at $2.25 per share on April 10, 2006	1,000,000	10	2,249,990	-	-	2,250,000
Issue of common stock for cash at $1.50 per unit (common shares & warrants) less finders fee of 5585.060 on April 26, 2006	6,500,666	65	6.416,112	-	-	6.416,177
Issue of share purchase warrants with April 26, 2006 common stock issuance	-	-	2,749,762	-	-	2,749,762
Issue of common stock for Mineral concessions at $2.74 per share on April 28, 2006	2,000,000	20	5,479,980	-	-	5,480,000
Issue of common stock for Mineral concessions at $1.10 per share on August 22, 2006	4,200,000	42	4,619,958	-	-	4,620,000
Issue of common stock for Mineral concessions at $1.41 per share on September 25, 2006	1,150,000	11	1,621,489	-	-	1,621,500
Issue of common shares per exercise of 3,471,000 warrants on October 14, 2006	3,471,000	35	1,735,465		-	1,735,500
Issue of common stock for Mineral concessions at $1.28 per share on December 14, 2006	4,000,000	40	5,119,960	-	-	5,120,000
Stock based compensation	-	-	1,993,157	-	-	1,993,157
Net loss for the twelve months ended December 31, 2006			-	-	(6,278,684)	(6,278,684)
Balance December 31, 2006	56,036,849	$560	$37,039,271	$-	$(7,829,647)	$29,210,184

See accompanying Notes to Interim Consolidated Financial Statements

* Going Concern (Note 1)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
(unaudited)

US Dollars	Common Shares	Stock Amount	Additional Paid-in Capital	Share Subscriptions Received	Deficit Accumulated During The Exploration Stage	Total Stockholders’ Equity (Deficiency)

Balance, December 31, 2006	56,036,849	$560	$37,039,271	$-	$(7,829,647)	$29,210,184

Six Months Ended June 30, 2007:
Issue of common stock for cash as $1.00 per share less agents fee of $541,200 on March 21, 2007	9,020,000	90	8,074,434	-	-	8,074,524
Issue of agents’ warrants in connection with March 21, 2007 common stock issuance	-	-	404,276	-	-	404,276
Issue of common stock for consulting services	650,000	7	967,118	-	-	967,125
Issue of common stock to non-management directors	60,000	1	72,599	-	-	72,600
Exercise of common stock options	50,000	-	37,500	-	-	37,500
Stock based compensation	-	-	1,018,782	-	-	1,018,782
Net loss for the six months ended June, 30, 2007			-	-	(5,722,586)	(5,722,568)
Balance June 30, 2007	65,816,849	$658	$47,613,980	$-	$(13,552,215)	$34,062,423

See accompanying Notes to Interim Consolidated Financial Statements

* Going Concern (Note 1)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Comulative Inception March 25, 2003) through June 30, 2007

OPERATING ACTIVITIES:
Net loss	$(3,219,137)	$(1,601,625)	$(5,722,568)	$(2,934,864)	$(13,552,215)
Items not requiring cash outlay:
-Consulting fees	-	-	-	-	52,400
-Amortization	20,765	12,191	39,579	17,635	109,684
-Mineral property exploration	-	-	-	-	250,000
-Stock based compensation	860,580	695,666	1,426,132	1,182,155	3,419,289
-Deferred income taxes	(537,900)	-	(962,610)	-	(1,891,560)
Changes in non-cash working capital items
-Accounts receivable	-	(61,843)	-	(61,843)	-
-Prepaid expenses and deposits	(356,355)	(30,371)	(548,636)	(16,222)	(724,984)
-Exploration expenditure advances	-	109,737	-	56,078	-
-Accounts payable and accrued liabilities	317,573	(345,097)	1,028,074	(334,511)	1,456,207
-Due to/from related parties	-	(335,516)	-	-	4,999
Net cash used in operating activities	(2,914,474)	(1,556,858)	(4,740,029)	(2,091,572)	(10,876,180)

FINANCING ACTIVITIES:
Issuance of securities, net of finder fees	-	9,165,939	8,478,800	9,086,374	22,224,575
Issuance of promissory notes	3,500,000	-	7,200,000	-	7,200,000
Repayment of promissory notes	-	-	(3,700,000)	-	(3,700,000)
Exercise of stock options	37,500	-	37,500	-	37,500
Net cash provided by (used in) financing activities	3,537,500	9,165,939	12,016,300	9,086,374	25,762,075

INVESTING ACTIVITIES:
Purchase of mineral exploration rights	(2,094,684)	(1,408,293)	(5,674,494)	(1,662,693)	(11,913,367)
Purchase of equipment	(8,321)	(115,858)	(22,701)	(154,396)	(486,539)
Website development costs	-	-	-	(15,000)	(21,000)

Net cash used in investing activities	(2,103,005)	(1,524,151)	(5,697,195)	(1,832,089)	(12,423,906)

INCREASE (DECREASE) IN CASH	$(1,479,979)	$6,084,930	$1,579,076	$5,162,713	$2,461,989

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,941,968	643,423	882,913	1,565,640	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,461,989	$6,728,353	$2,461,989	$6,728,353	$2,461,989

SUPPLEMENTAL CASH FLOW INFORMATION
Interest and financing fees-promissory notes	$230,911	$-	$230,911	$-	$230,911
Taxes	$-	$-	$-	$-	$-

See accompanying Notes to Interim Consolidated Financial Statements

* Going Concern (Note 1)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - GOING CONCERN AND NATURE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003. The Company changed its name from Secure Automated Enterprises, Inc. to Colombia Goldfields Ltd. on May 13, 2005. The Company changed its operational focus from providing electronic filings services for public access document submissions to the U.S. Securities Exchange Commission, to acquisition of, exploration for, and development of mineral properties. The Company is currently in the exploration stage. On July 31, 2006, the Company’s jurisdiction of incorporation was changed to the state of Delaware.

In the first quarter of 2005, the Company discontinued its electronic filings services operations and historical income and expenses relating to these discontinued operations have been classified as discontinued operations in the Statements of Operations for all comparative periods presented.

The Company has incurred a cumulative net loss since inception on March 25, 2003 to June 30, 2007 of $13,552,215 and has no source of operating revenue. The Company’s ability to meet its obligations and continue as a going concern is dependent on the ability to identify and complete future funding. While the Company has been successful in raising financing to date, there can be no assurance that it will be able to do so in the future.

These consolidated financial statements have been prepared using U.S. generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. In addition to the Company’s working capital requirements and its cumulative losses during the period ended June 30, 2007 and since inception, the Company must also secure sufficient funding to meet its spending and purchase option obligations with respect to its mineral properties in order to maintain its option to purchase certain mining and mineral rights. These circumstances lend substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, as to the appropriateness of the use of accounting principles applicable to a going concern. In recognition of these circumstances, the Company raised funding of $9,020,000 through a private placement of additional share capital in March, 2007 and in June, 2007 the Company entered into a $3.5 million short-term bridge loan as disclosed in Note 8. As well, subsequent to June 30, 2007 the Company raised additional funding of $11,876,200 CDN through a private placement of additional share capital as disclosed in note 12. The Company intends to continue relying upon the issuance of securities to finance exploration, meet contractual obligations and continue as a going concern. As of the date of the approval of the consolidated financial statements, there is no assurance that these initiatives will be sufficient or successful.

The Company’s ability to continue as a going concern is dependent upon its ability to fund its working capital and exploration requirements and, eventually, upon the future exploration and development of profitable operations from its mineral properties. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the going concern assumption were not appropriate, and these adjustments could be material.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

The consolidated balance sheet at June 30, 2007 has been derived from the audited financial statements at December 31, 2006 but these financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2006.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Consolidation

Entities which are controlled by the Company, either directly or indirectly, are consolidated. Control is established by the Company’s ability to determine strategic, operating, investing and financing policies without the co-operation of others. The Company analyzes its level of ownership, voting rights and representation on the board of directors in determining if control exists by any one, or a combination, of these factors.

These consolidated financial statements include the accounts of (i) Colombia Goldfields Ltd., a Delaware corporation (ii) the Company’s 90% interest in RNC (Colombia) Limited (“RNC”), a Belize corporation and its 94.99% owned subsidiary - Compania Minera De Caldas, S.A. (“Caldas”), a Colombia corporation, (iii) the Company’s 94.99% interest in Gavilan Minerales, S.A. (“Gavilan”) a Colombia corporation. All significant inter-company transactions and balances have been eliminated upon consolidation.

In accordance with Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

At January 12, 2006 and in connection with the adoption of FIN 46R, the Company concluded that RNC and its 94.99% owned subsidiary, Caldas, S.A., were VIEs since the Company provided the principal financial support to these entities and the Company was their primary beneficiary. Under FIN 46R transition rules, the financial statements of RNC and Caldas, S.A. were considered VIEs and the Company’s 25% interest has been included within the Company’s consolidated financial statements for the period January 12, 2006 to April 28, 2006.

In connection with the Company’s April 28, 2006 acquisition of an additional 25% of RNC, the Company also received rights to nominate three of the four members of RNC’s board of directors. As such, the Company determined that control over RNC existed as of April 28, 2006, and these financial statements reflect the consolidation of the Company’s 50% interest in RNC, for the period April 29, 2006 to August 22, 2006.

On August 22, 2006 the Company acquired an additional 25% of RNC, bringing the Company’s total ownership to 75%. These financial statements reflect the consolidation of the Company’s 75% interest in RNC for the period August 23, 2006 to December 14, 2006.

On December 14, 2006 the Company acquired a further 15% of RNC, bringing the Company’s total ownership to 90%. These financial statements reflect the consolidation of the Company’s 90% interest in RNC for the period December 15, 2006 to June 30, 2007.

On September 25, 2006 the Company acquired 94.99% of the outstanding shares of Gavilan. These financial statements reflect the consolidation of Gavilan for the period of September 25, 2006 to June 30, 2007.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Since the non-controlling shareholders of RNC and Gavilan have no obligation to contribute any additional capital and the Company was the primary entity obligated to fund future exploratory work, no non-controlling interest related to RNC or Gavilan has been recognized in the consolidated statements of operations for the period January 1, 2006 to June 30, 2007 and in the consolidated balance sheet at June 30, 2007.

Mineral Property Rights Acquisition and Exploration Expenditures

Costs of acquiring mining properties are capitalized upon acquisition. Pursuant to SFAS No. 34, Capitalization of Interest Costs, interest costs attributable to mineral property acquisitions are also capitalized. Mine development costs incurred either to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates the carrying value of capitalized mining costs and related property, plant and equipment costs, to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs is based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Asset Retirement Obligations

The Company applies SFAS No. 143, Accounting for Asset Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. SFAS No. 143 requires the Company to record a liability for the present value of the estimated site restoration costs with a corresponding increase to the carrying amount of the related long-lived assets. The liability will be accreted until it has been fully incurred and the asset will be amortized over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made. As at June 30, 2007 and December 31, 2006 the Company does not have any asset retirement obligations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. For the significant components of property and equipment, depreciation is provided for using the following method and time periods:

Asset	Basis	Period
Vehicles	Straight line	5 years
Buildings	Straight line	20 years
Office equipment & furniture	Straight line	3 to 10 years

The Company evaluates the carrying values of property and equipment to determine if these costs are in excess of their net recoverable amount whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The periodic evaluation of the carrying value of property and equipment costs is based on expected future cash flows and estimated salvage value.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Environmental Costs

Environmental expenditures that related to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

Comprehensive Income

In accordance with SFAS 130, Reporting Comprehensive Income (“SFAS 130”), comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses when the Company has a functional currency other than US dollars, and minimum pension liabilities. For all periods presented, the Company’s financial statements do not include any of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Stock-Based Compensation

On January 1, 2006, the Company applied SFAS No. 123(R), Share-Based Payment, to account for stock options and similar equity instruments issued. Accordingly, compensation expense attributable to stock options or similar equity instruments granted is measured at the fair value at the grant date using the Black-Scholes option pricing model and recognized over the expected vesting period. In the event stock options are forfeited, any previously recognized compensation expense related to unvested and expiring awards is recognized in earnings during the period of forfeiture.

Although the assumptions used to record stock compensation expense reflect management’s best estimates, they involve inherent uncertainties based on market conditions generally outside of the control of the Company. If other assumptions were used, stock-based compensation expense could be significantly impacted. As stock options are exercised, the proceeds received on exercise, in addition to the previously recognized amounts related to those stock options, are credited to stockholders’ equity. The adoption of SFAS No. 123(R) did not have an impact on the Company’s historical financial statements as the Company had no stock options outstanding prior to adoption.

The Company provides direct stock awards to certain directors, officers, and consultants. Direct stock awards are typically subject to a two year vesting period. Direct stock awards are recorded at fair value on the grant date, with compensation expense recognized on a straight-line basis over the vesting period.

Foreign Currency Translation

The Company’s functional currency is the US dollar. Accordingly, foreign currency balances are translated into US dollars as follows i) Monetary assets and liabilities are translated at the period-end exchange rate ii) Non-monetary assets are translated at the rate of exchange in effect at their acquisition date; and iii) Revenue and expense items are translated at the average exchange rate for the respective period.

Foreign exchange gains and losses are recognized as period expenses.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share on the potential exercise of equity-based financial instruments is not presented where anti-dilutive. For the three and six months ended June 30, 2007 and 2006, outstanding share purchase warrants and options to purchase common shares were excluded from the computation of diluted earnings per share as the impact of these instruments was antidilutive as a result of losses incurred in these periods.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Income taxes

The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses and deposits, accounts payable and accrued liabilities, amounts due to and from related parties and short-term promissory notes. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature. The Company is not exposed to significant interest, credit or currency risk arising from these financial instruments.

NOTE 3 - MINERAL PROPERTIES AND EXPLORATION RIGHTS

Title to mineral properties and mining and exploration rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. The Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that the Company will have valid title to its mining properties. The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.

A) Caramanta Project

(i)  Caramanta Project - Concessions 6602, 1343 and 6329

On September 22, 2005, the Company entered into an Assignment Agreement with Investcol Limited (“Investcol”), a related party, where Investcol assigned, transferred, and conveyed to the Company all of its rights under a contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with Cia Servicios Y Logisticos Ltda. As a result of the Assignment Agreement, the Company acquired an option to purchase certain mining, mineral and exploration rights on property known as Concessions 6602, 1343 and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia for $10,000, on condition that $2,990,000 is invested in exploratory work on the property over a three year period. The Company issued 1,000,000 shares of its common stock to Investcol at a deemed fair market value $0.25 per share for total consideration of $250,000. At the date of acquisition of these mineral rights the Company had not yet incorporated a Company in Colombia and had not gained the support of the Colombian federal or local governments. Due to these uncertainties, the initial $260,000 was considered mineral property exploration and was recorded as part of mineral property exploration expenses in the consolidated statement of operations in fiscal 2005.

Pursuant to the Assignment Agreement, the Company was committed to fund $2,990,000 of exploratory work as follows:

a)	$500,000 upon the closing of the Assignment Agreement;

b)	$750,000 during the 12 month-period commencing June 25, 2006; and on the earlier of June, 2006 or commencement of the second exploration phase; and

c)	$1,740,000 during the 12-month period commencing June 25, 2007.

On September 25, 2006 the Assignment Agreement was superseded in connection with the Company’s agreement to acquire the Mining Concessions. (See note 3(A)(iii) below for further details)

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(ii)  Caramanta Project - Concessions 6993, 7039, 6821 and 6770 and HET 31, 32, 26, 27 and HETG 01

On February 16, 2006 the Company entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in a Contract for Purchase (“Purchase Contract”) entered into with Cia Servicios Y Logisticos Ltda. The LOI outlined a proposed transaction where the Company intended to acquire Investcol’s rights to acquire mining contracts to exclusively engage in mining activities on concessions 6993, 7039, 6821 and 6770 (the “Contracts”) and options that Investcol held to acquire the exclusive rights to engage in mining activities on concessions HET 31, 32, 26, 27 and HETG 01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

The LOI was non-binding and subject to final negotiation and the execution of a definitive agreement. On April 10, 2006, the Company entered into a definitive agreement with Investcol finalizing this transaction (“Assignment Agreement”). In consideration for this Assignment Agreement, the Company paid Investcol total consideration in the amount of $350,000 and issued 1,000,000 restricted shares of common stock. Under the terms of the Assignment Agreement, Investcol agreed to pay the exercise price of $150,000 on the Options whose titles will remain in the name of Cia Servicios until the final exploration commitments have been made. The final option payments were made prior to July 30, 2006.

On September 25, 2006 the Assignment Agreement was superseded in connection with the company’s agreement to acquire the Mining Concessions. (See note 3(A)(iii) below for further details)

(iii)  Caramanta Project - Acquisition of the Caramanta Exploration Properties

On September 25, 2006 the Company, through the acquisition of the outstanding shares of Gavilan, acquired full legal title to the Caramanta project concessions described in Notes 3A(i) and 3A(ii) above. Consideration paid for the acquisition included $300,000 cash and the issuance of 1,150,000 restricted common shares at a value of $1.41 per share. In addition, a $50,000 finder’s fee was paid to Investcol. The total acquisition cost of $1,971,500 was allocated to the net assets acquired as follows:

Mineral and exploration and properties rights	$1,780,841
Property, plant and equipment	190,659
$1,971,500

The purchase was recorded as part of i) acquired mineral and exploration properties and rights and ii) property, plant and equipment in fiscal 2006. As a result of the acquisition of Gavilan, the Company no longer has any minimum exploratory work obligations related to the Caramanta concessions.

B) Marmato Project

On January 12, 2006, the Company entered into a Stock Purchase Agreement with Investcol and RNC (the “Agreement”), whereby the Company (i) acquired twenty-five percent (25%) of the issued and outstanding stock of RNC, a Belize corporation (“RNC”) and (ii) held an option to acquire the remaining seventy five percent (75%) of RNC’s issued and outstanding stock over a period of time. RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Caldas, a Colombia corporation that (i) owns certain mining, mineral and exploration rights, (ii) has options to acquire mining, mineral and exploration rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

Pursuant to the Stock Purchase Agreement, the Company:

a)
Acquired 25% of the outstanding shares of RNC (total 25% of RNC) by the issuance of 1,000,000 common shares of the Company to Investcol and the advance to RNC of a $1,200,000 non-interest bearing loan. Total consideration of $1,900,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

b)
Acquired an additional 25% of RNC (total 50% of RNC) by the issuance of 2,000,000 shares of the Company to Investcol and the advance of an additional $4,000,000 non-interest bearing loan to RNC in two installments of $1,000,000 and $3,000,000 on or before March 15, 2006 and April 30, 2006, respectively. On March 10, 2006, the Company entered an extension agreement with Investcol to extend the terms to April 30, 2006, and completed the transaction on April 28, 2006. Total consideration of $5,480,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

c)
Held the option to acquire an additional 25% of RNC (total 75% of RNC) by the issuance of 4,000,000 common shares of the Company to Investcol and the advance of an additional $15,000,000 non-interest bearing loan to RNC on or before October 30, 2006. On August 22, 2006, the Company amended its January 12, 2006 Stock Purchase Agreement with Investcol and RNC and concurrently exercised its option to increase the Company’s interest in RNC from 50% to 75%. Under the terms of the amended agreement, the Company issued 4,200,000 common shares and paid $200,000 to Investcol. In connection with this transaction, the Company committed to providing an additional $5,000,000 by way of non-interest bearing demand loan to RNC by December 31, 2006 and to providing sufficient funds to RNC, upon terms satisfactory to the Company, to complete a full bankable feasibility study of the Marmato Project. Total consideration of $4,820,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

d)
Held the option to acquire an additional 25% of RNC (total 100% of RNC) until May 1, 2009 for a price equal to 25% of the value of Caldas determined by a bankable feasibility study prepared by a certified mineral property evaluator, or other acceptable third party. The purchase price was payable in either cash or the Company’s common shares. Under the terms of the August 22, 2006 amended agreement, the Company held an option to acquire the remaining 25% of RNC on or before May 1, 2009 for a purchase price equal to 25% of the fair value of Caldas determined by a feasibility study. The purchase price, pursuant to the amended agreement, was limited to a maximum of $15,000,000 plus 4,000,000 shares of the Company. Payment of the purchase price was payable in either cash or common shares of the Company, or any combination thereof. On December 14, 2006, the parties executed a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) in order to revise the consideration required to exercise the Company’s option to acquire the remaining 25% of the issued and outstanding stock of RNC. Subject to the revised terms set forth in the Second Amendment, the Company held the option to acquire an additional 15% interest in RNC, in exchange for the issuance of 4,000,000 common shares of the Company to Investcol. In connection with the execution of the Second Amendment, the Company exercised its option, resulting in the Company acquiring an additional 15% of RNC, bringing the Company’s total ownership to 90%. The revised terms set forth in the Second Amendment provide that the Company has the option to acquire the remaining 10% of RNC until May 1, 2009 in exchange for a purchase price of $15,000,000. The purchase price can be made in either cash, shares of our common stock, or any combination thereof. Total consideration of $5,120,000 related to this transaction was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

C) Kedahda Properties

On August 30, 2006 the Company, purchased certain mining exploration properties in the Republic of Colombia and the related geochemical and other proprietary geological data from a wholly-owned subsidiary of Anglo Gold Ashanti, Sociedad Kedahda, S.A., for $500,000 cash consideration. The purchase was recorded as part of acquired mineral and exploration properties and rights in fiscal 2006.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Mineral Property Rights Acquisition and Exploration Expenditures

The Company’s mineral property acquisition and exploration expenditures consist of

I) The acquisition of mineral concessions;

II) The acquisition of mineral and exploration rights from existing titleholders;

III) The exploration of acquired mineral properties and related activities; and

IV) Stock-based compensation allocated pursuant to FAS 123(R).

The following table summarizes the Company’s mineral concession acquisitions, mineral rights acquisitions, and mineral exploration expenses as recorded in the Company’s Consolidated financial statements:

		Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Cumulative From Inception (March 25, 2003) Through June 30, 2007
I)	Acquisition of mineral concessions	$-	$8,080,000	$-	$9,980,000	$22,200,841
II)	Acquisition of mineral and exploration rights	1,451,310	3,712,478	5,191,893	3,966,878	15,830,964
	Total acquired mineral and exploration properties and rights	1,451,310	11,792,478	5,191,893	13,946,878	38,031,805
III)	Exploration of acquired mineral properties	1,315,801	469,423	2,572,692	976,497	6,836,833
IV)	Stock based compensation	244,787	71,011	459,912	136,560	673,507
	Total mineral property exploration expenses	1,560,588	540,434	3,032,604	1,113,057	7,510,340
	Total mineral and exploration properties and rights acquisitions and exploration expenditures	$3,011,898	$12,332,912	$8,224,497	$15,059,935	$45,542,145

Capitalized Mineral and Exploration Properties and Rights

Acquired mineral and exploration properties and exploration rights have been recorded at amounts necessary to reflect temporary differences associated with the differences between their accounting and tax bases. These differences arise primarily due to differences between the assigned values and tax bases of acquired Caramanta Project and Marmato Project mineral concessions. As a result, acquired mineral and exploration properties and rights are recorded in the consolidated balance sheets as follows:

	June 30, 2007	December 31, 2006
Purchase of mineral and exploration properties and rights	$38,031,805	$32,839,912
Recognition of deferred tax liability upon acquisition	10,688,474	10,688,474
Mineral and exploration properties and rights	$48,720,279	$43,528,386

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 4 - PROPERTY AND EQUIPMENT

As at June 30, 2007	Cost	Accumulated Amortization	Net Book Value
Furniture and office equipment	$193,511	$(27,367)	$166,144
Building	87,405	(3,844)	83,561
Vehicles	193,623	(40,473)	153,150
Total	$474,539	$(71,684)	$402,855

As at December 31, 2006	Cost	Accumulated Amortization	Net Book Value
Furniture and office equipment	$171,656	$(11,292)	$160,364
Building	87,033	(1,451)	85,582
Vehicles	193,149	(19,362)	173,787
Total	$451,838	$(32,105)	$419,733

NOTE 5 - STOCKHOLDERS’ EQUITY

Common Stock

	June 30, 2007	December 31, 2006
Authorized:
200,000,000 common shares,
$0.00001 par value
Issued and Outstanding:
65,816,849 common shares
(December 31, 2006: 56,039,849 shares)	$658	$565

i) During the six months ended June 30, 2007, the Company completed the following transactions:

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

a) On March 21, 2007, the Company completed a private equity offering of 9,020,000 common shares at $1.00 per common share. The gross proceeds received from the offering were $9,020,000. In connection with this private equity offering, the Company paid a commission of $541,200 and issued agents’ warrants to purchase 541,200 shares of the Company’s common stock with each warrant exercisable for a period of 36 months from the closing of the offering at an exercise price of $1.00 per share. The fair value of the agents’ warrants was $404,276 and has been accounted for as a reduction of the additional paid-in capital associated with the related March 21, 2007 common stock issuance. On April 20, 2007, the Company filed a Registration Statement with the Securities and Exchange Commission (SEC) to register 9,170,000 common shares previously issued by the Company. Under the terms of the Company’s agreements with subscribers to the Company’s $9,020,000 March 21, 2007 private placement, if the SEC has not issued a Notice of Effectiveness regarding the Registration Statement by September 30, 2007, the Company is obligated to pay the subscribers to the offering a cash penalty of 1.5% per month for each month of delay, or portion thereof. On August 13, 2007 the SEC declared the Company’s Registration Statement effective.

b) On March 22, 2007, the Company issued 650,000 common shares to certain consultants to the Company for services rendered as described under “Stock Options and Other Stock-Based Compensation”.

c) On May 3, 2007 the company issued 50,000 common shares pursuant to the exercise of 50,000 options for proceeds of $37,500.

d) On June 6, 2007 the company issued 60,000 common shares to non-management directors of the company in connection with their annual remuneration.

ii) During the year ended December 31, 2006, the Company completed the following transactions:

a) On January 10, 2006, the Company issued 3,126,083 common shares at $0.60 per share for gross proceeds of $1,875,650. The Company paid finders fees in the amount of $187,565, for net proceeds of $1,688,085.

b) On February 14, 2006, the Company issued 1,000,000 common shares at $1.90 per share to Investcol in connection with the acquisition of 25% ownership of RNC. (See Note 3).

c) On April 10, 2006, the Company issued 1,000,000 common shares at $2.25 per share to Investcol to acquire rights in certain properties in the Caramanta area of Colombia. (See Note 3)

d) On April 26, 2006, the Company completed a private equity offering of 6,500,666 Units at $1.50 per Unit to a total of 26 investors. Each Unit consists of one share of common stock, par value $0.00001, and one Warrant (the “Warrant”) to purchase one share of common stock, exercisable for twenty-four months from the closing of the offering. The exercise price of the Warrant is $2.50. The gross proceeds received from this offering were $9,751,000. Assuming that the investors exercise all of the Warrants, the gross proceeds received from the exercise of the Warrants will equal $16,251,665.

In connection with this private equity offering, the Company paid as a commission $585,061 and issued warrants to purchase 390,040 shares of the Company’s common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share. Assuming that all of these warrants are exercised, the Company will receive gross proceeds of $780,080.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

The Company has allocated the total net proceeds from the offering of $9,165,939 to the various underlying equity instruments comprising the equity offering, based on the estimated relative fair value of each instrument at the offering date, as follows:

Common shares	$65
Additional paid in capital - common shares	6,416,112
Additional paid in capital - share purchase warrants	2,749,762
Total gross proceeds from private equity offering	$9,165,939

e) On April 28, 2006, in connection with the acquisition of the second 25% of RNC, the Company issued 2,000,000 common shares at $2.74 per share to Investcol. (See Note 3).

f) On August 22, 2006 in connection with the acquisition of the third 25% of RNC, the Company issued 4,200,000 common shares at $1.10 per share to Investcol. (See Note 3).

g) On September 25, 2006 in connection with the Company’s acquisition of 100% of the Caramanta Exploration Properties, the Company issued 1,150,000 restricted common shares at $1.41 per share (see Note 3).

h) On October 14, 2006 3,471,000 share purchase warrants were exercised for net proceeds to the Company of $1,735,500 and 3,471,000 common shares were issued upon exercise.

i) On December 14, 2006 in connection with the additional acquisition of 15% of RNC, the Company issued 4,000,000 common shares at $1.28 per share to Investcol (See Note 3).

Warrants

As at June 30, 2007, the following warrants were issued and outstanding:

# Warrants	Exercise Price	Expiry Date
6,500,666	$2.50 per share	April 25, 2008
390,040	$2.00 per share	April 25, 2009
541,200	$1.00 per share	March 22, 2010
7,431,906	$2.36 per share

Stock Options and Other Stock-Based Compensation

Stock Options

In fiscal 2006, the Company adopted the 2006 Stock Incentive Plan, (the “Plan”) which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units, and stock awards to officers, directors or employees of, as well as advisers and consultants to, the Company.

All stock options and rights are to vest over a period determined by the Board of Directors and expire not more than ten years from the date granted. On July 31, 2006 the Company received shareholder approval for an amended Stock Incentive Plan. Pursuant to the amended Plan, the number of shares that may be issued for awards granted under the 2006 plan was increased from 3,500,000 to 5,000,000.

Pursuant to the Plan, during fiscal 2007 the Company granted 1,640,000 stock options to employees, directors, officers and consultants to the Company. These stock options vest at a rate of 25% every six months over a period of two years, and have a life of 10 years. For the three months ended June 30, 2007, the Company recorded a total of $706,605 in stock based compensation expense related to stock options in the consolidated statements of operations. (Six months ended June 30, 2007 - $1,018,782).

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

A summary of stock options granted and exercised is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2006	2,787,500	$1.16
Granted in fiscal 2007	1,640,000	1.17
Exercised in fiscal 2007	(50,000)	(0.75)
Forfeited and expired in fiscal 2007	(400,000)	(0.75)
Options outstanding at June 30, 2007	3,977,500	$1.21

	Fiscal 2007	Fiscal 2006

Weighted average fair value of options granted during the period	$0.98	$0.99

Weighted average fair value of options vested during the period	$1.17	$-

A summary of stock options outstanding and exercisable at June 30, 2007 is as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (yrs)	Number Exercisable	Weighted Average Exercise Price
$0.75 - $1.00	587,500	$0.75	8.52	462,500	$0.75
$1.01 - $2.00	3,390,000	1.29	9.36	587,500	1.48
$0.75 - $2.00	3,977,500	$1.21	9.24	1,050,000	$1.16

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.45%, dividend yield 0%, an estimated volatility of 76%, and expected term of 10 years, equal to the full life of the options as the Company does not expect any options to be exercised early.

Other Stock-Based Compensation

On October 1, 2006, the Company agreed to grant 500,000 common shares to a consultant providing services to the Company. Pursuant to the terms of the Consulting Agreement, should the Consultant’s employment terminate by the Consultant’s resignation before the period of two years has elapsed, the Consultant is required to return a pro rata portion of the shares based on the time remaining in the contract. In the case of a change in control of the Company by merger or sale of a majority stake or otherwise, the shares held by the Consultant will immediately vest. The fair value of the common stock award, based on the market price of the Company’s common shares at the agreement date, was $915,000. The shares were issued on March 22, 2007 and the Company accounts for this award by recognizing compensation expense ratably over twenty-four months, commencing on the agreement date. For the three months ended June 30, 2007, the Company recorded a total of $114,375 in stock based compensation expense related to this award in the consolidated statement of operations (six months ended June 30, 2007 - $228,750).

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

On January 15, 2007, the Company agreed to grant 150,000 common shares to a consultant for services rendered to the Company for the three months ended April 15, 2007. The fair value of the common stock award, based on the market price of the Company’s common shares at the agreement date, was $166,500. The shares were issued on March 22, 2007 and the Company accounts for this award by recognizing compensation expense ratably over three months, commencing on the agreement date. For the three months ended June 30, 2007, the Company recorded a total of $27,500 in stock based compensation expense related to this award in the consolidated statement of operations (six months ended June 30, 2007-$166,500).

On May 6, 2007, the Company granted 60,000 common shares to non-management directors. The fair value of the common stock awards, based on the market price of the Company’s common shares at the grant date, was $72,600. The shares were issued on June 6, 2007 and the Company accounts for this award by recognizing compensation expense ratably over twelve months, commencing on the grant date. For the three months ended June 30, 2007, the Company recorded a total of $12,100 in stock-based compensation expense related to this award in the consolidated statement of operations (six months ended June 30, 2007 - $12,100).

Summary of Stock-Based Compensation Expenses

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Comulative from Inception (March 25, 2003) through June 30, 2007
Mineral Property exploration expenses	$244,787	$71,011	$459,912	$136,560	$673,507
General and administrative	615,793	624,655	966,220	1,045,595	2,745,782
Total stock-based compensation	$860,580	$695,666	$1,426,132	$1,182,155	$3,419,289

The following table summarizes stock-based compensation recorded in the consolidated statements of operations:

As at June 30, 2007, there was $1,125,273 of unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized as follows: Fiscal 2007 - $436,606; Fiscal 2008 - $649,569; Fiscal 2009 - $39,098.

At June 30, 2007, there was $632,375 unrecognized compensation cost related to unvested direct stock awards recorded as prepaid consulting fees in the Company’s consolidated balance sheet. The cost is expected to be recognized in the statement of operations as follows: Fiscal 2007-$265,050; Fiscal 2008 - $367,325.

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

In the normal course of business the Company enters into contractual obligations with Colombian titleholders to acquire mineral and exploration rights. Upon signing, typically 25% of the negotiated purchase price is due and payable with an additional 25% due when all required documentation has been submitted to the local mining department and the final 50% due when the mining claim has been registered in the Company’s name. Included in accounts payable and accrued liabilities at June 30, 2007 is $5,126,938 (December 31, 2006 - $5,609,538) in amounts owing pursuant to these agreements.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 7 - INCOME TAXES

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements. Since the Company has no source of operating revenue, it cannot be assured that it is more likely than not that such benefit will be realized in future years. The components of the net deferred tax asset, net deferred tax liability, differences between the statutory rate and the effective rate, and the valuation allowance are as follows:

a) Components of income tax provision:

The components of the Company’s provision for (recovery of) income taxes consists of the following:

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
Domestic	$-	$-
Foreign	(537,900)	(962,610)
	$(537,900)	$(962,610)

For the three months ended June 30, 2007 the Company’s loss before provision for income taxes was generated in the following jurisdictions: Domestic $2,065,037; Foreign $1,692,000. For the six months ended June 30, 2007 the Company’s loss before provision for income taxes was generated in the following jurisdictions: Domestic $3,296,178; Foreign $3,389,000.

b) Income tax rate reconciliation:

The effective income tax rate differs from the statutory rate that would be obtained by applying the U.S. Federal income tax rate to net income (loss) before income taxes. These differences result from the following items:

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
US federal income tax rate	34.0%	34.0%

Decrease in Income tax rate resulting
From:
Losses not recognized for tax purposes	(10.9%)	(9.5%)
Tax rate differences in foreign subsidiaries	(0.9%)	(2.8%)

Other permanent differences	(7.9%)	(7.3%)
Effective income tax rate	14.3%	14.4%

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

c) Component of deferred income tax provision:

The components of the temporary differences, which created the future income tax provision, are as follows:

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
Loss carried forward	$(559,693)	$(873,729)
Tax depreciation less than accounting depreciation	10,926	54,951
Foreign exploration costs	(537,900)	(962,610)
	$(1,086,667	$(1,781,388)

Change in valuation allowance	548,767	818,778
Deferred income tax provision	$(537,900)	$(962,610)

d) Components of deferred tax asset and liability:

The components of the temporary differences, which have created the deferred tax assets, are:

	June 30, 2007	December 31, 2006
Tax depreciation less than Depreciation	$347,088	$402,039
Losses carried Forward	1,626,052	752,323
	1,973,140	1,154,362
Valuation allowance	(1,973,140)	(1,154,362)
Deferred tax asset	$-	$-

The components of the temporary differences, which have created the deferred tax liability, are:

	June 30, 2007	December 31, 2006
Tax depreciation less than Accounting Depreciation	$-	$-
Tax basis less than accounting basis for mineral concessions	(10,688,474)	(10,688,474)
Foreign exploration costs	1,891,560	928,950
Deferred tax liability	$(8,796,914	$(9,759,524)

e) The Company has income tax losses available for carry forward of $4,780,000 which expire as follows:

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Expiry Year	Domestic	Foreign	Total
2023	$36,500	$-	$36,500
2024	23,000	-	23,000
2025	310,500	-	310,500
2026	1,840,000	-	1,840,000
2027	2,570,000	-	2,570,000
	$4,780,000	$-	$4,780,000

NOTE 8 - RELATED PARTY TRANSACTIONS

During the normal course of operations, the Company engages in transactions with certain directors, senior officers, and shareholders of the Company.

Significant related party transactions reflected within the Company’s consolidated financial statements include:

i)	The acquisition of the Company’s interest in the Caramanta and Marmato projects as described in notes 3(A) and 3(B) from Investcol, a company controlled by certain shareholders of the Company;

ii)	Management and consulting fees paid to certain directors, senior officers, and shareholders of the Company; and

iii)	Office rent paid to a Company related to a former director of the Company during the fiscal 2006 year.

iv)
The issuance and repayment of a short-term bridge-loan during the first quarter of fiscal 2007. On February 27, 2007 the Company entered into a $3,700,000 promissory note between the Company and the Company’s President, a shareholder, and a Company controlled by these individuals. The loan, collateralized by the Company’s investment in RNC, was due and payable upon closing a planned equity financing, but in no case later than April 15, 2007. Upon repayment, an $185,000 loan origination fee was payable to the note holders. The note bore interest at 10% per annum, with monthly interest payments commencing February 28, 2007. Subsequent to the private placement described in note 5(i), on March 26, 2007 a total of $3,930,911 (representing the principal amount of the promissory note of $3,700,000, the loan origination fee of $185,000, and accrued interest of $45,911) was paid to the loan of the holders in full satisfaction of all amounts owing.

v)
The issuance of a second short-term bridge loan during the second quarter of fiscal 2007. On June 6, 2007 the Company entered into a $3,500,000 promissory note between the Company and the Company’s President, a shareholder, and a Company controlled by these individuals. The loan, collaterized by the Company’s investment in RNC, is due and payable upon the closing of a planned equity financing, but in no case later than August 15, 2007. Upon repayment, a $52,500 fee is payable to the note holders. The note bears interest at 10% per annum, with monthly interest payments commencing June 30, 2007. At June 30, 2007 the entire $3,500,000 principal obligation is outstanding. Included in accounts payable and accrued liabilities at June 30, 2007 is $92,000 in accrued interest and loan origination fees owing pursuant to the terms of the bridge loan.

During the three months ended June 30, 2007 the Company:

a)
Paid $5,000 for board and committee meeting fees to non-management directors of the Company (six months ended June 30, 2007:$5,000) and issued 60,000 common shares to directors in connection with the Company’s annual remuneration of its directors.

b)	Paid $112,739 for management and consulting fees to senior officers of the Company (six months ended June 30, 2007: $212,325).

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

c)	Paid $96,865 for management and consulting fees to shareholders of the Company (six months ended June 30, 2007: $211,479).

d)	Paid $92,000 for interest and administration fees on a bridge loan from shareholders of the Company (six months ended June 30, 2007: $322,911).

During the three months ended June 30, 2006 the Company:

a)	paid $185,350 for management and consulting fees to directors, senior officers of the Company (six months ended June 30, 2006: $270,750).

b)	paid $4,978 for office rent to a company related to a director of the Company (six months ended June 30,2006: $10,256).

c)	Paid $22,500 for administration and exploration activities to a shareholder of the Company (six months ended June 30, 2006: $22,500).

Included in prepaid expenses at June 30, 2007 is $10,000 related to a senior officer of the Company (December 31, 2006: $30,000). Included in accounts payable and accrued liabilities at June 30, 2007 is $21,000 (December 31, 2006: $49,213) owing to companies controlled by shareholders of the Company.

NOTE 9 - NON-CASH ACTIVITIES

The Company has issued common shares as consideration for the acquisition of certain mineral rights as disclosed in Notes 3 and 5.

NOTE 10 - SEGMENTED INFORMATION

The Company has determined that it operates in a single reportable segment, being the acquisition of, exploration for, and development of mineral properties.

NOTE 11 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The FASB has issued FIN 48, which prescribes rules for the financial statements accounting for uncertainty in income tax positions.

FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. For a tax benefit to be recognized it must be more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes will be the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The adoption of FIN 48 did not have a material impact on the Company’s financial position, results of the operations, or cash flows for the three and six months ended June 30, 2007.

NOTE 12 - SUBSEQUENT EVENTS

i)	Subsequent to June 30, 2007 the Board of Directors authorized the issuance of 150,000 options to purchase the Company’s common stock to certain consultants in exchange for services rendered.

ii)
On August 14, 2007, the Company completed a private equity offering of 8,483,000 Units at $1.40 CDN per Unit to a total of 24 investors. Each Unit consists of one share of common stock and one-half warrant (“the Warrant”), for a total of 8,483,000 common shares and 4,241,500 warrants issued. The total gross proceeds raised was $11,876,200 CDN. Each Warrant is exercisable for one common share at an exercise price of $1.85 CDN and the Warrants are exercisable for 12 months following the closing of the offering. The Warrant also requires the holder, upon notice from the Company, to exercise in the event that during any fifteen consecutive trading days, the common stock of the Company closes at or above $2.25 CDN on a recognized North American stock exchange.

COLOMBIA GOLDFIELDS LTD.
(An Exploration Stage Company)
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

In connection with this private equity offering, the Company paid as a commission $712,572 CDN and issued additional warrants to its placing agents (the “Agent’s Warrants”) to purchase 508,980 shares of the Company’s common stock with each Agent’s Warrant exercisable for a price of $1.40 CDN per share. The Agent’s Warrants are exercisable at any time for 36 months following the closing of the offering. Pursuant to the terms of the private placement, the Company is obligated to file a Registration Statement with the Securities and Exchange Commission (SEC) to register the common shares and common shares underlying the Warrants. If the SEC has not issued a Notice of Effectiveness regarding the Registration Statement within seven months of the closing date, the Company is obligated to pay the subscribers to the offering a cash penalty of 1.5% per month for each month of delay, or portion thereof.

The Company repaid the short-term bridge loan described in note 8v) with a portion of the proceeds from this offering.

iii)
On August 24, 2007 the Company and Investcol executed a Third Amendment to the Stock Purchase Agreement (the “Third Amendment”) in order to revise the consideration required to exercise the Company’s option to acquire the remaining 10% of the issued and outstanding stock of RNC to a cash payment of $300,000 and the issuance of 3,000,000 shares of the Company’s common stock. In connection with the execution of the Third Amendment, the Company exercised its option to acquire the final 10% interest in RNC. As consideration for the acquisition of the final 10% interest in RNC, the Company paid Investcol $300,000 and issued to Investcol 3,000,000 common shares.

NOTE 13 - RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation.

Experts

Vellmer & Chang, independent chartered accountants, has audited our financial statements for the included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Vellmer & Chang has presented their report with respect to our audited financial statements for the year ended December 31, 2005. The report of Vellmer & Chang is included in reliance upon their authority as experts in accounting and auditing.

PricewaterhouseCoopers LLP, independent chartered accountants, has audited our financial statements for the fiscal year ended December 31, 2006 included in this prospectus and registration statement. The report of PricewaterhouseCoopers LLP is included in reliance upon their authority as experts in accounting and auditing.

Mr. William J. Lewis, a consulting geologist, has provided us with a technical report on the Marmato and Caramanta projects in the Departments of Caldas and Antioquia in the Republic of Colombia. We employed him on a flat rate consulting fee.

Legal Matters

The validity of the issuance of the shares of the common stock to be sold in this offering will be passed upon for us by Shearman & Sterling LLP, Toronto, Ontario.

Changes In and Disagreements with Accountants

No events occurred requiring disclosure under Item 304(b) of Regulation S-B.

On August 10, 2006, Vellmer & Chang (the “Former Accountant”) was dismissed as our accountant. We have engaged PricewaterhouseCoopers LLP as our principal accountants effective August 10, 2006. The decision to change accountants was approved by our Board of Directors. We did not consult with PricewaterhouseCoopers LLP on any matters prior to retaining the firm as our principal accountants.

The Former Accountant's audit reports on the financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that the audit reports on the financial statements of us for the fiscal years ended December 31, 2005 and December 31, 2004 contained an uncertainty about our ability to continue as a going concern.

During the years ended December 31, 2005 and December 31, 2004, and through the interim period ended August 10, 2006, there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in their reports on the financial statements for such periods.

During the years ended December 31, 2005 and December 31, 2004, and through the interim period ended August 10, 2006, the Former Accountant did not advise us with respect to any of the matters described in paragraphs (a)(1)(iv)(A) and (B) of Item 304 of Regulation S-B.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our Articles of Incorporation provide for indemnification of our directors, officers and employees as follows:

A director of our Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to further reduce or to authorize, with the approval of our stockholder, further reductions in the liability of our directors for breach of fiduciary duty, then a director of our Company shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, voting of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provision in our Articles of Incorporation or Bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$556.59
Printing and Engraving Fees	500
Transfer Agent Fees	1,000
Accounting fees and expenses	25,000
Legal fees and expenses	20,000
Total	$47,056.59

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On September 14, 2007, we issued 3,000,000 shares of our common stock to Investcol Limited as consideration for the exercise of our option to acquire an additional ten percent (10%) of the issued and outstanding stock of RNC (Colombia) Limited (“RNC”), resulting in our owning 100% of RNC. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On August 14, 2007, we completed a private equity offering of 8,483,000 Units at Cdn$1.40 per Unit to a total of 24 investors. Each Unit consists of one share of common stock and one-half warrant (“the Warrant”) to purchase one share of our common stock, exercisable for twelve months from the closing of the offering. The exercise price of the warrant is Cdn$1.85. The Warrant requires the holder, upon notice from the Company, to exercise in the event that during any fifteen consecutive trading days, the common stock of the Company closes at or above Cdn$2.25 on a recognized North American stock exchange. We completed this offering pursuant to Regulation S of the Securities Act. Each investor represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. We issued 508,980 warrants to our agents in connection with this transaction, each Agent’s Warrant exercisable for one common stock at an exercise price of Cdn$1.40 for a period of 36 months.

On August 7, 2007 we issued 150,000 options to purchase our common stock to certain consultants in exchange for services rendered.

On June 6, 2007, we issued 60,000 shares of our common stock to outside members of our board of directors in consideration for services rendered as a member of the board. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising. The stock certificates issued had the appropriate legends affixed to the restricted stock.

On May 3, 2007, we issued 50,000 shares of our common stock in exchange for the exercise of stock options previously issued to a consultant. We received gross proceeds of $37,500 upon the exercise of these warrants. These securities were issued pursuant to Section 4(2) of the Securities Act of 1933. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On March 22, 2007, we issued a total of 650,000 shares of restricted common stock to two consultants for services rendered. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation of advertising. We issued the stock certificate and affixed the appropriate legends to the restricted stock.

On March 21, 2007, we completed a private equity offering of 9,020,000 shares of our common stock, par value $0.00001, at $1.00 per share. The gross proceeds we received from this offering were $ 9,020,000.  In connection with this private equity offering, we paid a commission of $541,200 and issued warrants to purchase 541,200 shares of our common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at an exercise price of $1.00 per share.

We completed this offering pursuant to Regulation S of the Securities Act.  Each investor represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.

On March 16, 2007, we granted to two members of our board of directors options to purchase a total of 200,000 shares of our common stock at the exercise price of $1.15 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On March 14, 2007, we granted newly appointed directors options to purchase a total of 1,200,000 shares of our common stock at the exercise price of $1.18 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On March 6, 2007, we granted to four consultants options to purchase a total of 240,000 shares of our common stock at the exercise price of $1.11 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On December 14, 2006, we issued 4,000,000 shares of our common stock to Investcol Limited as the consideration for the exercise of our option to acquire an additional fifteen percent (15%) of the issued and outstanding stock of RNC, resulting in us owning 90% of RNC. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On November 27, 2006, we granted to two consultants, in connection with services to be rendered, options to purchase 450,000 shares of our common stock at the exercise price of $1.15 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

We received proceeds of $1,735,500 in connection with the exercise of warrants previously issued in a private equity offering that was completed on October 14, 2005. On October 25, 2006, we issued a total of 3,471,000 shares of common stock in connection with the exercise of these warrants. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On September 25, 2006, we issued 1,150,000 shares of our common stock to Charles Major as part of the consideration paid to acquire certain properties located in the Caramanta Municipality in western Colombia. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On September 22, 2006, we granted to a consultant, in connection with services to be rendered, options to purchase 100,000 shares of our common stock at the exercise price of $1.20 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On August 22, 2006, we issued 4,200,000 shares of our common stock to Investcol Limited as part of the consideration upon exercise of our option to acquire and additional twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation (“RNC”) and subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On July 31, 2006, we granted to a member of the board of directors options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. Also on this date, we granted to two consultants each options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share in connection with services to be rendered These options also vest completely over two years and are exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On April 28, 2006, we issued 2,000,000 shares of our common stock to Investcol Limited as part of the consideration upon exercise of our option to acquire an additional twenty-five percent (25%) of the issued and outstanding stock of RNC and wholly owed subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On April 26, 2006, we completed a private equity offering of 6,500,666 Units at $1.50 per Unit to a total of 26 investors.  Each Unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “ Warrant”) to purchase one (1) share of common stock, exercisable for twenty-four (24) months from the closing of the offering.  As a result, we issued a total of 6,500,666 shares of common stock and warrants to purchase 6,500,666 shares of our common stock in connection with this private equity offering. The exercise price for the Warrant is priced at $2.50.  The gross proceeds we received from sale of Units in this exempt offering were $9,751,000.

In connection with this private equity offering, we paid as a commission $585,060 and issued warrants to purchase 390,040 shares of our common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share.

We completed this offering pursuant to Regulation S of the Securities Act.  Each investor represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.

In connection with this private equity offering, we have agreed to commence the filing of a registration statement to register the common stock in each Unit and the underlying common stock for each warrant. In the event that the registration statement is not effective within seven (7) months from the closing date of this offering, we will incur a cash penalty of 2.5% on each investor’s investment per month for each month until the registration statement is declared effective by the Securities and Exchange Commission.

On April 10, 2006, we issued 1,000,000 shares of our common stock to Investcol Limited as part of the consideration paid for transferring us certain mining contracts and options to acquire the exclusive rights to engage in mining activities. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On March 24, 2006, we granted to a consultant, in connection with services to be rendered, options to purchase 100,000 shares of our common stock at the exercise price of $1.90 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On March 17, 2006, we granted to a member of the board of directors options to purchase 500,000 shares of our common stock at the exercise price of $1.65 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On February 14, 2006, we issued 1,000,000 shares of our common stock to Investcol Limited a part of the consideration for our acquisition of twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and wholly owed subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On January 10, 2006, we completed a private equity offering of 3,126,083 shares of common stock at $0.60 per share to a total of twenty (20) investors.  The total amount we received from this offering was $1,875,650.

We completed the offering pursuant to Regulation S of the Securities Act.  Each purchaser represented to us that he was a non-US person as defined in Regulation S.  We did not engage in a distribution of this offering in the United States.  Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

On January 6, 2006, we granted to our officers and directors options to purchase a total of 1,750,000 shares of our common stock at the exercise price of $0.75 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On October 14, 2005, we completed an offering of 4,221,000 Units at $0.25 per Unit to a total of twenty-three (23) investors.  Each Unit consisted of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the “Warrant”) to purchase one (1) share of common stock, exercisable for twelve (12) months from the closing of the offering.  The exercise price for the Warrant is priced at $0.50.  The total amount we received from the sale of Units in this exempt offering was $1,055,250. In connection with this private equity offering, we issued 368,100 shares of common stock as a commission.

We completed the offering pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

On September 22, 2005, we issued 1,000,000 shares of our common stock to Investcol Limited as part of the consideration paid for assigning us certain mining and mineral rights. These shares were issued pursuant to Section 4(2) of the Securities Act. We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

Item 27. Exhibits

Exhibit Number	Description

2.1	RNC Stock Purchase Agreement (1)

3.1	Articles of Incorporation, as amended (2)

3.2	By-Laws, as amended (2)

5.1*	Opinion of Shearman & Sterling LLP

10.1	Consulting Agreement with Stewart Redwood (3)

10.2	Assignment Agreement with Investcol Limited (4)

10.3	Agreement with Investcol Limited (4)

10.4
Assignment Agreement with Investcol Limited regarding Concessions 6993, 7039, 6821, and 6770 and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (5)

10.5
Amendment to Agreement with Investcol Limited regarding Concessions 6993, 7039, 6821, and 6770 and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (5)

10.6	Contract for Purchase of Concessions 6993, 7039, 6821, and 6770 and options to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (5)

10.7	Consulting Services Agreement with J. Randall Martin (6)

10.8	Master Agreement for Acquisition of properties in Caramanta (7)

10.9	Second Amendment to Stock Purchase Agreement (8)

21.1	Subsidiaries of Small Business Issuer (4)

23.1*	Consent of Vellmer & Chang, Chartered Accountants

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of William J. Lewis

23.4	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

*	Filed herewith

(1)	Incorporated by reference to Current Report on Form 8-K filed on February 26, 2006

(2)	Incorporated by reference to Registration Statement on Form SB-2 filed on July 28, 2006

(3)	Incorporated by reference to Annual Report on Form 10-KSB filed on March 30, 2007

(4)	Incorporated by reference to Current Report on Form 8-K filed on September 28, 2005

(5)	Incorporated by reference to Annual Report on Form 10-KSB filed on April 17, 2006

(6)	Incorporated by reference to Current Report on Form 8-K filed on August 4, 2006

(7)	Incorporated by reference to Current Report on Form 8-K filed on September 29, 2006

(8)	Incorporated by reference to Current Report on Form 8-K filed on December 15, 2006

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

a.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.
to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;

c.
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Ontario, Canada, on September 19, 2007.

Colombia Goldfields Ltd.

By:	/s/ J. Randall Martin	By:	/s/ James Kopperson
	J. Randall Martin Chief Executive Officer		James Kopperson Chief Financial Officer Principal Accouting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ J. Randall Martin	By:	/s/ David Bikerman
	J. Randall Martin Director September 19, 2007		David Bikerman Director September 19, 2007

By:	/s/ Thomas Ernst McGrail	By:	/s/ Terry Lyons
	Thomas Ernst McGrail Director September 19, 2007		Terry Lyons Director September 19, 2007

By:	/s/ James Verraster	By:	/s/ Edward Flood
	James Verraster Director September 19, 2007		Edward Flood Director September 19, 2007

By:	/s/ Jonathan Berg
Jonathan Berg Director September 19, 2007